 As filed with the Securities and Exchange Commission on June 10, 2008

                                                                                                               Registration Statement No. 333 -

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EXCEL MARITIME CARRIERS LTD.
(Exact name of registrant as specified in its charter)
Liberia (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)

17th km National Road Athens Lamia & Finikos Street, 145-64 Nea Kifisia, Athens, Greece (011)(30) (210) 620-9520 (Address and telephone number of Registrant’s principal executive offices)	Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200 (Name, address and telephone number of agent for service)

Copies to:

Excel Maritime Carriers Ltd. Attn: Eleftherios Papatrifon 17th km National Road Athens Lamia & Finikos Street, 145-64 Nea Kifisia Athens, Greece (011)(30) (210) 620-9520	Gary J. Wolfe, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200 (phone) (212) 480-8421 (facsimile)

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective as determined by market conditions and other factors.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
1.875% Convertible Senior Notes due 2027	$150,000,000 (1)	100% (1)	$5,895
Class A Common Shares, par value $0.01 per share	(2)	(2)	(3)
Class A Common Shares, par value $0.01 per share	(4)	(4)	(3)
Total	$150,000,000	$150,000,000	$5,895

(1)	Estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(o) under the Securities Act.

(2)
There are being registered hereunder an indeterminate number of Class A common shares, par value $0.01 per share, issuable upon conversion of the notes.  The notes are convertible into cash, shares, or a combination thereof, as described herein.  Initially, approximately 1,642,936 shares of Class A common shares would be issuable upon conversion of the notes based on the initial conversion price of $91.30.  Pursuant to Rule 416 under the Securities Act, the Class A common shares being registered hereby also include an indeterminate number of additional shares resulting from stock splits, dividends or similar transactions that may be initiated to prevent dilution.

(3)
Pursuant to Rule 457(i) under the Securities Act, there is no additional filing fee with respect to the common stock issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

(4)
There are being registered hereunder an indeterminate number of Class A common shares, par value $0.01 per share, in connection with the resale by the selling securityholders resulting from the conversion of the notes as described in note (2) above.  The Class A common shares registered hereby also include an indeterminate number of additional shares resulting from stock splits, dividends or similar transactions that may be initiated to prevent dilution.

Subject to completion dated June 10, 2008

$150,000,000 1.875% Convertible Senior Notes Due 2027
and
Class A Common Shares Issuable Upon Conversion of the Notes

Excel Maritime Carriers Ltd.

Through this prospectus, the selling securityholders are offering:

1.	$150,000,000 of our 1.875% Convertible Senior Notes due 2027 and convertible into shares of our Class A common shares, par value $ 0.01 per share; and

2.	such number of shares of our Class A common stock as may be issuable upon exercise of the conversion privilege.

We have issued $150,000,000 aggregate principal amount of our 1.875% Convertible Senior Notes due 2027, which we will refer to as the “notes,” in a private placement in October 2007.  The selling securityholders will use this prospectus to resell their notes and the shares of our Class A common stock issuable upon conversion of the notes.  We will not receive any proceeds from the selling securityholders’ sale of the notes or the shares of our Class A common stock issuable upon conversion.

The notes bear interest at a rate of 1.875%, payable semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2008, to holders of record at the close of business on the preceding April 1 and October 1, respectively.

The notes are convertible into shares of our Class A common stock as described in more detail below.  The notes are our senior unsecured obligations, rank equal in right of payment to all of our other senior unsecured debt, and rank senior to all of our future subordinated debt.  The notes are effectively subordinated to all present and future secured and unsecured debt and other obligations of our subsidiaries.  The notes are not guaranteed by any of our subsidiaries, as of the date of the original issuance.  Holders may convert their notes into shares of our Class A common stock at any time prior to the close of business on April 15, 2014 if any of the following conditions are satisfied:  (1) during any calendar quarter commencing after the date of original issuance of the notes, if the closing sale price of our Class A common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 125% of the conversion price of the notes in effect on that last trading day; (2) during the ten consecutive trading-day period following any five consecutive trading-day period in which the trading price for the notes for each such trading day was less than 98% of the closing sale price of our Class A common stock on such date multiplied by the then current applicable conversion rate; (3) if the notes have been called by us for redemption; or (4) if we make certain significant distributions to holders of our Class A common stock, or we enter into specific corporate transactions.  After April 15, 2014, holders may surrender their notes for conversion at any time prior to the close of business on the business day immediately preceding the maturity date regardless of whether any of the foregoing conditions have been satisfied.

The base conversion price is approximately $91.30 per share of our Class A common stock, equal to a base conversion rate of 10.9529 shares of our Class A common stock, subject to adjustment.  If the applicable stock price (as defined in this prospectus) is greater than the base conversion price, then the applicable conversion rate will be increased pursuant to the formula described in this prospectus.  Upon conversion of the notes, holders will receive, at our election, cash, shares of our Class A common stock, or a combination of cash and shares of our Class A common stock.  However, we may at any time irrevocably elect for the remaining term of the notes to satisfy our conversion obligation in cash up to 100% of the principal amount of the notes converted, with any remaining amount to be satisfied at our election in cash, shares of our Class A common stock, or a combination of cash and shares of our Class A common stock. We have elected to satisfy our conversion obligation with respect to the remaining term of the notes exclusively in cash for 100% of the principal amount of the notes converted, and we elected also to satisfy exclusively in cash any remaining amount with respect to such converted notes.

In addition, following certain corporate transactions that also constitute a fundamental change (as defined in this prospectus), we will increase the applicable conversion rate for a holder who elects to convert its notes in connection with such corporate transactions in certain circumstances.

On or after October 22, 2014, we may redeem for cash all or a portion of the notes at a redemption price of 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest (including additional interest, if any) to, but not including, the redemption date.

Subject to certain conditions described in this prospectus, holders may require us to purchase all or a portion of their notes on each of October 15, 2014, October 15, 2017 and October 15, 2022.  In addition, if we experience specified types of corporate transactions, holders may require us to purchase all or a portion of their notes.  Any repurchase of the notes pursuant to these provisions will be for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest (including additional interest, if any) to, but not including such purchase date.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “EXM.”  On June 6, 2008, the last reported sale price of our Class A common stock was $48.99 per share.  Class B shareholders together own 100% of the shares of our issued and outstanding Class B common stock, representing approximately 76% % of the voting power of our outstanding capital stock.

Investing in the notes and the underlying shares of our Class A common stock involves significant risks.  See the section titled “Risk Factors” beginning on page 14 of this prospectus.  You should read this prospectus and any accompanying prospectus supplement carefully before you make your investment decision.

_________________

The notes are not and will not be listed on any national securities exchange or quoted on any automated quotation system.

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers as set forth in the prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 10, 2008

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	i
PROSPECTUS SUMMARY	1
RISK FACTORS	14
FORWARD LOOKING STATEMENTS	35
RATIO OF EARNINGS TO FIXED CHARGES	36
PER SHARE MARKET PRICE INFORMATION	37
USE OF PROCEEDS	38
CAPITALIZATION	39
ENFORCEMENT OF CIVIL LIABILITIES	40
DESCRIPTION OF THE NOTES	41
TAXATION	65
DESCRIPTION OF CAPITAL STOCK	72
SELLING SECURITYHOLDERS	75
PLAN OF DISTRIBUTION	76
EXPENSES	78
LEGAL MATTERS	78
EXPERTS	78
WHERE YOU CAN FIND ADDITIONAL INFORMATION	78

ABOUT THIS PROSPECTUS

In this prospectus, “we”, “us”, “our” and the “Company” all refer to Excel Maritime Carriers Ltd.

Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or Commission.  You should read carefully both this prospectus and the additional information described below.

This prospectus is part of a registration statement that we filed with the Commission utilizing a shelf registration process.  Under this shelf registration process, the selling securityholders may sell, from time to time, the notes as well as shares of our Class A common stock into which the notes are convertible, after exercise of the selling securityholders’ conversion rights  This prospectus provides you with a general description of the notes and shares of our Class A common stock.  When the selling securityholders sell the notes or shares of our Class A common stock registered under the registration statement of which this prospectus is part, we may provide a prospectus supplement that will contain specific information about the terms of the notes or shares of our Class A common stock offered, and about their offering.  A prospectus supplement may also add, supplement, update or change information in this prospectus.

In addition, this prospectus does not contain all the information provided in the registration statement that we filed with the Commission.  For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information.”

PROSPECTUS SUMMARY

This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus.  As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into the prospectus.

Our Company

We are an international provider of dry bulk seaborne transportation services, with a focus on the transport of iron ore, coal and grain, collectively referred to as “major bulks,” and steel products, fertilizers, cement, bauxite, sugar and scrap metal, collectively referred to as “minor bulks.”  Our Class A common stock trades on the New York Stock Exchange, or NYSE under the symbol “EXM.”  We recently completed an acquisition of Quintana Maritime Limited, or Quintana, formerly a NASDAQ-listed international provider of dry bulk seaborne transportation services, in which Quintana merged with one of our wholly-owned subsidiaries.

We currently operate a fleet of 47 dry bulk vessels consisting of four Capesize, 14 Kamsarmax, 21 Panamax, six Handymax, and two Supramax vessels, representing a total carrying capacity of approximately 3.7 million dwt.  We acquired 29 of our vessels in the merger with Quintana, and we own all of the 47 vessels we operate except for seven Panamax vessels that we operate under bareboat charters pursuant to sale and lease-back transactions entered into by Quintana in July 2007.  Currently, the average age of our vessels is approximately 8.5 years.

In addition, we have acquired Quintana’s interests in seven joint venture vessel-owning companies that were each formed in 2007 to purchase a newbuilding Capesize drybulk vessel.  We own a 50% interest in six of these joint venture companies and a 42.8% interest in the other.  The seven new vessels are expected to be delivered to the joint ventures during 2010 and will have a total carrying capacity of approximately 1.3 million dwt.  We expect to manage these vessels on behalf of the joint ventures and to receive management fees from the joint ventures.  For four of these vessels, no refund guarantee has yet been received. Until such time as a refund guarantee is received, no installments will be paid for these vessels and as a result, these vessels may be delivered late or may never be delivered at all. We have also assumed Quintana’s contract to purchase a Capesize vessel with expected delivery in the fourth quarter of 2008.

The technical management of our fleet is conducted by our wholly-owned subsidiary Maryville Maritime Inc. (“Maryville”).

Our Fleet

The following is a list of the 47 vessels in our current fleet as of June 1, 2008, all of which are dry bulk carriers:

Vessel Name	DWT	Year Built	Type
Iron Miner	177,000	2007	Capesize
Lowlands Beilun	170,162	1999	Capesize
Iron Beauty	165,500	2001	Capesize
Kirmar	165,500	2001	Capesize
Iron Bradyn	82,769	2005	Kamsarmax
Coal Gypsy	82,300	2006	Kamsarmax
Coal Hunter	82,300	2006	Kamsarmax
Iron Brooke	82,300	2007	Kamsarmax
Iron Lindrew	82,300	2007	Kamsarmax
Iron Manolis	82,300	2007	Kamsarmax
Pascha	82,300	2006	Kamsarmax
Santa Barbara	82,266	2006	Kamsarmax
Iron Fuzeyya	82,229	2006	Kamsarmax

Ore Hansa	82,229	2006	Kamsarmax
Iron Kalypso	82,204	2006	Kamsarmax
Iron Anne	82,000	2006	Kamsarmax
Iron Bill	82,000	2006	Kamsarmax
Iron Vassilis	82,000	2006	Kamsarmax
Grain Express	76,466	2004	Panamax
Iron Knight	76,429	2004	Panamax
Grain Harvester	76,417	2004	Panamax
Isminaki	74,577	1998	Panamax
Angela Star	73,798	1998	Panamax
Elinakos	73,751	1997	Panamax
Coal Glory (1)	73,670	1995	Panamax
Fearless I (1)	73,427	1997	Panamax
Barbara (1)	73,390	1997	Panamax
Linda Leah (1)	73,390	1997	Panamax
King Coal (1)	72,873	1997	Panamax
Coal Age (1)	72,861	1997	Panamax
Iron Man (1)	72,861	1997	Panamax
Rodon	73,670	1993	Panamax
Coal Pride	72,600	1999	Panamax
Happy Day	71,694	1997	Panamax
Birthday	71,504	1993	Panamax
Renuar	70,128	1993	Panamax
Powerful	70,083	1994	Panamax
Fortezza	69,634	1993	Panamax
First Endeavour	69,111	1994	Panamax
July M	55,567	2005	Supramax
Mairouli	53,206	2005	Supramax
Emerald	45,588	1998	Handymax
Marybelle	42,552	1987	Handymax
Attractive	41,524	1985	Handymax
Lady	41,090	1985	Handymax
Princess I	38,858	1994	Handymax
Swift	37,687	1984	Handymax

TOTAL DWT	3,718,065

(1) Indicates a vessel sold to a third party in July 2007 and subsequently leased back to the Company under a bareboat charter.

Our Business Strategy

We intend to increase our profitability and strengthen our core business through the following principal strategies:

Fleet Expansion and Reduction in Average Age. We intend to continue to grow and, over time, reduce the average age of our fleet. Most significantly, our recent merger with Quintana has allowed us to add 29 young and well maintained dry bulk carriers to our fleet. Our acquisition candidates generally are chosen based on economic and technical criteria.  We also expect to explore opportunities to sell some of our older vessels at attractive prices.

Balanced Fleet Deployment Strategy. Our fleet deployment strategy seeks to maximize charter revenue throughout industry cycles while maintaining cash flow stability. We intend to achieve this through a balanced portfolio of spot and period time charters.  As of June 1, 2008, 11 vessels in our fleet are on spot or short duration charters and 36 are on period time charters.  Upon completion of their current charters, our recently acquired vessels may or may not be employed on spot / short-duration time charters, depending on the market conditions at the time.  We currently expect that the combined fleet charter coverage, following the acquisition of Quintana’s fleet, is expected to be approximately 75% for the second half of 2008 with projected net revenues under these time charters for the second-half of 2008 being approximately $188 million.

Capitalizing on our Established Reputation. We believe that we have established a reputation in the international shipping community for maintaining high standards of performance, reliability and safety. We further believe that our acquisition of Quintana will only enhance our reputation for maintaining such high standards. In addition, Maryville carries the distinction of being one of the first Greece-based ship management companies to have been certified ISO 14001 compliant by Bureau Veritas.

Expansion of Operations and Client Base. We aim to become one of the world's premier full service dry bulk shipping companies. The acquisition of Quintana was an important step towards achieving this goal. Following the merger, we now operate a fleet of 47 vessels with a total carrying capacity of 3.7 million dwt and a current average age of approximately 8.5 years, which makes us one of the largest dry bulk shipping companies in the industry and gives us the largest dry bulk fleet by dwt operated by any U.S.-listed company. We also anticipate considerable synergy benefits from the merger.

Competitive Strengths

We believe that we possess a number of competitive strengths in our industry:

Experienced Management Team. Our management team has significant experience in operating dry bulk carriers and expertise in all aspects of commercial, technical, operational and financial areas of our business, promoting a focused marketing effort, tight quality and cost controls, and effective operations and safety monitoring.  We have added to our ranks several experienced members of the previous Quintana management team, including our new president and Chief Executive Officer, Mr. Stamatis Molaris.

Strong Customer Relationships. We have strong relationships with our customers and charterers that we believe are the result of the quality of our fleet and our reputation for quality vessel operations.  Through our wholly-owned management subsidiary, Maryville, we have many long-established customer relationships, and our management believes it is well regarded within the international shipping community.  During the past 16 years, vessels managed by Maryville have been repeatedly chartered by subsidiaries of major dry bulk operators, including Oldendorff Carriers GMBH & Co. KG and Rizzo Bottiglieri De Carlini Armatori Spa. In 2007, we derived approximately 44% of our gross revenues from five charterers (out of which 11.5% was derived from a single charterer, Armada (Singapore) Pte Ltd.).  However, we expect that our customer base will broaden significantly following the merger.  In addition, we anticipate opportunities to establish or strengthen relationships with Quintana's existing customers, such as EDF Trading, BHP Billiton, Bunge and Cargill.

Cost Efficient Operations. We have historically operated our fleet on a high quality, cost effective basis by carefully selecting quality second hand vessels, competitively commissioning and actively supervising cost efficient shipyards to perform repair, reconditioning and systems upgrading work, together with a proactive preventive maintenance program both ashore and at sea, and employing professional, well-trained masters, officers and crews.  We believe that this combination has allowed us to minimize off-hire periods, effectively manage insurance costs and control overall operating expenses.  We expect to achieve further cost efficiencies following our merger with Quintana, including improved purchasing and placing power, enhanced fleet utilization (e.g., fewer dry docking days) and lower general and administrative expenses through the elimination of redundancies, which are expected to yield annual savings of between $15 million and $20 million.

Corporate Structure

Excel Maritime Carriers Ltd. is a holding company, incorporated under the laws of The Republic of Liberia on November 2, 1988.  We own our vessel-owning subsidiaries through Point Holdings Ltd., a wholly-owned subsidiary incorporated in Liberia and Bird Acquisition Corp., a wholly-owned subsidiary incorporated in the Marshall Islands. We own each of our vessels through separate wholly-owned subsidiaries. In addition, we own approximately 18.9% of the outstanding common stock of Oceanaut Inc., a corporation in the development stage, organized in May 2006 under the laws of the Republic of the Marshall Islands. Oceanaut is a blank check company formed to acquire vessels or one or more operating businesses in the shipping industry.  On April 15, 2008, we completed our merger with Quintana, which is described below in “—Recent Developments.”

We maintain our principal executive offices at 17th km National Road Athens, Lamia & Finikos Street, 145-64 Nea Kifisia, Athens, Greece. Our telephone number at that address is (011)(30) (210) 620-9520. In addition, our registered office is located at 14 Par-la-Villa Road, Hamilton HM, JX Bermuda. Our website is www.excelmaritime.com. As of September 15, 2005, our Class A common shares have been listed on the NYSE under the symbol “EXM.” Previously, our shares were listed on the American Stock Exchange under the symbol “EXM.”

The Securities We Are Registering

           We are using this prospectus to register:

•	$150,000,000 of our 1.875% Convertible Senior Notes due 2027, and convertible into shares of our Class A common stock, par value $ 0.01 per share; and

•	such number of shares of our Class A common stock as may be issuable upon exercise of the conversion privilege.

We have exercised our right to satisfy our conversion obligation with respect to the remaining term of the notes exclusively in cash for 100% of the principal amount of the notes converted, and we elected also to satisfy exclusively in cash any remaining amount with respect to such converted notes.

The Offering

The summary below describes the principal terms of the notes we have issued.  Certain of the terms and conditions described below are subject to important limitations and exceptions.  The “Description of the Notes” section of this prospectus contains a more detailed description of the terms of the notes.

Issuer	Excel Maritime Carriers Ltd., a company incorporated under the laws of The Republic of Liberia.
Notes Offered	$150,000,000 principal amount of our 1.875% Convertible Senior Notes due 2027.
Maturity	October 15, 2027, unless earlier redeemed, repurchased or converted.
R Ranking
The notes are our senior unsecured obligations, rank equal in right of payment to all of our other senior unsecured debt and rank senior to all of our future subordinated debt.  The notes are structurally subordinated to all present and future secured and unsecured debt and other obligations of our subsidiaries.  The notes are not guaranteed by any of our subsidiaries, as of the date of the original issuance.

The terms of the indenture under which the notes were issued do not limit our ability to incur additional indebtedness, senior or otherwise.

In Interest
1.875% per annum.  Interest on the notes began accruing on October 15, 2007. Interest (including additional interest, if any) is payable semiannually in arrears on April 15 and October 15 of each year, beginning April 15, 2008.

C Conversion Rights
Holders may convert their notes at any time prior to the close of business on April 15, 2014, in multiples of $1,000 principal amount, at the option of the holder under any of the following circumstances:

        • during any calendar quarter commencing after the date of original issuance of the notes, if the closing sale price of our Class A common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 125% of the conversion price of the notes in effect on that last trading day;

        • during the ten consecutive trading-day period following any five consecutive trading-day period in which the trading price for the notes for each such trading day was less than 98% of the closing sale price of our Class A common stock on such date multiplied by the then current conversion rate;

        • if the notes have been called for redemption;

        • if we make certain significant distributions to holders of our Class A common stock; or

        • upon the occurrence of specified corporate transactions described under “Description of the Notes — Conversion Rights — Conversion Upon Specified Corporate Transactions.”

Holders may also convert their notes at their option at any time beginning on April 15, 2014, and ending at the close of business on the business day immediately preceding October 15, 2027 regardless of whether any of the foregoing circumstances has occurred.

Conversion Rate	The applicable conversion rate is determined as follows:

●
if the applicable stock price is less than or equal to the base    conversion  price, then  the  applicable  conversion  rate is a    number of shares of our Class A common stock equal to the    base  conversion rate.

●	if the applicable stock price is greater than the base conversion price, then the applicable conversion rate is determined in accordance with the following formula:

Base Conversion Rate + (Applicable Stock Price—Base Conversion Price) × Incremental Share Factor Applicable Stock Price
The “base conversion rate” is equal to $1,000 divided by the then applicable conversion price at the time of determination (initially approximately 10.9529 shares of our Class A Common Stock).

The “base conversion price” is a dollar amount (initially $91.30) per share of our Class A common stock, subject to adjustment as described under “Description of the Notes — Conversion Price Adjustments.”

The “incremental share factor” is 5.4765 shares of our Class A common stock, subject to the same proportional adjustment as the applicable conversion rate.  The applicable stock price means the volume weighted average price on the principal exchange or over-the-counter market on which our Class A common stock (or other security) is then listed or traded from 9:30 a.m. to 4:30 p.m. as displayed under the heading “Bloomberg VWAP” on Bloomberg EXM Equity AQR, subject to limited exceptions.  For additional information see “Description of the Notes — Conversion of Notes — Calculation of Applicable Conversion Rate.”

In addition, following certain corporate transactions that also constitute a fundamental change (as defined in this prospectus), we will increase the applicable conversion rate for a holder who elects to convert its notes in connection with such corporate transactions in certain circumstances.  See “Description of the Notes — Conversion Rights — Conversion Price Adjustments — Adjustment to Conversion Rate Upon Certain Fundamental Changes.”

Conversion Settlement
Upon conversion, we will settle our conversion obligations, at our election, in cash, shares of our Class A common stock or a combination of cash and shares of our Class A common stock, in each case calculated as described under “Description of the Notes —Conversion of Notes — Settlement upon Conversion.” We have elected to satisfy our conversion obligation with respect to the remaining term of the notes exclusively in cash for 100% of the principal amount of the notes converted, and we have elected also to satisfy exclusively in cash any remaining amount with respect to such converted notes.

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest, including additional interest, if any, upon conversion of a note, except in limited circumstances.  Instead, interest will be deemed paid by the cash issued to you upon conversion as described under “Description of the Notes—Conversion of Notes—Settlement upon Conversion,” rather than cancelled, extinguished or forfeited.

Redemption at Our Option
Prior to October 22, 2014, the notes are not redeemable.  On or after October 22, 2014, we may redeem for cash all or a portion of the notes at a redemption price of 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest (including additional interest, if any) to, but not including, the redemption date.

Additional Amounts
All payments (including the delivery of cash, shares of our Class A common stock or combination thereof, upon conversion of the notes) by us in respect of the notes will be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of Liberia, or any authority therein or thereof or any other jurisdiction in which we are, or our successor is, organized, doing business or otherwise subject to the power to tax, or through or from which payment in respect of the notes (or shares of our Class A common stock upon conversion of the notes, if any) is made, unless we are compelled by law to deduct or withhold such taxes, duties, assessments or governmental charges. In such event, we will make, subject to certain exceptions, such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders of notes after such withholding or deduction shall equal amounts which would have been receivable in respect of the notes in the absence of such withholding or deduction.  See “Description of the Notes—Additional Amounts.”

Purchase of Notes by Us at the Option of the Holder
Holders have the right to require us to purchase all or a portion of their notes for cash on October 15, 2014, 2017 and 2022, each of which we refer to as a “purchase date.”  In each case, we will pay a purchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest (including additional interest, if any) to such purchase date.

Fundamental Change
If we undergo a fundamental change, you will have the option to require us to purchase all or any portion of your notes. The fundamental change purchase price will be 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest (including additional, if any), to but excluding the fundamental change purchase date, payable in cash. We will pay cash for all notes so purchased. See “Description of the Notes — Purchase of Notes at Your Option Upon a Fundamental Change.”

Registration Rights
Under a registration rights agreement that we entered into with the initial purchaser, we are required to use commercially reasonable efforts to (i) file a shelf registration statement covering resales of the notes and the shares of our Class A common stock issuable upon conversion of the notes within 120 days and (ii) use commercially reasonable efforts to cause it to become effective under the Securities Act no later than May 7, 2008, which was 210 days after the original date of the issuance of the notes. As a result of our acquisition of Quintana, the preparation of the unaudited pro forma condensed combined financial statements necessary for the filing of this registration statement was not completed in time for us to file this registration statement prior to either of these two deadlines. Accordingly, beginning on May 8, 2008 and ending on the date we filed this registration statement, pursuant to the registration rights agreement we accrued a penalty per day at a rate of 0.5% per annum of the principal amount of the Notes for an aggregate amount of approximately $70,000. This amount will be paid on the next occurring Damages Payment Date under the indenture, October 15, 2008, to record holders of the Notes. By filing the registration statement of which this prospectus is a part, we have fulfilled our obligations under the registration rights agreement and will no longer accrue any penalty.

Book-Entry Form
The notes were issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

U.S. Federal Income Tax Considerations
See “Taxation — U.S. Federal Income Tax Considerations” for a general summary of the U.S. federal income taxation of the ownership and disposition of the notes and the Class A common stock into which the notes are convertible. Holders are urged to consult their respective tax advisers with respect to the application of the U.S. federal income tax laws to their own particular situation as well as any tax consequences of the ownership and disposition of the notes and the shares of Class A common stock into which the notes are convertible arising under the federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable treaty.

Trading	The notes are eligible for trading on the PORTAL Market. We do not intend to apply for the listing of the notes in any automated quotation system.

Trading Symbol for our Class A Common Stock	Our Class A common shares are traded on the New York Stock Exchange under the symbol “EXM.”

Additional Notes
We may, without the consent of the holders, reopen the notes and issue additional notes under the indenture with the same terms and with the same CUSIP number as the notes offered hereby in an unlimited aggregate principal amount, provided that no such additional notes may be issued unless they are fungible with the notes issued hereby for U.S. federal income tax purposes. The notes offered hereby, and any such additional notes, would be treated as a single class for all purposes under the indenture and would vote together as one class on all matters with respect to the notes.

Risk Factors
Investing in the notes involves substantial risks. In evaluating an investment in the notes, prospective investors should carefully consider, along with the other information set forth in this prospectus, the specific factors set forth under “Risk Factors” beginning on page 14 for risks involved with an investment in the notes.

Recent Developments

The Merger Agreement

On January 29, 2008, the Company announced that it had entered into an Agreement and Plan of Merger, dated as of January 29, 2008 (the “Merger Agreement”), with Quintana and Bird Acquisition Corp. (the “Merger Sub”), a direct wholly-owned subsidiary of the Company. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Quintana, with Merger Sub as the surviving corporation (the “Merger”). The Merger Agreement was amended on February 7, 2008.  On April 14, 2008, the shareholders of Quintana approved the Merger, and the Merger became effective on April 15, 2008.

In the Merger, each share of common stock of Quintana, other than (a) those shares held in the treasury of Quintana, (b) those shares owned by the Company or Merger Sub or (c) those shares with respect to which dissenters rights are properly exercised, was converted into the right to receive (i) 0.3979 of a share of the common stock of the Company and (ii) $13.00 in cash, without interest (collectively, the “Merger Consideration”). In addition, each outstanding restricted stock award subject to vesting or other lapse restrictions vested and became free of such restrictions and the holder thereof received the Merger Consideration with respect to each share of restricted stock held by such holder.

Completion of the Merger was subject to various conditions, including, among others, (i) approval of the holders of a majority in voting power of the outstanding shares of the common stock of Quintana, (ii) absence of any order, injunction or other judgment or decree prohibiting the consummation of the Merger, (iii) receipt of required governmental consents and approvals, (iv) the Company’s receipt of the debt financing and (v) subject to certain exceptions, the accuracy of the representations and warranties of the Company and Quintana, as applicable, and compliance by the Company and Quintana with their respective obligations under the Merger Agreement.  These conditions were fulfilled on the effective date of the Merger.

This description of the Merger Agreement is only a summary and is qualified in its entirety by reference to the Merger Agreement, which is attached as an exhibit to the registration statement of which this prospectus is a part.

The Credit Facility

In anticipation of the Merger, the Company entered into a Credit Facility with Nordea Bank Finland PLC, London Branch (“Nordea”), DVB Bank AG, Deutsche Bank AG Filiale Deutschlandgeschäft, General Electric Capital Corporation, HSH Nordbank AG and/or their affiliates, as lead arrangers and National Bank of Greece, Credit Suisse, Fortis Bank SA/NV and/or their affiliates, as co-arrangers (together, the “Arrangers”) to provide up to $1.4 billion in senior secured financing to the Company (the “Credit Facility”). With the proceeds of the Credit Facility, the Company (i) refinanced certain vessels currently owned by the Company and certain vessels previously owned by Quintana (the “Vessels”) and to paid the fees and expenses related thereto, (ii) financed some of the cash portion of the acquisition and (iii) the remainder of the proceeds will be used for working capital, capital expenditures and general corporate purposes. Nordea agreed to act as administrative agent and syndication agent, and the Arrangers may syndicate all or a portion of their respective commitments. The Company agreed to pay certain fees to the Arrangers and lenders under the Credit Facility.

The Credit Facility consists of a $1 billion term loan and a $400 million revolving loan (the “Loans”) with a maturity of eight years from the date of the execution and delivery of a definitive financing agreement (the “Financing Agreement”) and related documentation, which was April 14, 2008. The term loan amortizes in thirty-two quarterly installments. The Loans will be maintained as Eurodollar loans bearing interest at the London Interbank Offered Rate plus 1.25% per annum with overdue principal and interest bearing interest at a rate of 2% per annum in excess of the rate applicable to the Loans. The Credit Facility is guaranteed by certain direct and indirect subsidiaries of the Company (the “Guarantors”), and the security for the Credit Facility will include (among other assets) (i) mortgages on, and assignments of insurances and earnings with respect to, each of the vessels owned by the Company’s subsidiaries, with the exception of vessels Mairouli and July M (which are mortgaged under a separate credit facility) and (ii) a pledge of shares in certain material subsidiaries of the Company.

The credit facility is guaranteed by certain direct and indirect subsidiaries of Excel and the security for the credit facility includes, among other assets, mortgages on certain vessels currently owned by Excel and the vessels currently owned by Quintana and assignments of earnings with respect to certain vessels currently owned by Excel and the vessels currently owned and/or operated by Quintana.

The foregoing summary of the Credit Facility is solely a summary of the Financing Agreement and is qualified in its entirety by reference to the Financing Agreement, which is attached as an exhibit hereto.

Appointment of CEO and Removal of Director

           On February 15, 2008 and following the resignation of Mr. Christopher Georgakis, the Company appointed Mr. Gabriel Panayotides as acting Chief Executive Officer pending the consummation of its acquisition of Quintana Maritime Limited.  Following the completion of the acquisition of Quintana, on April 15, 2008 the Company appointed Mr. Stamatis Molaris as President and CEO of the Company. Mr. Molaris held the identical positions at Quintana prior the acquisition of Quintana by the Company.

Termination of Oceanaut’s Definitive Agreements Dated October 12, 2007

    On February 19, 2008, Oceanaut, Inc. and third party companies entered into an agreement on a mutual basis to terminate the definitive agreements pursuant to which Oceanaut would have purchased nine dry bulk carriers for an aggregate purchase price of $700.0 million and issued shares of its common stock in exchange for an aggregate investment of $82.5 million by companies associated with the third party companies. Under the terms of the Termination and Release Agreement (the “Termination and Release Agreement”), the parties agreed to release any and all claims they may have against the other, as more fully set forth in such agreement. The management of Oceanaut is currently pursuing other business opportunities.

Executive Officers Bonus

    In February and March 2008, based on proposals of the Compensation Committee and following the approval of the Company’s Board of Directors, a cash bonus of $0.9 million was granted to the Company’s executive officers and the chairman of the Board of Directors, which was accrued and is included in General and Administrative expenses in the consolidated statement of income for the year 2007. In addition, 10,996 shares were also granted to the executive officers in the form of restricted stock and 10,420 restricted shares were granted to the chairman of the Board of Directors. Half of the shares will vest on the first anniversary of the grant date and the remainder on the second anniversary of the grant date. The Chairman has the option to take the restricted stock in either Class A or Class B shares.

Declaration of Dividend

    On March 17, 2008, the Company announced a quarterly dividend of $0.20 per share, payable on April 11, 2008 to shareholders of record as of March 31, 2008. On May 19, 2008, the Company announced a quarterly dividend of $0.20 per share, payable on June 16, 2008 to shareholders of record on June 2, 2008.

Special Meeting of Shareholders

    On April 1, 2008, the Company held a Special Meeting of Shareholders, at which the Company’s shareholders approved amendments to the Company’s Articles of Incorporation as required under the Merger Agreement.

Repayment of Loans

On April 15, 2008 the following loans were repaid in full:

Lender	Original Facility	Amount repaid

HSH Nordbank	$170 million	$104 million
HSH Nordbank	$27 million	$ 8.7 million
National Bank of Greece	$9.3 million	$ 4.2 million
ABN Amro	$95 million	$58.8 million
Total		$176 million

Upon repayment of the above loans, approximately $0.7 million of deferred financing costs were written-off.

Fortis Bank Swap Agreement

    Upon completion of the acquisition of Quintana, on April 15, 2008 Excel entered into an agreement with Fortis to guarantee the fulfillment of the obligations under the master swap agreement entered into by Quintana. Under the guarantee, Excel guarantees the due payment of all amounts payable under the master agreement and fully indemnifies Fortis in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Bank as a result of or in connection with any obligation or liability guaranteed by the Guarantor being or becoming unenforceable, invalid, void or illegal. Under the terms of the swap, the Company makes quarterly payments to Fortis based on the relevant notional amount at a fixed rate of 5.135%, and Fortis makes quarterly floating-rate payments at LIBOR to the Company based on the same notional amount. The swap is effective until December 31, 2010. In addition, Fortis has the option to enter into an additional swap with the Company effective December 31, 2010 to June 30, 2014. Under the terms of the optional swap, the Company will make quarterly fixed-rate payments of 5.00% to Fortis based on a decreasing notional amount of $504 million, and Fortis will make quarterly floating-rate payments at LIBOR to the Company based on the same notional amount. The swap does not meet hedge accounting criteria and accordingly changes in their fair values will be reported in earnings.

Issue of Restricted Stock

    On 10 April, 2008, the Compensation Committee proposed and agreed that 500,000 of restricted stock were to be granted to the Chairman of Excel, Mr. Gabriel Panayotides in recognition of his initiatives and efforts deemed to be outstanding and crucial to the success of the Company up to 2007. 50% of the shares will be vested on December 31, 2008 and the remaining 50% will vest on December 31, 2009, provided that Mr. Panayotides continues to serve as a director of the Company. All stock awarded will be in Class A shares. The Board of Directors approved the grant on April 11, 2008.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth summary consolidated financial data as of and for each of the three years ended December 31, 2005, 2006 and 2007.  This data was derived from our audited consolidated financial statements included in our annual report on Form 20-F for the year ended December 31, 2007, which is incorporated by reference herein.  The consolidated data do not include those of Quintana, as the acquisition was completed as of April 15, 2008.  The financial data below should be read together with, and are qualified in their entirety by reference to, our historical consolidated financial statements and the accompanying notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which are set forth in such annual report on Form 20-F.

	Year ended December 31,
	2005	2006	2007
	(in thousands of U.S. Dollars, except for share, per share, fleet data and average daily results)
INCOME STATEMENT DATA:
Voyage revenues	$118,082	$123,551	$176,689
Revenues from managing related party vessels	522	558	818
Voyage expenses	(11,693)	(8,109)	(11,077)
Voyage expenses – related party	(1,412)	(1,536)	(2,204)
Vessel operating expenses	(24,215)	(30,414)	(33,637)
Depreciation and amortization	(20,714)	(30,000)	(31,768)
Management fees – related party	—	—	—
General and administrative expenses	(6,520)	(10,049)	(12,953)
Gain on sale of vessels	26,795	—	6,194
Contract termination expense	(4,963)	—	—
Operating income	75,882	44,001	92,062
Interest and finance costs, net	(7,878)	(12,617)	(7,490)
Other, net	66	145	(66)
US source income taxes	(311)	(426)	(486)
Minority interest	—	3	2
Income from investment in affiliate	—	—	873
Net income	$67,759	$31,106	$84,895

Basic earnings per share	$3.64	$1.56	$4.26
Weighted average basic shares outstanding	18,599,876	19,947,411	19,949,644
Diluted earnings per share	$3.64	$1.56	$4.25
Weighted average diluted shares outstanding	18,599,876	19,947,411	19,965,676
Dividends declared per share	—	—	$0.60
BALANCE SHEET DATA:
Cash and cash equivalents	$58,492	$86,289	$243,672
Current assets, including cash	70,547	95,788	252,734
Vessels net / advances for vessel acquisition	465,668	437,418	527,164
Total assets	561,025	549,351	824,396
Current liabilities, including current portion of long—term debt	57,110	43,719	55,990
Total long—term debt, excluding current portion	215,926	185,467	368,585
Stockholders’ equity	287,989	320,161	399,821

	Year ended December 31,
	2005	2006	2007
	(in thousands of U.S. Dollars, except for share, per share, fleet data and average daily results)
OTHER FINANCIAL DATA:
Net cash from operating activities	$73,639	$58,344	$108,733
Net cash (used in) investing activities	(417,743)	(662)	(123,609)
Net cash from (used in) financing activities	337,693	(29,885)	172,259

FLEET DATA:
Average number of vessels (1)	14.4	17.0	16.5
Available days for fleet (2)	5,070	5,934	5,646
Calendar days for fleet (3)	5,269	6,205	6,009
Fleet utilization (4)	96.2%	95.6%	94.0%

AVERAGE DAILY RESULTS:
Time charter equivalent (5)	$20,705	$19,195	$28,942
Vessel operating expenses(6)	4,596	4,901	5,598
General and administrative expenses (7)	1,237	1,620	2,156
Total vessel operating expenses (8)	5,833	6,521	7,754

(1)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of calendar days each vessel was a part of our fleet during the period divided by the number of calendar days in that period.

(2)
Available days for fleet are the total calendar days the vessels were in our possession for the relevant period after subtracting for off hire days associated with major repairs, dry-dockings or special or intermediate surveys.

(3)	Calendar days are the total days we possessed the vessels in our fleet for the relevant period including off hire days associated with major repairs, dry-dockings or special or intermediate surveys.

(4)
Fleet utilization is the percentage of time that our vessels were available for revenue generating available days, and is determined by dividing available days by fleet calendar days for the relevant period.

(5)
Time charter equivalent, or TCE, is a measure of the average daily revenue performance of a vessel on a per voyage basis. Our method of calculating TCE is consistent with industry standards and is determined by dividing voyage revenues (net of voyage expenses) by available days for the relevant time period. Voyage expenses primarily consist of port, canal and fuel costs, net of gains or losses from the sales of bunkers to time charterers that are unique to a particular voyage, which would otherwise be paid by the charterer under a time charter contract, as well as commissions. Time charter equivalent revenue and TCE are not measures of financial performance under U.S. GAAP and may not be compared to similarly titled measures of other companies.

TCE is a standard shipping industry performance measure used primarily to compare period-to-period changes in a shipping company’s performance despite changes in the mix of charter types (i.e., spot voyage charters, time charters and bareboat charters) under which the vessels may be employed between the periods. The following table reflects the calculation of our TCE rates for the periods presented.

	Year Ended December 31,
	2005	2006	2007
	(in thousands of U.S Dollars, except for TCE rates, which are expressed in U.S Dollars, and available days)
Voyage revenues	$118,082	$123,551	$176,689
Voyage expenses	(13,105)	(9,645)	(13,281)
Time charter equivalent revenue	104,977	113,906	163,408
Available days for fleet	5,070	5,934	5,646
Time charter equivalent (TCE) rate	$20,705	$19,195	$28,942

(6)
Daily vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs is calculated by dividing vessel operating expenses by fleet calendar days for the relevant time period.

(7)	Daily general and administrative expenses are calculated by dividing general and administrative expenses by fleet calendar days for the relevant time period.

(8)
Total vessel operating expenses, or TVOE, is a measurement of our total expenses associated with operating our vessels. TVOE is the sum of vessel operating expenses and general and administrative expenses. Daily TVOE is the sum of daily vessel operating expenses and daily general and administrative expenses.

RISK FACTORS

We have identified a number of risk factors which you should consider before buying the notes or shares of our Class A common stock into which the notes are convertible. The occurrence of one or more of those risk factors could adversely impact our results of operations or financial condition.  You should carefully consider the risk factors set forth below as well as the other information included in this prospectus in evaluating us or our business before deciding to purchase any notes or Class A common stock.  The risks described below are not the only risks that we face.  Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations.  The occurrence of any of the events described in this section or any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows.  In that case, you may lose all or part of your investment in the notes or Class A common stock.

Risks Relating to Our Business

Some of the following risks relate principally to the industry in which we operate and our business in general. The risks and uncertainties described below are not the only ones we face.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.  If any of the following risks occur, our business, financial condition, operating results and cash flows could be materially adversely affected and the trading price of our securities could decline.

The cyclical nature of the shipping industry may lead to volatile changes in freight rates and vessel values which may adversely affect our earnings.

We are an independent shipping company that operates in the dry bulk shipping markets. One of the factors that impacts our profitability is the freight rates we are able to charge.  The dry bulk shipping industry is cyclical with attendant volatility in charter hire rates, vessel values, and profitability.  The degree of charter hire rate and vessel value volatility among different types of dry bulk vessels has varied widely, and charter hire rates for dry bulk vessels have recently surged to historically high levels.  Fluctuations in charter rates result from changes in the supply and demand for vessel capacity and changes in the supply and demand for the major commodities carried by sea internationally.  Because the factors affecting the supply and demand for vessels are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in industry conditions are also unpredictable.

Factors that influence demand for vessel capacity include:

•	supply and demand for dry bulk products;
•	global and regional economic conditions;
•	the distance dry bulk cargoes are to be moved by sea; and
•	changes in seaborne and other transportation patterns.

The factors that influence the supply of vessel capacity include:

•	the number of newbuilding deliveries;
•	the scrapping rate of older vessels;
•	vessel casualties;
•	the level of port congestion;
•	changes in environmental and other regulations that may limit the useful life of vessels;
•	the number of vessels that are out of service; and
•	changes in global dry bulk commodity production.

We anticipate that the future demand for our dry bulk vessels will be dependent upon continued economic growth in the world’s economies, including China and India, seasonal and regional changes in demand, changes in the capacity of the global dry bulk fleet and the sources and supply of dry bulk cargo to be transported by sea. The capacity of the global dry bulk carrier fleet seems likely to increase and there can be no assurance that economic growth, including the growth in China and India, will continue. Adverse economic, political, social or other developments could have a material adverse effect on our business and operating results.

Due to the fact that the market value of our vessels may fluctuate significantly, we may incur losses when we sell vessels or we may be required to write down their carrying value, which may adversely affect our earnings.

The fair market values of our vessels have generally experienced high volatility.  Market prices for second-hand dry bulk vessels have recently been at historically high levels. You should expect the market values of our vessels to fluctuate depending on general economic and market conditions affecting the shipping industry and prevailing charter hire rates, competition from other shipping companies and other modes of transportation, the types, sizes and ages of our vessels, applicable governmental regulations and the cost of new-buildings.

If a determination is made that a vessel’s future useful life is limited or its future earnings capacity is reduced, it could result in an impairment of its value on our financial statements that would result in a charge against our earnings and in the reduction of our shareholder’s equity. If for any reason we sell our vessels at a time when prices have fallen, the sale may be less than the vessel’s carrying amount on our financial statements, and we would incur a loss and a reduction in earnings.

Rising fuel prices may affect our profitability.

Fuel is a significant, if not the largest, expense in our shipping operations when vessels are not under period charter. Changes in the price of fuel may adversely affect our profitability. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries and regions, shifts in regional production patterns and environmental concerns. Furthermore, fuel may become much more expensive in the future, which may reduce the profitability and competitiveness of our business versus other forms of transportation.

If we violate environmental laws or regulations, the resulting liability may adversely affect our earnings and financial condition.

Our business and the operation of our vessels are materially affected by government regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which the vessels operate, as well as in the country or countries of their registration. Because such conventions, laws, and regulations are often revised, we cannot predict the ultimate cost of complying with such conventions, laws and regulations or the impact thereof on the resale price or useful life of our vessels.  Additional conventions, laws and regulations may be adopted which could limit our ability to do business or increase the cost of our doing business and which may materially adversely affect our operations.  We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our operations.

The operation of our vessels is affected by the requirements set forth in the IMO’s International Management Code for the Safe Operation of Ships and Pollution Prevention or the ISM Code.  The ISM Code requires ship owners, ship managers and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies.  If we fail to comply with the ISM Code, we may be subject to increased liability, our existing insurance coverage may be invalidated or our available insurance coverage may be decreased, and our vessels may be detained or denied access to certain ports.  Currently, each of our vessels, including those vessels delivered to us upon acquiring Quintana Maritime Limited (“Quintana”) on April 15, 2008, is ISM code-certified by Bureau Veritas or American Bureau of Shipping and we expect that any vessel that we agree to purchase will be ISM code-certified upon delivery to us.  Bureau Veritas and American Bureau of Shipping have awarded ISM certification to Maryville Maritime Inc. (“Maryville”), our vessel management company and a wholly-owned subsidiary of ours.  However, there can be no assurance that such certification will be maintained indefinitely.

Our commercial vessels are subject to inspection by a classification society.

The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. Classification societies are non-governmental, self-regulating organizations and certify that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the Safety of Life at Sea Convention.  The Company’s vessels, including those vessels delivered to us upon our acquisition of Quintana on April 15, 2008, are currently enrolled with Bureau Veritas, American Bureau of Shipping, Nippon Kaiji Kyokai, Det Norske Veritas and Lloyd’s Register of Shipping.

A vessel must undergo Annual Surveys, Intermediate Surveys and Special Surveys. In lieu of a Special Survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period.  Our vessels are on Special Survey cycles for hull inspection and continuous survey cycles for machinery inspection.  Every vessel is also required to be dry-docked every two to three years for inspection of the underwater parts of such vessel.  Generally, we will make a decision to scrap a vessel or continue operations at the time of a vessel’s fifth Special Survey.

Delays in deliveries of or failure to deliver newbuildings under construction could materially and adversely harm our operating results and could lead to the termination of related time charter agreements.

Upon completion of our acquisition of Quintana on April 15, 2008, we assumed contracts to purchase eight newbuilding vessels through wholly-owned subsidiaries or seven joint ventures in which we participate.  Four of these vessels are under construction at Korea Shipyard Co., Ltd., a greenfield shipyard for which there is no historical track record.  The relevant joint ventures have not yet received refund guarantees with respect to these vessels, which may imply that the shipyard will not be able to timely deliver the vessels.  The delivery of any one or more of these vessels could be delayed or may not occur, which would delay our receipt of revenues under the time charters for these vessels or otherwise deprive us of the use of the vessel, and thereby adversely affect our results of operations and financial condition.  In addition, under some time charters, we may be required to deliver a vessel to the charterer even if the relevant newbuilding has not been delivered to us.  If the delivery of the newbuildings is delayed or does not occur, we may be required to enter into a bareboat charter at a rate in excess of the charterhire payable to us.  If we are unable to deliver the newbuilding or a vessel that we have chartered at our cost, the customer may terminate the time charter which could adversely affect our results of operations and financial condition.

The delivery of the newbuildings could be delayed or may not occur because of:

•	work stoppages or other labor disturbances or other event that disrupts the operations of the shipbuilder;

•	quality or engineering problems;

•	changes in governmental regulations or maritime self-regulatory organization standards;

•	lack of raw materials and finished components;

•	failure of the builder to finalize arrangements with sub-contractors;

•	failure to provide adequate refund guarantees;

•	bankruptcy or other financial crisis of the shipbuilder;

•	a backlog of orders at the shipbuilder;

•	hostilities, political or economic disturbances in the country where the vessels are being built;

•	weather interference or catastrophic event, such as a major earthquake or fire;

•	our requests for changes to the original vessel specifications;

•	shortages of or delays in the receipt of necessary construction materials, such as steel;

•	our inability to obtain requisite permits or approvals; or

•	a dispute with the shipbuilder.

In addition, the shipbuilding contracts for the new vessels contain a “force majeure” provision whereby the occurrence of certain events could delay delivery or possibly terminate the contract.  If delivery of a vessel is materially delayed or if a shipbuilding contract is terminated, it could adversely affect our results of operations and financial condition and our ability to pay dividends to our shareholders.

Maritime claimants could arrest our vessels, which could interrupt our cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lienholder may enforce its lien by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our cash flow and require us to make significant payments to have the arrest lifted.

In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant's maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one vessel in our fleet for claims relating to another of our ships.

Governments could requisition our vessels during a period of war or emergency, resulting in loss of earnings.

A government could requisition for title or seize our vessels. Requisition for title occurs when a government takes control of a vessel and becomes its owner. Also, a government could requisition our vessels for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes its charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of one or more of our vessels would negatively impact our revenues.

World events outside our control may negatively affect the shipping industry, which could adversely affect our operations and financial condition.

Terrorist attacks like those in New York on September 11, 2001, London on July 7, 2005 and other countries and the United States’ continuing response to these attacks, as well as the threat of future terrorist attacks, continue to cause uncertainty in the world financial markets and may affect our business, results of operations and financial condition. The continuing conflicts in Iraq and elsewhere may lead to additional acts of terrorism and armed conflict around the world. In the past, political conflicts resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping. For example, in October 2002, the VLCC Limburg was attacked by terrorists in Yemen. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea. Future terrorist attacks could result in increased volatility of the financial markets in the United States and globally and could result in an economic recession in the United States or the world. These uncertainties could adversely affect our ability to obtain additional financing on terms acceptable to us or at all. In addition, future hostilities or other political instability in regions where our vessels trade could affect our trade patterns. Any of these occurrences could have a material adverse impact on our operating results, revenue, and costs.

We are affected by voyage charters in the spot market and short-term time charters in the time charter market, which are volatile.

We charter some of our vessels on voyage charters, which are charters for one specific voyage, and some on a short-term time charter basis. A short-term time charter is a charter with a term of less than six months.  Although dependence on voyage charters and short-term time charters is not unusual in the shipping industry, the voyage charter and short-term time charter markets are highly competitive and rates within those markets may fluctuate significantly based upon available charters and the supply of and demand for sea borne shipping capacity.  While our focus on the voyage and short-term time charter markets may enable us to benefit if industry conditions strengthen, we must consistently procure this type of charter business to obtain these benefits. Conversely, such dependence makes us vulnerable to declining market rates for this type of charters.

Moreover, to the extent our vessels are employed in the voyage charter market, our voyage expenses will be more significantly impacted by increases in the cost of bunkers (fuel).  Unlike time charters in which the charterer bears all of the bunker costs, port charges and canal dues, in voyage charters we bear the bunker costs, port charges and canal dues.  As a result, increases in fuel costs in any given period could have a material adverse effect on our cash flow and results of operations for the period in which the increase occurs.

There can be no assurance that we will be successful in keeping all our vessels fully employed in these short-term markets or that future spot and short-term charter rates will be sufficient to enable our vessels to be operated profitably.

A drop in spot market charter rates may provide an incentive for some charterers to default on their time charters.

When we enter into a time charter, charter rates under that time charter are fixed for the term of the charter.  If the spot charter rates in the dry bulk shipping industry become significantly lower than the time charter rates that some of our charterers are obligated to pay us under our existing time charters, the charterers may have incentive to default under that time charter or attempt to renegotiate the time charter, which may adversely affect our operating results and cash flows by reducing our revenues.

We depend upon a few significant customers for a large part of our revenues.  The loss of one or more of these customers could adversely affect our financial performance.

We have historically derived a significant part of our revenue from a small number of charterers.  During during 2006, we derived approximately 45% of our gross revenues from five charterers, while during 2007 we derived approximately 44 % of our gross revenues from five charterers.

In particular, following our acquisition of Quintana on April 15, 2008, we will depend on Bunge Limited (“Bunge”), which is an agribusiness, for revenues from a substantial portion of our fleet and are therefore exposed to risks in the agribusiness market.  Changes in the economic, political, legal and other conditions in agribusiness could adversely affect our business and results of operations. Based on Bunge’s filings with the United States Securities and Exchange Commission (“SEC”), these risks include the following, among others:

•
The availability and demand for the agricultural commodities and agricultural commodity products that Bunge uses and sells in its business, which can be affected by weather, disease and other factors beyond Bunge’s control;

•	Bunge’s vulnerability to cyclicality in the oilseed processing industry;
•	Bunge’s vulnerability to increases in raw material prices; and
•	Bunge’s exposure to economic and political instability and other risks of doing business globally and in emerging markets.

Deterioration in Bunge’s business as a result of these or other factors could have a material adverse impact on Bunge’s ability to make timely charter hire payments to us and to renew its time charters with us. This could have a material adverse impact on our financial condition and results of operations.

When our time charters end, we may not be able to replace them promptly or with profitable ones.

We cannot assure you that we will be able to obtain charters at comparable rates or with comparable charterers, if at all, when the charters on the vessels in our fleet expire. The charterers under these charters have no obligation to renew or extend the charters. We will generally attempt to recharter our vessels at favorable rates with reputable charterers as the charters expire, unless management determines at that time to employ the vessel in the spot market. We cannot assure you that we will succeed. Failure to obtain replacement charters will reduce or eliminate our revenue, our ability to expand our fleet and our ability to pay dividends to shareholders.

If dry bulk vessel charter hire rates are lower than those under our current charters, we may have to enter into charters with lower charter hire rates. Also, it is possible that we may not obtain any charters. In addition, we may have to reposition our vessels without cargo or compensation to deliver them to future charterers or to move vessels to areas where we believe that future employment may be more likely or advantageous. Repositioning our vessels would increase our vessel operating costs.

As we expand our business, we may need to improve our operating and financial systems and expand our commercial and technical management staff, and will need to recruit suitable employees and crew for our vessels.

Our fleet has experienced rapid growth. If we continue to expand our fleet, we will need to recruit suitable additional administrative and management personnel. Although we believe that our current staffing levels are adequate, we cannot guarantee that we will be able to continue to hire suitable employees as we expand our fleet. If we encounter business or financial difficulties, we may not be able to adequately staff our vessels. If we are unable to grow our financial and operating systems or to recruit suitable employees as we expand our fleet, our financial performance may be adversely affected and, among other things, the amount of cash available for dividends to our shareholders may be reduced.

We may be unable to retain key management personnel and other employees in the shipping industry, which may negatively impact the effectiveness of our management and results of operations.

Our success depends to a significant extent upon the abilities and efforts of our management team. Our ability to retain key members of our management team and to hire new members as may be necessary will contribute to that success. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining replacement personnel could have a similar effect. We do not maintain “key man” life insurance on any of our officers.

An over-supply of dry bulk carrier capacity may lead to reductions in charter hire rates and profitability.

The market supply of dry bulk carriers has been increasing, and the number of dry bulk carriers on order are near historic highs.  These newbuildings were delivered in significant numbers starting at the beginning of 2006 and are expected to continue to be delivered in significant numbers through 2010.  An over-supply of dry bulk carrier capacity may result in a reduction of charter hire rates.  If such a reduction occurs, upon the expiration or termination of our vessels’ current charters, we may only be able to re-charter our vessels at reduced or unprofitable rates, or we may not be able to charter these vessels at all.

We face strong competition.

We obtain charters for our vessels in highly competitive markets in which our market share is insufficient to enforce any degree of pricing discipline. Although we believe that no single competitor has a dominant position in the markets in which we compete, we are aware that certain competitors may be able to devote greater financial and other resources to their activities than we can, resulting in a significant competitive threat to us.

We cannot give assurances that we will continue to compete successfully with our competitors or that these factors will not erode our competitive position in the future.

If we do not adequately manage the construction of the newbuilding vessels, the vessels may not be delivered on time or in compliance with their specifications.

Following our purchase of Quintana on April 15, 2008, we assumed contracts to purchase eight newbuilding vessels through wholly owned subsidiaries or through joint ventures in which we participate. We are obliged to supervise the construction of these vessels. If we are denied supervisory access to the construction of these vessels by the relevant shipyard or otherwise fail to adequately manage the shipbuilding process, the delivery of the vessels may be delayed or the vessels may not comply with their specifications, which could compromise their performance. Both delays in delivery and failure to meet specifications could result in lower revenues from the operations of the vessels, which could reduce our earnings.

If our joint venture partners do not honor their commitments under the joint venture agreements, the joint ventures may not take delivery of the newbuilding vessels.

We rely on our joint venture partners to honor their financial commitments under the joint venture agreements, including the payment of their portions of installments due under the shipbuilding contracts or memoranda of agreement. If our partners do not make these payments, we may be in default under these contracts.

Some of our directors may have conflicts of interest, and the resolution of these conflicts of interest may not be in our or our shareholders’ best interest.

      Following our purchase of Quintana on April 15, 2008 we became partners in seven joint ventures, that were previously entered into by Quintana, to purchase vessels. One of the ventures, named Christine Shipco LLC, is a joint venture among the Company, Robertson Maritime Investors LLC, or RMI, in which Corbin J. Robertson, III participates, and AMCIC Cape Holdings LLC, or AMCIC, an affiliate of Hans J. Mende, to purchase the Christine, a newbuilding Capesize drybulk carrier. In addition, we have entered into six additional joint ventures with AMCIC to purchase six newbuilding Capesize vessels. It is currently anticipated that each of these joint ventures will enter into a management agreement with us for the provision of construction supervision prior to delivery of the relevant vessel and technical management of the relevant vessel subsequent to delivery.

Corbin J. Robertson, III is a member of our Board of Directors. Mr. Mende is a member of our Board and serves on the board of directors of Christine Shipco LLC, Hope Shipco LLC, Lillie Shipco LLC, Fritz Shipco LLC, Iron Lena Shipco LLC, Gayle Frances Shipco LLC, and Benthe Shipco LLC. Stamatis Molaris, our chief executive officer, president and a member of our Board, will also serve as a director of the seven joint ventures.

The presence of Mr. Mende and Mr. Molaris on the board of directors of each of the other six joint ventures may create conflicts of interest because Mr. Mende and Mr. Molaris have responsibilities to these joint ventures. Their duties as directors of the joint ventures may conflict with their duties as our directors regarding business dealings between the joint ventures and us. In addition, Mr. Robertson III and Mr. Mende each have a direct or indirect economic interest in Christine Shipco LLC, and Mr. Mende has direct or indirect economic interests in each of the other six joint ventures. The economic interests of Mr. Robertson and Mr. Mende in the joint ventures may conflict with their duties as our directors regarding business dealings between the joint ventures and us.

As a result of these joint venture transactions, conflicts of interest may arise between the joint ventures and us. These conflicts may include, among others, the following situations:

•	each joint venture will be engaged in the business of chartering or rechartering its drybulk carrier and may compete with us for customers;

•
Mr. Molaris, our chief executive officer, president, and a member of our Board, will also serve as a director of each of the seven joint ventures, which may result in his spending less time than is appropriate or necessary in order to manage our business successfully; and

•
disputes may arise under the joint venture agreements and the related management agreement and resolutions of such disputes by our chief executive officer and members of our Board could be influenced by such individuals’ investment in or their capacity as members or directors of the joint ventures.

If we acquire additional dry bulk carriers and those vessels are not delivered on time or are delivered with significant defects, our earnings and financial condition could suffer.

We expect to acquire additional vessels in the future. A delay in the delivery of any of these vessels to us or the failure of the contract counterparty to deliver a vessel at all could cause us to breach our obligations under a related time charter and could adversely affect our earnings, our financial condition and the amount of dividends, if any, that we pay in the future. The delivery of these vessels could be delayed or certain events may arise which could result in us not taking delivery of a vessel, such as a total loss of a vessel, a constructive loss of a vessel, or substantial damage to a vessel prior to delivery. In addition, the delivery of any of these vessels with substantial defects could have similar consequences.

Supply of dry bulk vessels may increase upon the conversion of tankers to dry bulk vessels, which may have adverse financial consequences for us.

Recently, some tanker vessel operators have begun converting tanker vessels into dry bulk vessels.  Although the number of such conversions is currently small, more tanker vessels may be converted into dry bulk vessels in the future.  When such converted vessels come on-line, the number of available dry bulk vessels will increase, which may have an adverse effect on charter rates and negatively impact our operating results and cash flows by reducing our revenues.

We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations.

We are a holding company and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our subsidiaries. As a result, our ability to satisfy our financial obligations depends on our subsidiaries and their ability to distribute funds to us. The ability of a subsidiary to make these distributions could be affected by a claim or other action by a third party, including a creditor, or by the law of the jurisdiction of their incorporation, which regulates the payment of dividends by companies.

Unless we set aside reserves for vessel replacement, at the end of a vessel’s useful life our revenue will decline.

Unless we maintain cash reserves for vessel replacement, we may be unable to replace the vessels in our fleet upon the expiration of their useful lives. Our cash flows and income are dependent on the revenues earned by the chartering of our vessels to customers. If we are unable to replace the vessels in our fleet upon the expiration of their useful lives, our business, results of operations, financial condition and ability to pay dividends will be adversely affected. Any reserves set aside for vessel replacement would not be available for other cash needs or dividends. While we have not set aside cash reserves to date, pursuant to our dividend policy, we expect to pay less than all of our available cash from operations so as to retain funds for capital expenditures, working capital and debt service. In periods where we make acquisitions, our board of directors may limit the amount or percentage of our cash from operations available to pay dividends.

The aging of our fleet may result in increased operating costs in the future, which could adversely affect our earnings.

In general, the cost of maintaining a vessel in good operating condition increases with the age of the vessel.  Our current operating fleet, including the vessels acquired upon our acquisition of Quintana on April 15, 2008, has an average age of approximately 8.5 years.  As our fleet ages, we will incur increased costs.  Older vessels are typically less fuel efficient and more costly to maintain than more recently constructed vessels due to improvements in engine technology.  Cargo insurance rates also increase with the age of a vessel, making older vessels less desirable to charterers.  Governmental regulations, including environmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which our vessels may engage.  We cannot assure you that, as our vessels age, market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

Our ability to successfully implement our business plans depends on our ability to obtain additional financing, which may affect the value of your investment in the Company.

We will require substantial additional financing to fund the acquisition of additional vessels and to implement our business plans.  We cannot be certain that sufficient financing will be available on terms that are acceptable to us or at all.  If we cannot raise the financing we need in a timely manner and on acceptable terms, we may not be able to acquire the vessels necessary to implement our business and growth plans and, consequently, you may lose some or all of your investment in the Company.

While we expect that a significant portion of the financing resources needed to acquire vessels will be through long term secured debt financing, we may raise additional funds through additional unsecured debt or equity offerings.  New equity investors (including investors in debt that is convertible to equity) may dilute the percentage of the ownership interest of existing shareholders in the company.  Sales or the possibility of sales of substantial amounts of shares of our Class A common stock in the public markets could adversely affect the market price of our Class A common stock.

Risks associated with the purchase and operation of second hand vessels that compose part of our fleet may affect our results of operations.

The majority of our vessels were acquired second-hand, and we estimate their useful lives to be 28 years from their date of delivery from the yard, depending on various market factors and management's ability to comply with government and industry regulatory requirements. Part of our business strategy includes the continued acquisition of second hand vessels when we find attractive opportunities.

In general, expenditures necessary for maintaining a vessel in good operating condition increase as a vessel ages. Second hand vessels may also develop unexpected mechanical and operational problems despite adherence to regular survey schedules and proper maintenance. Cargo insurance rates also tend to increase with a vessel's age, and older vessels tend to be less fuel-efficient than newer vessels. While the difference in fuel consumption is factored into the freight rates that our older vessels earn, if the cost of bunker fuels were to increase significantly, it could disproportionately affect our vessels and significantly lower our profits. In addition, changes in governmental regulations, safety or other equipment standards may require:

•	expenditures for alterations to existing equipment;
•	the addition of new equipment; or
•	restrictions on the type of cargo a vessel may transport or the ports in which a vessel may call.

We cannot give assurances that future market conditions will justify such expenditures or enable us to operate our vessels profitably during the remainder of their economic lives.

Our recent acquisition of Quintana imposes significant additional responsibilities on us that we may not be able to meet if we cannot hire and retain qualified personnel.

As a result of our acquisition of Quintana, our fleet significantly increased.  This imposes significant additional responsibilities on our management and staff, as well as on the management and staff of our wholly-owned subsidiary, Maryville.  Although we believe that our current staffing levels are adequate, future events that we cannot predict may require both us and Maryville to increase the number of personnel.  There can be no assurance that we will be able to hire qualified personnel when needed.  Difficulty in hiring and retaining qualified personnel could adversely affect our results of operations.

We may fail to realize the anticipated benefits of the merger, and the integration process could adversely impact our ongoing operations.

We and Quintana entered into the agreement and plan of merger with the expectation that the merger would result in various benefits, including, among other things, improved purchasing and placing power, an expanded customer base and ongoing cost savings and operating efficiencies.  The success of the merger will depend, in part, on our ability to realize such anticipated benefits from combining our businesses with Quintana’s. The anticipated benefits and cost savings of the merger may not be realized fully, or at all, or may take longer to realize than expected.  Failure to achieve anticipated benefits could result in increased costs and decreases in the amounts of expected revenues of the combined company.

We and Quintana operated independently until the completion of the merger.  It is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing businesses or inconsistencies in standards, controls, procedures or policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.  Integration efforts between the two companies will also divert management attention and resources.  These integration matters could have an adverse effect on us and Quintana during the transition period.  The integration may take longer than anticipated and may have unanticipated adverse results relating to our existing business.

Our vessels may suffer damage and we may face unexpected drydocking costs which could affect our cash flow and financial condition.

If our vessels suffer damage, they may need to be repaired at a drydocking facility for an indeterminable period of time. The costs of drydock repairs are unpredictable and can be substantial. We may have to pay drydocking costs that our insurance does not cover. This would decrease earnings.

Risk of loss and lack of adequate insurance may affect our results.

Adverse weather conditions, mechanical failures, human error, war, terrorism, piracy and other circumstances and events create an inherent risk of catastrophic marine disasters and property loss in the operation of any ocean-going vessel. In addition, business interruptions may occur due to political circumstances in foreign countries, hostilities, labour strikes, and boycotts. Any such event may result in loss of revenues or increased costs.

Our business is affected by a number of risks, including mechanical failure of our vessels, human error, collisions, property loss to the vessels, cargo loss or damage, adverse weather conditions, piracy, terrorism, and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. Any such event may result in loss of revenues or increased costs. In addition, the operation of any ocean-going vessel is subject to the inherent possibility of catastrophic marine disaster, including oil spills and other environmental mishaps, severe weather conditions, and the liabilities arising from owning and operating vessels in international trade. The United States Oil Pollution Act of 1990, or OPA, by imposing potentially unlimited liability upon owners, operators and bareboat charterers for certain oil pollution accidents in the U.S., has made liability insurance more expensive for ship owners and operators and has also caused insurers to consider reducing available liability coverage.

We carry insurance to protect against most of the accident-related risks involved in the conduct of our business and we maintain environmental damage and pollution insurance coverage. We do not carry insurance covering the loss of revenue resulting from vessel off-hire time. We believe that our insurance coverage is adequate to protect us against most accident-related risks involved in the conduct of our business and that we maintain appropriate levels of environmental damage and pollution insurance coverage. Currently, the available amount of coverage for pollution is $1.0 billion for dry bulk carriers per vessel per incident. However, there can be no assurance that all risks are adequately insured against, that any particular claim will be paid or that we will be able to procure adequate insurance coverage at commercially reasonable rates in the future. More stringent environmental regulations in the past have resulted in increased costs for insurance against the risk of environmental damage or pollution. In the future, we may be unable to procure adequate insurance coverage to protect us against environmental damage or pollution.

Because most of our employees are covered by industry-wide collective bargaining agreements, failure of industry groups to renew those agreements may disrupt our operations and adversely affect our earnings.

We currently employ approximately 1,100 seafarers and 126 land-based employees in our Athens office. The 126 employees in Athens are covered by industry-wide collective bargaining agreements that set basic employment standards. We cannot assure you that these agreements will prevent labour interruptions. Any labour interruptions could disrupt our operations and harm our financial performance.

Because we generate all of our revenues in U.S. dollars but incur a significant portion of our expenses in other currencies, exchange rate fluctuations could hurt our results of operations.

We generate all of our revenues in U.S. dollars but incur approximately 20% of our vessel operating expenses in currencies other than U.S. dollars. This variation in operating revenues and expenses could lead to fluctuations in net income due to changes in the value of the U.S. dollar relative to the other currencies, in particular the Japanese yen, the Euro, the Singapore dollar and the British pound sterling. Expenses incurred in foreign currencies against which the U.S. dollar falls in value may increase as a result of these fluctuations, therefore decreasing our net income. We do not currently hedge against these currency fluctuation risks. Our results of operations could suffer as a result.

We may not be exempt from Liberian taxation which would materially reduce our net income and cash flow by the amount of the applicable tax.

The Republic of Liberia enacted a new income tax law generally effective as of January 1, 2001, (the “New Act”), which repealed in its entirety the prior income tax law (the “Prior Law”), in effect since 1977, pursuant to which we and our Liberian subsidiaries, as non-resident domestic corporations, were wholly exempt from Liberian tax.

In 2004, the Liberian Ministry of Finance issued regulations pursuant to which a non-resident domestic corporation engaged in international shipping such as ourselves will not be subject to tax under the New Act retroactive to January 1, 2001 (the “New Regulations”).  In addition, the Liberian Ministry of Justice issued an opinion that the New Regulations were a valid exercise of the regulatory authority of the Ministry of Finance. Therefore, assuming that the New Regulations are valid, we and our Liberian subsidiaries will be wholly exempt from tax as under the Prior Law. If we were subject to Liberian income tax under the New Act, we and our Liberian subsidiaries would be subject to tax at a rate of 35% on our worldwide income.  As a result, our net income and cash flow would be materially reduced by the amount of the applicable tax. In addition, our shareholders would be subject to Liberian withholding tax on dividends at rates ranging from 15% to 20%.

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. holders.

A foreign corporation will be treated as a "passive foreign investment company," or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of "passive income" or (2) at least 50% of the average value of the corporation's assets produce or are held for the production of those types of "passive income."  For purposes of these tests, "passive income" includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business.  For purposes of these tests, income derived from the performance of services does not constitute "passive income."  U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

Based on our proposed method of operation, we do not believe that we will be a PFIC with respect to any taxable year. In this regard, we intend to treat the gross income we derive or are deemed to derive from our time chartering activities as services income, rather than rental income.  Accordingly, we believe that our income from our time chartering activities does not constitute "passive income," and the assets that we own and operate in connection with the production of that income do not constitute passive assets.

There is, however, no direct legal authority under the PFIC rules addressing our proposed method of operation. Accordingly, no assurance can be given that the U.S. Internal Revenue Service, or IRS, or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC.  Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of our operations.

If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders will face adverse U.S. tax consequences.  Under the PFIC rules, unless those shareholders make an election available under the Code (which election could itself have adverse consequences for such shareholders, as discussed below under “Taxation”), such shareholders would be liable to pay U.S. federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our common shares, as if the excess distribution or gain had been recognized ratably over the shareholder's holding period of our common shares.

Please see the section of this prospectus entitled “Taxation—U.S. Federal Income Tax Considerations” beginning on page 66 for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. shareholders if we are a passive foreign investment company.

We may have to pay tax on United States source income, which would reduce our earnings.

Under the United States Internal Revenue Code of 1986, or the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States may be subject to a 4% United States federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under section 883 of the Code and the applicable Treasury Regulations recently promulgated thereunder.

We do not believe that we are currently entitled to exemption under Section 883 for any taxable year.  Therefore, we are subject to an effective 2% United States federal income tax on the shipping income that we derive during the year that are attributable to the transport or cargoes to or from the United States.

Oceanaut, Inc., a company in which we own stock, may complete an acquisition that would result in Oceanaut competing with us.

We own 18.9% of Oceanaut, Inc., or Oceanaut, a newly organized special purpose acquisition company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, vessels or one or more operating businesses in the shipping industry, including the dry bulk industry. Until Oceanaut makes such an acquisition, our management also acts as management for Oceanaut. We have the right of first refusal of any proposed acquisition in the dry bulk industry by Oceanaut, pursuant to which our independent directors have the right to review any proposed acquisition to determine whether the proposed transaction would be a transaction that we, rather than Oceanaut, should complete. If the proposed transaction involves assets in the dry bulk industry and we do not exercise our right of first refusal, it is possible that Oceanaut may compete with us.

If Oceanaut does not complete a business combination within the time limits required by the terms of its public offering and is liquidated, we will experience a loss of some of our investment in Oceanaut and we may be required to cover any shortfall in Oceanaut’s trust account for third party claims.

We have invested a total of $11 million into Oceanaut, for which we acquired 18.9% of Oceanaut’s common stock, 1,125,000 units, each of which consists of one share of common stock and one warrant, and 2,000,000 warrants. 500,000 of the units and 2,000,000 warrants, which we acquired for $6 million, have no liquidation rights. This means that if Oceanaut fails to perform a business combination within the time limits (September 6, 2008 or March 6, 2009 if certain extension criteria have been satisfied) required by the terms of its public offering and Oceanaut is liquidated, we would lose our $6 million investment in the units and warrants. In addition, in the event of a dissolution and liquidation of Oceanaut, we are required to cover any shortfall in Oceanaut’s trust account resulting from any claims of vendors, prospective target businesses or other entities for services rendered or products sold to Oceanaut, if such vendor or prospective target business or other third party does not execute a valid and enforceable waiver of any rights or claims to the trust account.

Risks Relating to the Notes and Our Other Indebtedness

Although the notes are referred to as “senior notes,” the notes are effectively subordinated to the rights of our existing and future secured creditors and any liabilities of our subsidiaries.

The notes are our senior unsecured obligations and rank equally in right of payment to all of our other senior existing and future senior indebtedness.

The notes are not guaranteed by any of our subsidiaries and accordingly are structurally subordinated to all of the indebtedness and other liabilities of our subsidiaries, including all outstanding borrowings under credit facilities, all of which are secured by assets and are direct obligations or guaranteed by our subsidiaries.

In addition, the notes are effectively subordinated to existing secured financings and any other secured indebtedness incurred by us to the extent of the value of the assets securing such indebtedness.  As a result, in the event of any distribution or payment of our assets in any bankruptcy, liquidation or dissolution, holders of secured indebtedness will have prior claim to those assets that constitute their collateral.  Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our general creditors, based on the respective amounts owed to each holder or creditor, in our remaining assets.  In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes.

As of June 1, 2008, we had approximately $1,668 million of outstanding senior indebtedness, including the $150 million of convertible notes, all of which represented secured indebtedness and all of which are direct obligations or guaranteed by our subsidiaries.  The notes are structurally subordinated to the indebtedness outstanding as of June 1, 2008.

As a holding company, our only source of cash is distributions from our subsidiaries.

We are a holding company with no operations of our own and we conduct all of our business through our subsidiaries.  The notes are exclusively obligations of Excel Maritime Carriers Ltd.  We are wholly dependent on the cash flow of our subsidiaries and dividends and distributions to us from our subsidiaries in order to service our current indebtedness, including the notes, and any of our future obligations.  Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefor.  The ability of our subsidiaries to pay such dividends and distributions will be subject to, among other things, statutory or contractual restrictions including those restriction provisions contained in our subsidiaries’ indebtedness.  We cannot assure you that our subsidiaries will generate cash flow sufficient to pay dividends or distributions to us in order to pay interest or other payments on the notes or declare dividends under our dividend policy.

A fundamental change may adversely affect us or the notes.

You may have the right to require us to repurchase your notes upon the occurrence of a fundamental change as described in “Description of the Notes — Purchase of Notes at Your Option Upon a Fundamental Change.” Future debt we may incur may limit our ability to repurchase the notes upon a fundamental change.  Also, if a fundamental change occurs, we cannot assure you that we will have enough funds to repurchase all the notes.

Furthermore, the fundamental change provisions, including the provisions requiring us to increase the applicable conversion rate by a number of additional shares related to conversions in connection with a fundamental change, may in certain circumstances make more difficult or discourage a takeover of our company and the removal of incumbent management.

We may not have the ability to raise the funds necessary to settle conversion of the notes or to purchase the notes upon a fundamental change or on other purchase dates, and our future debt may contain, limitations on our ability to pay cash upon conversion or repurchase of the notes.

Upon conversion of the notes, we will satisfy the principal amount and any remaining amount of the notes in cash.  In addition, on October 15, 2014, October 15, 2017 and October 15, 2022, holders of the notes may require us to purchase their notes for cash.  See “Description of the Notes — Purchase of Notes by Us at the Option of the Holder.” Holders may also require us to purchase their notes upon a fundamental change as described under “Description of the Notes — Purchase of Notes at Your Option Upon a Fundamental Change.” We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the settlement amount in cash, or the purchase price or fundamental change purchase price for the notes tendered by the holders in cash.

Further, our ability to pay the settlement amount in cash, or the purchase price or fundamental change purchase price for the notes in cash may be subject to limitations in other indebtedness we may have in the future.  Failure by us to pay the settlement amount upon conversion or purchase the notes when required will result in an event of default with respect to the notes, which may also result in the acceleration of our other indebtedness.

Future sales of our Class A common stock or the issuance of other equity may adversely affect the market price of our Class A common stock and the value of the notes.

Sales of our Class A common stock or other equity-related securities could depress the market price of the notes, our Class A common stock, or both, and impair our ability to raise capital through the sale of additional equity securities.  We cannot predict the effect that future sales of our Class A common stock or other equity-related securities would have on the market price of our Class A common stock or the value of the notes.  The price of our Class A common stock could be affected by possible sales of our Class A common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our Class A common stock.  The hedging or arbitrage could, in turn, affect the market price of the notes.

The market price of the notes is significantly affected by the market price of our Class A common stock and other factors.

The market price of our notes is, and we expect that it will continue to be, significantly affected by the market price of our Class A common stock.  This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities.  The market price of our Class A common stock will likely continue to fluctuate in response to factors including the factors discussed elsewhere in “Risk Factors” and in “Forward-Looking Statements,” many of which are beyond our control.

The conditional conversion feature of the notes could result in your receiving less than the value of the Class A common stock or cash and Class A common stock, as applicable, into which a note would otherwise be convertible.

Prior to April 15, 2014, the notes are convertible only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash (or, if we elect to change the settlement consideration, the shares of our Class A common stock or the combination of cash and shares of our Class A common stock) into which the notes would otherwise be convertible.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries.  The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us except to the extent described under “Description of the Notes — Purchase of Notes at your Option Upon a Fundamental Change,” “Description of the Notes—Conversion of Notes—Conversion Price Adjustments” and “Description of the Notes — Adjustments to Shares Delivered upon Conversion Upon a Qualifying Fundamental Change.”

The adjustment to the conversion rate for notes converted in connection with specified corporate transactions may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a specified corporate transaction that constitutes a fundamental change occurs prior to April 15, 2014, we will, under certain circumstances, increase the applicable conversion rate by a number of additional shares of our Class A common stock for notes converted in connection with such specified corporate transaction.  The increase in the applicable conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our Class A common stock in such transaction, as described below under “Description of the Notes — Adjustments to Shares Delivered Upon Conversion Upon Certain Fundamental Changes.” The adjustment to the applicable conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction.  In addition, if the price of our Class A common stock in the transaction is greater than $500.00  per share or less than $58.90 (in each case, subject to adjustment), no adjustment will be made to the applicable conversion rate.  In addition, in no event will the total number of shares of Class A common stock issuable upon conversion as a result of this adjustment exceed 16.9778 shares per $1,000 principal amount of notes, subject to adjustments in the same manner as the base conversion rate as set forth under “Description of the Notes — Conversion of Notes — Conversion Price Adjustments.”

Our obligation to increase the applicable conversion rate in connection with any such specified corporate transaction could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The conversion price of the notes may not be adjusted for all dilutive events.

The conversion price of the notes is subject to adjustment only for certain specified events, including, but not limited to, the issuance of stock dividends on our Class A common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of the Notes — Conversion of Notes — Conversion Price Adjustments.” However, the base conversion rate will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of Class A common stock for cash, that may adversely affect the trading price of the notes or the Class A common stock.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes.  See “Description of the Notes — Purchase of Notes at your Option Upon a Fundamental Change.” However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions.  For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes.  In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

There is no public market for the notes and we cannot assure you that an active trading market will develop for the notes.

There is no established trading market for the notes and we cannot assure you that an active trading market will ever develop for the notes.  The notes are eligible for trading on the PORTAL Market, and we do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system.  The lack of an active trading market may adversely affect your ability to sell the notes and the price at which you may be able to sell the notes.  Following this registration of the notes, the liquidity of the trading market, if any, and trading prices of the notes depends on many factors, including, among other things, the market price of our Class A common stock and the shares of Class A common stock issuable upon conversion of the notes, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market.  Unfavorable changes in these factors may adversely affect the liquidity of the trading market, if any, and trading prices of the notes.  Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices.  It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our operating results, financial performance or prospects.

Conversion of notes into cash, shares of our Class A common stock or a combination thereof will require U.S. holders to recognize taxable gains.

Upon the conversion of a note into cash (or, if we elect to change the settlement consideration, shares of our Class A common stock or a combination of cash and shares of our Class A common stock), a U.S. holder generally will be required to recognize gain on the conversion for U.S. federal income tax purposes. Prospective investors should carefully review the information regarding tax considerations relevant to an investment in the notes set forth under “Taxation—U.S. Federal Income Tax Considerations” and are also urged to consult their own tax advisors prior to investing in the notes.

Any adverse rating of the notes may cause the value of the notes to fall.

We have not sought, and do not intend to seek, a rating on the notes by Standard & Poor's Credit Market Services, Moody's Investor Services, Inc., or any other rating agency. If the notes are rated in the future, one or both of these rating agencies may lower the ratings on the notes. If the rating agencies reduce their ratings on the notes in the future or indicate that they have their ratings on the notes under surveillance or review with possible negative implications, the value of the notes could decline. In addition, a ratings downgrade could adversely affect our ability to access capital. Ratings on the notes are not a recommendation to buy the notes and such ratings may be withdrawn or changed at any time.

If you hold notes, you are not entitled to any rights with respect to our Class A common stock, but you are subject to all changes made with respect to our Class A common stock.

If you hold notes, you are not entitled to any rights with respect to our Class A common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our Class A common stock), but you are subject to all changes affecting the Class A common stock.  You will only be entitled to rights on the Class A common stock if and when we deliver shares of Class A common stock to you upon conversion of your notes and in limited cases under the anti-dilution adjustments of the notes.  For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the Class A common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our Class A common stock.

The fundamental change purchase feature of the notes may delay or prevent an otherwise beneficial takeover attempt of our company.

The terms of the notes require us to purchase the notes for cash in the event of a fundamental change.  A takeover of our company would trigger the requirement that we purchase the notes.  This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors.

In the event we elect to satisfy our conversion obligation with shares of our Class A common stock or a combination of cash and shares of our Class A common stock, conversion of the notes may dilute the ownership interest of existing stockholders, including holders who have previously converted their notes.

In the event we elect to satisfy our conversion obligation with shares of our Class A common stock or a combination of cash and shares of our Class A common stock, the conversion of the notes may dilute the ownership interests of existing stockholders, including holders who have previously converted their notes.  Any sales in the public market of our Class A common stock issuable upon such conversion could adversely affect prevailing market prices of our Class A common stock.

We have a substantial amount of indebtedness, which may adversely affect our cash flow and our ability to operate our business, remain in compliance with debt covenants of the notes and future credit facilities and make payments on our debt, including the notes.

As of June 1, 2008, after giving effect to the recently completed offering and drawdown of the $1.4 billion credit facility following the acquisition of Quintana, we had total debt of approximately $1,668 million, including the $150 million of convertible notes.  Our level of debt could have important consequences for you, including the following:

•	we may have difficulty borrowing money in the future for acquisitions, capital expenditures or to meet our operating expenses or other general corporate obligations;
•
we will need to use a substantial portion of our cash flows to pay interest on our debt, which will reduce the amount of money we have for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other business activities;

•	we may have a higher level of debt than some of our competitors, which may put us at a competitive disadvantage;
•	we may be more vulnerable to economic downturns and adverse developments in our industry or the economy in general; and
•	our debt level, and the financial covenants in our various debt agreements, could limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt obligations could harm our business, financial condition and results of operations.

Our ability to make scheduled payments on and to refinance our indebtedness, including the notes, and to fund future capital expenditures will depend on our ability to generate cash from operations in the future.  This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.  We cannot assure you that our business will generate sufficient cash flow from operations in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs.  If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our debt.  We cannot assure you that any of these remedies could, if necessary, be effected on commercially reasonable terms, or at all.  In addition, any failure to make scheduled payments of interest and principal on the notes or any other outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms.  Our cash flow and capital resources may be insufficient for payment of interest on and principal of our debt in the future, including payments on the notes, and any such alternative measures may be unsuccessful or may not permit us to meet scheduled debt service obligations, which could cause us to default on our obligations and could impair our liquidity.

We have taken on substantial additional indebtedness to finance our acquisition of Quintana, and this additional indebtedness, together with the restrictions and limitations that will be contained in the credit agreement we expect to enter into, could significantly impair our ability to operate our business.

In connection with the merger, we entered into a $1.4 billion senior secured credit facility that consists of a $1.0 billion term loan and a $400 million revolving loan.  The security for the credit facility includes, among other assets, mortgages on certain vessels previously owned by us and the vessels previously owned by Quintana and assignments of earnings with respect to certain vessels previously owned by us and the vessels previously operated by Quintana. Such increased indebtedness could limit our financial and operating flexibility, by requiring us to dedicate a substantial portion of our cash flow from operations to the repayment of our debt and the interest on its debt, making it more difficult to obtain additional financing on favorable terms, limiting our ability to capitalize on significant business opportunities and making us more vulnerable to economic downturns.

The credit facility contains covenants that, among other things, will limit our ability and the ability of certain of our subsidiaries to:

•	incur additional indebtedness;

•	pay dividends;

•	engage in mergers, acquisitions or consolidations;

•	create liens on assets;

•	enter into sale-leaseback transactions; and

•	enter into transactions with affiliates.

In addition, we will be required to comply with certain financial covenants in connection with the credit facility.  Failure to comply with any of these covenants could result in a default under the credit facility.  A default would permit lenders to accelerate the maturity of the debt and to foreclose upon any collateral securing the debt.  Under such circumstances, we may not have sufficient funds or other resources to satisfy all of its obligations.  In addition, the limitations imposed on our ability to incur additional debt and to take other action might significantly impair our ability to obtain other financing.  There can be no assurance that we will be granted waivers or amendments to these covenants if for any reason we are unable to comply with such covenants or that we will be able to refinance its debt on terms acceptable to us, or at all.

Our substantial operations outside the United States expose us to political, governmental and economic instability, which could harm our operations.

Because our operations are primarily conducted outside of the United States, they may be affected by economic, political and governmental conditions in the countries where we are engaged in business or where our vessels are registered. Future hostilities or political instability in regions where we operate or may operate could have a material adverse effect on our business, results of operations and ability to pay dividends. In addition, tariffs, trade embargoes and other economic sanctions by the United States or other countries against countries where our vessels trade may limit trading activities with those countries, which could also harm our business, financial condition, results of operations and ability to pay dividends.

A decline in the market value of our vessels could lead to a default under our loan agreements and the loss of our vessels.

When the market value of a vessel declines, it reduces our ability to refinance the outstanding debt or obtain future financing. Also, declining vessel values could cause us to breach of some of the covenants under our financing agreements.  In such an event, if we are unable to pledge additional collateral, or obtain waivers from the lenders, the lenders could accelerate the debt and in general, if we are unable to service such accelerated debt, we may have vessels repossessed by our lenders.

Servicing our debt limits funds available for other purposes, and if we cannot service our debt, we may lose our vessels.

We must dedicate a large part of our cash flow from operations to paying principal and interest on our indebtedness. These payments limit the funds that are available to us for working capital, capital expenditures and other purposes and if we cannot service our debt, we may lose our vessels.

Restrictive covenants in the senior credit facility we executed in connection with our acquisition of Quintana (the “Credit Facility”) impose financial and other restrictions on us, including our ability to pay dividends.

Our Credit Facility imposes operating and financial restrictions on us and requires us to comply with certain financial covenants.  These restrictions and covenants limit our ability to, among other things:

•	pay dividends if an event of default has occurred and is continuing under our proposed new revolving credit facility or if the payment of the dividend would result in an event of default;

•	incur additional indebtedness, including through the issuance of guarantees;

•	change the flag, class or management of our vessels;

•	create liens on our assets;

•	sell our vessels without replacing such vessels or prepaying a portion of our loan;

•	merge or consolidate with, or transfer all or substantially all our assets to, another person; or

•	change our business.

Therefore, we may need to seek permission from our lenders in order to engage in some corporate actions.  Our lenders’ interests may be different from ours and we cannot guarantee that we will be able to obtain our lenders’ consent when needed. If we do not comply with the restrictions and covenants in our revolving credit facility, we will not be able to pay dividends to you, finance our future operations, make acquisitions or pursue business opportunities.

Loan agreements may prohibit or impose certain conditions on the payment of dividends.

Certain of our subsidiaries have entered into loan facilities that contain a number of financial covenants and general covenants prohibit, among other things, a subsidiary from paying dividends without the consent of our lenders until the respective loan facility is paid in full. This prohibition on paying dividends means that these subsidiaries cannot pay dividends to us until the respective loan facilities are paid in full or with out the consent of our lenders, which in turn may affect our ability to make dividend payments to our shareholders. There can be no assurance that our subsidiaries will pay dividends to us or that we will make dividend payments to our shareholders even after all loan facilities are paid in full.

Our obligations to issue shares of Class A common stock to Excel Management Ltd. (“Excel Management”) under the terms of our management termination agreement are dilutive to our other investors.

In the management termination agreement that we entered into in early March 2005 with Excel Management, our previous vessel manager, we agreed to issue to Excel Management 205,442 shares of our Class A common stock, which, on March 2, 2005, was approximately 1.5% of the total number of shares of our outstanding Class A common stock.  On June 19, 2007 we issued to Excel Management 298,403 shares of our Class A common stock for approximately $2.0 million. We are further required to issue to Excel Management, at any time that we issue additional shares of our Class A common stock to any third party for any reason, such number of additional shares of Class A common stock which, together with the shares of Class A common stock issued to Excel Management in the original issuance, equals 1.5% of our total outstanding Class A common stock after taking into account the third-party issuance and the shares to be issued to Excel Management under the anti-dilution provisions of the agreement.  We will not receive any consideration from Excel Management, other than that already received, for any shares of Class A common stock issued by us to Excel Management pursuant to an anti-dilution issuance. Our obligation with respect to anti-dilution issuances ends on December 31, 2008.  Any issuance of Class A common shares due to the conversion of the notes prior to January 1, 2009 would require us to issue shares to Excel Management pursuant to the anti-dilution provision.  Issuances of shares of Class A common stock to Excel Management as a result of the original issuance and anti-dilution issuances would be dilutive to our shareholders.  As of December 31, 2007 we have issued to Excel Management 298,403 shares of our Class A common stock, consisting of the initial 205,442 shares plus the 92,961 anti-dilution shares required to be issued as a result of the March 21, 2005 share issuance to other third parties.  In addition, we are required to issue to Excel Management 357,812 shares of our Class A common stock under the anti-dilutive provisions of the management termination agreement as a result of our merger with Quintana.

Issuance of preferred stock may adversely affect the voting power of our shareholders and have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common stock.

Our articles of incorporation currently authorize our board of directors to issue preferred shares in one or more series and to determine the rights, preferences, privileges and restrictions, with respect to, among other things, dividends, conversion, voting, redemption, liquidation and the number of shares constituting any series subject to prior shareholders’ approval. If our board of directors determines to issue preferred shares, such issuance may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable.  The issuance of preferred shares with voting and conversion rights may also adversely affect the voting power of the holders of common shares. This could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium.

Class B shareholders can exert considerable control over us, which may limit future shareholders’ ability to influence our actions.

As of December 31, 2007, we had 135,326 Class B common shares issued and outstanding. Our Class B common shares have 1,000 votes per share and our Class A common shares have one vote per share. Class B shareholders, including certain executive officers and directors, together own 100% of our issued and outstanding Class B common shares, representing approximately 76.0% of the voting power of our outstanding capital stock.

Because of the dual class structure of our capital stock, the holders of Class B common shares have the ability to control and will be able to control all matters submitted to our stockholders for approval even if they come to own less than 50% of our outstanding common shares. Even though we are not aware of any agreement, arrangement or understanding by the holders of our Class B common shares relating to the voting of their shares of common stock, the holders of our Class B common shares have the power to exert considerable influence over our actions.

As of June 1, 2008, Argon S.A. owned approximately 11.6% of our outstanding Class A common shares and none of our outstanding Class B common shares, representing approximately 2.8% of the total voting power of our outstanding capital stock.  Argon S.A. holds the shares pursuant to a trust in favor of Starling Trading Co., a corporation, whose sole shareholder is Ms. Ismini Panayotides, the adult daughter of our Chairman, Mr. Panayotides.  Ms. Panayotides has no power of voting or disposition of these shares, and she has disclaimed beneficial ownership of these shares.

As of June 1, 2008, Boston Industries S.A.owned approximately 0.3% of our outstanding Class A common shares and approximately 41.1% of our outstanding Class B common shares, together representing approximately 31.2% of the total voting power of our outstanding capital stock.  Based on publicly available information, Boston Industries S.A. is controlled by Mrs. Mary Panayotides, the wife of our Chairman.  Our Chairman disclaims beneficial ownership of these shares.

As of June 1, 2008, our Chairman owned approximately 15.1% of our outstanding Class B common shares and through his controlling interest in Excel Management, 0.7% of our outstanding Class A common shares, representing approximately 11.6% of the total voting power of our capital stock. Under the anti-dilutive provisions of the management termination agreement between us and Excel Management, we are required to issue to Excel Management an addition 357,812 shares of our Class A common shares following the completion of the acquisition of Quintana.  After such issuance, Excel Management will own 656,215 shares of our Class A common shares, and Chairman, through his controlling interest in Excel Management, will have beneficial ownership over stock representing 11.8% of our voting power.

Because we are a foreign corporation, you may not have the same rights that a shareholder in a U.S. corporation may have.

We are a Liberian corporation. Our articles of incorporation and bylaws and the Business Corporation Act of Liberia 1976 govern our affairs. While the Liberian Business Corporation Act resembles provisions of the corporation laws of a number of states in the United States, Liberian law does not as clearly establish your rights and the fiduciary responsibilities of our directors as do statutes and judicial precedent in some U.S. jurisdictions. However, while the Liberian courts generally follow U.S. court precedent, there have been few judicial cases in Liberia interpreting the Liberian Business Corporation Act. Investors may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction which has developed a substantial body of case law.

The price of our Class A common stock may be volatile.

The price of our Class A common stock prior to and after an offering may be volatile, and may fluctuate due to factors such as:

•	actual or anticipated fluctuations in quarterly and annual results;
•	mergers and strategic alliances in the shipping industry;
•	market conditions in the industry;
•	changes in government regulation;
•	fluctuations in our quarterly revenues and earnings and those of our publicly held competitors;
•	shortfalls in our operating results from levels forecast by securities analysts;
•	announcements concerning us or our competitors; and
•	the general state of the securities markets.

Future sales of our Class A common stock may depress our stock price.

The market price of our Class A common stock could decline as a result of sales of substantial amounts of our Class A common stock in the public market or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future equity offerings.

Additionally, in connection with the acquisition of Quintana, we have issued restricted shares of our Class A common stock to certain persons who previously were officers and directors of Quintana.  We have agreed to file in the immediate future a shelf registration statement to enable such shareholders to sell these shares to the public.  The sales of these shares under such registration statement could also adversely affect the market price of our Class A common stock.

It may be difficult to enforce a U.S. judgment against us, our officers and directors  in The Republic of Liberia or the United States, or to assert U.S. securities laws claims in The Republic of Liberia or serve process on our officers and directors.

None of our executive officers and directors are residents of the United States, and substantially all of our assets and the assets of these persons are located outside the United States.  Therefore, it may be difficult for an investor, or any other person or entity, to enforce a U.S. court judgment based upon the civil liability provisions of the U.S. federal securities laws against us or any of these persons in a U.S. or Liberian court, or to effect service of process upon these persons in the United States.  Additionally, it may be difficult for an investor, or any other person or entity, to assert U.S. securities law claims in original actions instituted in the Republic of Liberia.

FORWARD LOOKING STATEMENTS

Matters discussed in this document may constitute forward-looking statements.  The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation.  This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance.  The words “believe”, “anticipate”, “intend”, “estimate”, “forecast”, “project”, “plan”, “potential”, “will”, “may”, “should”, “expect” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties.  Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere in this prospectus, and in the documents incorporated by reference in this prospectus, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charterhire rates and vessel values, changes in demand in the dry bulk vessel market, changes in the company’s operating expenses, including bunker prices, drydocking and insurance costs, changes in governmental rules and regulations or actions taken by regulatory authorities including those that may limit the commercial useful lives of dry bulk vessels, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, and other important factors described from time to time in the reports we file with the Commission and the NYSE.  We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates.  We undertake no obligation to update or revise any forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

           The following table sets forth our ratio of earnings to fixed charges for each of the five years ended December 31,  2003, 2004, 2005, 2006 and 2007.(1)

	For the years ended December 31,
	2003		2004		2005		2006		2007
Earnings
Pre-tax income	$8,645		$32,050		$68,070		$31,529		$84,506
Add: Fixed charges	450		299		10,091		15,900		14,522
Total earnings	9,095		32,349		78,161		47,429		99,028

Fixed charges
Interest expensed	411		260		9,565		15,413		14,011
Amortization and write-off of capitalized expenses relating to indebtedness	39		39		526		487		511
Total fixed charges	$450		$299		$10,091		$15,900		$14,522

Ratio of earnings to fixed charges	20.2	x	108.0	x	7.7	x	3.0	x	6.8	x

____________
(1) We have not issued any preferred stock as of the date of this prospectus.

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of pre-tax income available to common stockholders before adjustment for minority interest in consolidated subsidiaries and income from equity investees, plus fixed charges,  amortization of capitalized interest, and distributed income of equity investees, less interest capitalized.  Fixed charges consist of interest expensed and capitalized, interest portion of rental expense, and amortization and write-off of capitalized expenses relating to indebtedness.

PER SHARE MARKET PRICE INFORMATION

Our Class A common stock has traded on the NYSE under the symbol “EXM” since September 15, 2005.  Prior to that date, our Class A common stock was trading on AMEX under the same symbol.  You should carefully review the tables, for the quarters and years indicated, the high and low closing prices of Excel Class A common shares under the heading “The Offer and Listing” in our annual report on Form 20-F for the year ended December 31, 2007, which is incorporated by reference herein.

The table below sets forth the high and low closing prices for each of the calendar months indicated for Excel Class A common shares.

The high and low closing prices for the Class A common shares, by year, from 2005 to 2007 were as follows:

For The Year Ended	NYSE Low (US$)	NYSE High (US$)

December 31, 2005	11.30	28.47
December 31, 2006	7.66	14.61
December 31, 2007	14.71	81.38

    The high and low closing prices for the Class A common shares, by quarter, in 2006 and 2007 were as follows:

For The Quarter Ended	NYSE Low (US$)	NYSE High (US$)

March 31, 2006	9.78	12.34
June 30, 2006	7.66	10.35
September 30, 2006	8.99	12.40
December 31, 2006	11.48	14.6
March 31, 2007	14.71	20.17
June 30, 2007	17.36	27.01
September 30, 2007	25.86	58.21
December 31, 2007	37.68	81.38
March 31, 2008	24.76	39.86

        The high and low closing prices for the Class A common shares, by month, over the six months ended May 31, 2008 were as follows:

For The Six Months Ended	NYSE Low (US$)	NYSE High (US$)

November 2007	37.68	53.57
December 2007	39.95	54.37
January 2008	27.10	39.86
February 2008	31.21	37.46
March 2008	24.76	32.03
April 2008	28.05	44.81
May 2008	57.72	40.06
June 1 to June 9, 2008	48.99	52.77

On April 15, we completed our acquistion of Quintana. After payment of the merger compensation of approximately $768 million in cash and approximately 23.5 million shares of our Class A common stock, there were 43,389,880 Class A and 135,326 Class B shares of common stock issued and outstanding.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the notes or common stock offered under this prospectus.

CAPITALIZATION

           The following table sets forth our consolidated capitalization at December 31, 2007:

•	on an actual basis; and
•	on an adjusted basis to give effect to:
-	the $4.0 million dividend payment on April 11, 2008;
-	the payment of scheduled loan principal installments of $8.4 million;
-	the loan of $1.4 billion obtained to partially finance the cost of the Company’s merger with Quintana;
-	$43 million of debt owed by Quintana’s joint venture subsidiaries, $13 million of which were incurred subsequent to December 31, 2007 and was assumed by us as a result of Quintana’s acquisition;
-	repayment of certain debt facilities, in aggregate $176.0 million, outstanding at the date of the merger with Quintana; and
-	issuance of approximately 23.5 million Class A shares to Quintana shareholders as part of the merger consideration for the acquisition of Quintana on April 15, 2008.

There have been no significant changes to our capitalization since December 31, 2007, as so adjusted.

	As of December 31, 2007
	Actual	Adjusted for Subsequent Events

	(unaudited)
	(dollars in thousands, except share amounts)

Debt:
Current portion of long-term debt (secured and guaranteed)	$39,498	$128,150
Total long-term debt, net of current portion (secured and guaranteed)	219,348	1,389,460
1.875% convertible senior notes due 2027 (unsecured)	150,000	150,000
Total debt(1)	$408,846	$1,667,610

Stockholders’ equity:
Preferred stock, $0.1 par value: 5,000,000 shares authorized, none issued	$-	$-
Common stock $0.01 par value; 100,000,000 Class A shares and 1,000,000 Class B shares authorized; 19,893,556 Class A shares and 135,326 Class B shares, issued and outstanding, actual; 43,389,880 Class A shares and 135,326 Class B shares, issued and outstanding, as adjusted(2)	200	435
Additional paid-in capital	193,897	875,995
Accumulated other comprehensive loss	(65)	(65)
Retained earnings
Less: Treasury stock (78,650 Class A shares and 588 Class B shares)	(189)	(189)
Total stockholders’ equity	$399,821	$1,078,165
Total capitalization	$808,667	$2,745,775

(1)   Total Debt does not include the fair value of the derivative liabilities including the derivative liability assumed upon acquisition of Quintana.
(2)   Outstanding common stock does not reflect shares of common stock issuable, for instance, upon exercise of stock options, under other equity compensation plans, and upon conversion of the convertible notes offered hereby, as well as 357,812 Excel Class A common shares that will be issued to Excel Management Ltd., a related party, pursuant to an anti-dilution clause in the management termination agreement, as a result of issuance of shares with respect to Quintana's acquisition.

ENFORCEMENT OF CIVIL LIABILITIES

           We are a Liberian corporation, and our executive offices and administrative activities and assets, as well as those of certain of the experts named in this prospectus, are located outside the United States.  As a result, it may be difficult for investors to effect service of process within the United States upon us or those persons or to enforce both in the United States and outside the United States judgments against us or those persons obtained in United States courts in any action, including actions predicated upon the civil liability provisions of the federal securities laws of the United States.  In addition, our directors and officers are residents of jurisdictions other than the United States, and all or a substantial portion of the assets of those persons are or may be located outside the United States.  As a result, it may be difficult for investors to effect service of process within the United States on those persons or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.  We have been advised by our legal counsel, Seward & Kissel LLP, that there is uncertainty as to whether the courts of Liberia would (i) enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the federal securities laws of the United States or (ii) entertain original actions brought in Liberian courts against us or such persons predicated upon the federal securities laws of the United States.

DESCRIPTION OF THE NOTES

We have issued the notes under an indenture between us and Deutsche Bank Trust Company Americas, as trustee. We have entered into a registration rights agreement with the initial purchaser pursuant to which we are, for the benefit of the holders of the notes, filing this shelf registration statement with the Commission covering resales of the notes, as well as the shares of our Class A common stock issuable upon conversion of the notes. The following summarizes some, but not all, of the provisions of the notes, the indenture and the registration rights agreement. We urge you to read the indenture, the registration rights agreement and the form of certificate evidencing the notes in their entirety, because they, and not this description, define your rights as a holder of the notes. You may request a copy of these documents at our address shown under “Where You Can Find More Information.”

In this section entitled “Description of the Notes,” when we refer to “Excel Maritime,” “we,” “our” or “us,” we are referring to Excel Maritime Carriers Ltd. and not any of its subsidiaries.

General

We have issued $150.0 million aggregate principal amount of notes.  The notes are convertible into cash and Class A common stock, if any, as described under “—Conversion of Notes.”  The notes will mature on October 15, 2027, unless earlier converted by you, redeemed by us or purchased by us at your option upon the occurrence of a fundamental change (as defined below).

The notes are our senior unsecured obligations and rank pari passu with all of our other senior unsecured debt and senior to all of our future subordinated debt. The notes are effectively subordinated to all present and future debt and other obligations of our subsidiaries. In addition, the notes are effectively subordinated to all of our present and future secured debt to the extent of the collateral securing that debt.

Neither we nor our subsidiaries are restricted from paying dividends, incurring debt or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected by the indenture in the event of a highly leveraged transaction, a change in control of Excel Maritime or a termination in the trading of our Class A common stock, except to the extent described under “—Purchase of Notes at Your Option Upon a Fundamental Change” and “—Conversion of Notes—Conversion Upon Specified Corporate Transactions.”

We will pay interest on the notes at a rate of 1.875% per annum, payable semi-annually in arrears on April 15 and October 15 of each year, or if any such day is not a business day, the immediately following business day (each, an “interest payment date”), commencing April 15, 2008, to holders of record at the close of business on the preceding April 1 and October 1, respectively.  Interest is computed on the basis of a 360-day year comprising twelve 30-day months.  In the event of the maturity, conversion, redemption or purchase by us at the option of the holder, interest ceases to accrue on the notes under the terms of and subject to the conditions of the indenture. We will, however, pay interest on the maturity date to holders of record of the notes on the record date therefor regardless of whether such holders convert their notes after the record date. A “business day” is any day other than (x) a Saturday, (y) a Sunday or (z) a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

We may, without the consent of the holders, reopen the notes and issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that no such additional notes may be issued unless fungible with the notes offered hereby for U.S. federal income tax purposes. The notes offered hereby and any such additional notes would be treated as a single class for all purposes under the indenture and would vote together as one class on all matters that holders of notes are entitled to vote on.  We may also from time to time repurchase the notes in open market purchases or negotiated transactions without any notice to holders.

We will maintain an office in New York City where the notes may be presented for registration of transfer, exchange or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described below, the notes will be issued only in fully-registered book-entry form, without coupons, and will be represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Additional Amounts

All payments (including the delivery of cash, shares of our Class A common stock or a combination thereof upon conversion of the notes) by us in respect of the notes will be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments, or other governmental charges of whatever nature imposed or levied by or on behalf of Liberia, or any authority therein or thereof or any other jurisdiction in which we are, or our successor is, organized, doing business or otherwise subject to the power to tax (any of the aforementioned being a “taxing jurisdiction”), unless we are compelled by law to deduct or withhold such taxes, duties, assessments, or governmental charges. In such event, we will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders of notes after such withholding or deduction shall equal amounts which would have been receivable in respect of the notes in the absence of such withholding or deduction. Notwithstanding the foregoing, no such additional amounts shall be payable:

(1) to, or to a third party on behalf of, a holder who is liable for such taxes, duties, assessments or governmental charges in respect of such note by reason of the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of such holder, if such holder is an estate, a trust, a partnership or a corporation) and the relevant taxing jurisdiction, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein, other than the mere holding of the note or enforcement of rights under the indenture and the receipt of payments with respect to the note;

(2) in respect of notes surrendered or presented for conversion or payment (if surrender or presentment is required) more than 30 days after the relevant date (as defined below) except to the extent that payments under such note would have been subject to withholding and the holder of such note would have been entitled to such additional amounts, on surrender of such note for payment on the last day of such period of 30 days;

(3) to, or to a third party on behalf of, a holder who is liable for such taxes, duties, assessments or other governmental charges by reason of such holder’s failure to comply with any certification, identification, documentation or other reporting requirement concerning the nationality, residence, identity or connection with the relevant taxing jurisdiction of such holder, if (a) compliance is required by law (or administrative or judicial interpretation thereof) as a precondition to, exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and (b) we have given the holders at least 30 days’ notice that holders will be required to provide such certification, identification, documentation or other requirement;

(4) in respect of any estate, inheritance, gift, sales, transfer, capital gains, excise or personal property or similar tax, assessment or governmental charge (other than tax assessment or governmental charge imposed upon delivery of cash, shares of our Class A common stock or a combination thereof upon conversion of the notes);

(5) in respect of any tax, assessment or other governmental charge imposed on payment on the notes (other than on delivery of cash, shares of our Class A common stock or a combination thereof upon conversion of the notes) which is payable other than by deduction or withholding from payments of principal of or interest on the note;

(6) in respect of any tax imposed on overall net income or any bank profits tax; or

(7) in respect of any combination of the above.

In addition, no additional amounts shall be paid with respect to any payment on a note to a holder who is a fiduciary, a partnership, a limited liability company or other than the sole beneficial owner of that payment to the extent that payment would be required by the relevant taxing jurisdiction to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership, an interest holder in a limited liability company or a beneficial owner who would not have been entitled to the additional amounts had that beneficiary, settlor, member or beneficial owner been the holder.

“Relevant date” means, with respect to any payment on a note, whichever is the later of: (i) the date on which such payment first becomes due; and (ii) if the full amount payable has not been received by the trustee on or prior to such due date, the date on which notice is given to the holders that the full amount has been received by the trustee. The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation. Except as specifically provided above or otherwise in this prospectus, we shall not be required to make a payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

In the event that additional amounts actually paid with respect to the notes described above are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the holder of such notes, and, as a result thereof such holder is entitled to make claim for a refund or credit of such excess from the authority imposing such withholding tax, then such holder shall, by accepting such notes, be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit of such excess to us.

Any reference in this prospectus, the indenture or the notes to principal, interest or any other amount payable in respect of the notes by us (including conversion into cash, shares of our Class A common stock or a combination thereof) will be deemed also to refer to any additional amounts, unless the context requires otherwise, that may be payable with respect to that amount under the obligations referred to in this subsection.

The foregoing obligation will survive termination or discharge of the indenture.

Guarantees

The notes were not guaranteed by any of our subsidiaries as of the date of original issuance.  As of the date of filing of this registration statement, none of our subsidiaries has guaranteed any portion of the notes.  We may not permit any of our subsidiaries to guarantee, or become a co-obligor on, any of our debt securities or the debt securities of any other of our subsidiaries or issue any debt securities, unless such subsidiaries fully and unconditionally guarantee the notes on a senior basis.  Each subsidiary delivering a guarantee of the notes is referred to as a “subsidiary guarantor.”

The obligations of the subsidiary guarantors under their notes guarantees may be limited as necessary to recognize certain defenses generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law.

A subsidiary guarantor’s notes guarantee will be automatically and unconditionally released:

•
in connection with any sale or other disposition of all or substantially all of the capital stock (or the shares of any holding company of such guarantor (other than us)) of that subsidiary guarantor to a person that is not (either before or after giving effect to such transaction) us or a subsidiary, if the liability with respect to any debt securities in connection with which the notes guarantee was executed, or would have been executed pursuant to this covenant had a notes guarantee not been executed previously, is also released;

•	upon satisfaction and discharge of the notes as provided below under the caption “Satisfaction and Discharge;”

•
so long as no event of default has occurred and is continuing, such subsidiary guarantor is unconditionally released and discharged from its liability with respect to all such debt securities in connection with which such notes guarantee was executed, or would have been executed pursuant to the second preceding paragraph if such subsidiary guarantor had not already executed a notes guarantee; or

•	upon the full and final payment and performance of all of our obligations under the notes.

For the purposes of this section, debt securities does not include (i) debt under any credit facility or loan agreement with a commercial bank or any lender that invests in bank loans in the ordinary course of business or is a fund that is managed by the same investment advisor as any entity that invests in bank loans in the ordinary course of business or (ii) debt that may not be traded under Rule 144A of the Securities Act in the public capital markets.

    Optional Redemption

           Prior to October 22, 2014, the notes will not be redeemable.  On or after October 22, 2014, we may redeem for cash all or a portion of the notes, upon not less than 30, nor more than 60, calendar days notice before the redemption date to each holder of the notes, at a redemption price of 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest (including additional interest, if any) to, but not including, the redemption date (unless the redemption date is between a regular record date and the interest payment date to which it relates, in which case we will pay accrued and unpaid interest to the holder on such regular record date).

           If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or multiples thereof) by lot, or on a pro rata basis or by another method the trustee considers fair and appropriate, including any method required by DTC or any successor depositary.  If the trustee selects a portion of your note for partial redemption and you convert a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.

           In the event of redemption in part, we will not be required to register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

Conversion of Notes

General

Holders may surrender notes for conversion at any time prior to the close of business on April 15, 2014, and receive the consideration described below under “—Payment Upon Conversion,” only if any of the following conditions is satisfied:

•
during any calendar quarter commencing after the date of original issuance of the notes, if the closing sale price of our Class A common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 125% of the conversion price of the notes in effect on that last trading day;

•
during the ten consecutive trading-day period following any five consecutive trading-day period in which the trading price for the notes for each such trading day was less than 98% of the closing sale price of our Class A common stock on such date multiplied by the then current conversion rate;

•	in the event that the notes are called by us for redemption; or

•	if we make certain significant distributions to holders of our Class A common stock, or if we enter into specified corporate transactions.

We describe each of these conditions in greater detail below.

However, after April 15, 2014, holders may surrender their notes for conversion at any time prior to the close of business on the business day immediately preceding the maturity date regardless of whether any of the foregoing conditions is satisfied.

Notes that are validly surrendered for conversion will be deemed to have been converted immediately prior to the close of business on the conversion date and the converting holder will be treated as a shareholder of record of Excel Maritime as of that time.

Upon conversion of a note, a holder will not receive any cash payment of interest (unless such holder is the holder on a regular record date and such conversion occurs between such regular record date and the interest payment date to which it relates) and we will not adjust the applicable conversion rate to account for accrued and unpaid interest. Our delivery to the holder of cash, shares of our Class A common stock or a combination thereof at our election as described under “—Settlement upon Conversion” will be deemed to satisfy our obligation with respect to such note.  Accordingly, any accrued but unpaid interest will be deemed to be paid in full upon conversion, rather than cancelled, extinguished or forfeited.

Holders of notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on the applicable regular record date. Notes surrendered for conversion by a holder after the close of business on any regular record date but prior to the next interest payment date must be accompanied by payment of an amount equal to the interest that will be payable on the notes; provided, however, that no such payment need be made (1) if the notes have been called by us for redemption, (2) if we have specified a purchase date following a fundamental change that is after a record date and on or prior to the next interest payment date, (3) with respect to any notes surrendered for conversion following the record date for the payment of interest immediately preceding the stated maturity date or (4) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If we call notes for redemption, a holder of notes may convert notes only until the close of business on the second scheduled trading day (as defined below) prior to the redemption date unless we fail to pay the redemption price. If a holder of notes has submitted notes for repurchase upon a fundamental change (as defined under “—Purchase of Notes at Your Option Upon a Fundamental Change”) or on a purchase date that is unrelated to a fundamental change, the holder may convert those notes only if that holder withdraws the repurchase notice delivered by that holder in accordance with the terms of the indenture and the holder is otherwise entitled to convert.

Calculation of Applicable Conversion Rate

The applicable conversion rate for any notes to be converted will be determined as follows for each trading day in the conversion period (as defined below):

•
if the applicable stock price (as defined below) for such notes is less than or equal to the base conversion price (as defined below), the applicable conversion rate for such notes will be equal to the base conversion rate, as may be adjusted as described below, and

•	if the applicable stock price for such notes is greater than the base conversion price, the applicable conversion rate for such notes will be determined in accordance with the following formula:

Base Conversion Rate +   (Volume Weighted Average Price—Base Conversion Price) × Incremental Share Factor
                                             Volume Weighted Average Price

The “base conversion rate” is initially approximately 10.9529 shares of our Class A common stock.  The applicable conversion rate per $1,000 principal amount of notes is equal to $1,000 divided by the then applicable conversion price at the time of determination.  The conversion price is subject to adjustment as described under “—Conversion Price Adjustments.”  Accordingly, an adjustment to the conversion price will result in a corresponding inverse adjustment to the conversion rate.  The “base conversion price” is initially $91.30 per share of our Class A common stock, subject to adjustment.

The “incremental share factor” is initially 5.4765, subject to the same proportional adjustment as the base conversion rate, in each case based upon adjustments to the base conversion price.

The “volume weighted average price” per share of our Class A common stock (or any security that is part of the reference property into which our Class A common stock has been converted, if applicable) on any trading day means the volume weighted average price on the principal exchange or over-the-counter market on which our Class A common stock (or other security) is then listed or traded, from 9:30 a.m. to 4:00 p.m. (New York City time) on that trading day as displayed under the heading “Bloomberg VWAP” on Bloomberg Page EXM Equity AQR (or the Bloomberg Page for any security that is part of the reference property into which our Class A common stock has been converted, if applicable, or if such volume weighted average price is not available (or the reference property in question is not a security), our board of directors’ reasonable, good faith estimate of the volume weighted average price of the shares of our Class A common stock, or other reference property, on such trading day.

The “closing sale price” of our Class A common stock on any date means the per share closing sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) at 4:00 p.m. (New York City time) on such date as reported in composite transactions for the principal U.S. securities exchange on which our Class A common stock is traded or, if our Class A common stock is not listed on a U.S. national or regional securities exchange, as reported by the National Quotation Bureau Incorporated.

A “trading day” means a day on which (i) there is no market disruption event (as defined below) and (ii) the NYSE or, if our Class A common stock is not listed on the NYSE, the principal other U.S. national or regional securities exchange on which our Class A common stock is then listed is open for trading or, if our Class A common stock is not so listed, any business day.  So long as our Class A common stock is listed on a U.S. national or regional securities exchange, a “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

A “market disruption event” means the occurrence or existence for more than one half-hour period in the aggregate on any trading day for our Class A common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the NYSE or otherwise) in our Class A common stock or in any options, contracts or future contracts relating to our Class A common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

Conversion Upon Satisfaction of Market Price Condition

Holders may surrender notes for conversion during any calendar quarter commencing after the date of original issuance of the notes if the closing sale price of our Class A common stock, for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs, is more than 125% of the conversion price of the notes in effect on that last trading day.

Conversion Upon Trading Price of Notes Falling Below Conversion Value of the Notes

If the trading price (as defined below) for the notes on each trading day during any five consecutive trading-day period was less than 98% of the closing sale price of our Class A common stock on such date multiplied by the then applicable conversion rate, a holder may surrender notes for conversion at any time during the following 10 trading days.

Upon request, the conversion agent (which shall initially be the trustee) will, on our behalf, determine if the notes are convertible and will notify us and the trustee accordingly.  The conversion agent shall have no obligation to determine the trading price of the notes unless we have requested such determination in writing, and we shall have no obligation to make such request unless the trustee provides us with reasonable evidence that the trading price of the notes on any trading day would be less than 98% of the product of the then current conversion rate times the closing sale price of our Class A common stock on that date. At such time, we shall instruct the conversion agent to determine the trading price of the notes beginning on such trading day and on each successive four trading days.

“Trading price” means, on any date of determination, the average of the secondary bid quotations per note obtained by the conversion agent for $5,000,000 principal amount of the notes at approximately 3:30 p.m. (New York City time), on such determination date from three independent nationally recognized securities dealers we select; provided that, if at least three such bids cannot reasonably be obtained, but two such bids can reasonably be obtained, then the average of these two bids shall be used; provided, further, that, if at least two such bids cannot reasonably be obtained, but one such bid can reasonably be obtained, this one bid shall be used. If on any date of determination the conversion agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from an independent nationally recognized securities dealer, then the trading price of the notes on such date of determination will be deemed to be less than 98% of the conversion value.

Conversion Upon Notice of Redemption

If we call any or all of the notes for redemption, holders may convert notes that have been so called for redemption at any time prior to the close of the business on the second scheduled trading day prior to the redemption date, even if the notes are not otherwise convertible at such time, after which time the holder’s right to convert will expire unless we default in the payment of the redemption price.

Conversion Upon Specified Corporate Transactions

If we elect to distribute to all or substantially all holders of our Class A common stock:

●	specified rights or warrants entitling them to subscribe for or purchase our Class A common stock at less than the current market price (as defined below) on the record date for such issuance; or

●
cash, debt securities (or other evidence of indebtedness) or other assets (excluding dividends or distributions described in clauses (1) or (3) of the description below under “—Conversion Price Adjustments”), which distribution, together with all other such distributions within the preceding twelve months, has a per share value exceeding 10% of the current market price of our Class A common stock as of the trading day immediately preceding the declaration date for such distribution, we must notify the holders of the notes at least 40 days prior to the ex-dividend date for such distribution. Once we have given such notice (each such notice, a “Notice of Specified Corporate Transaction”), holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place.

In addition, in the event of a fundamental change, a holder may surrender notes for conversion at any time on or after the date that is 40 days prior to the anticipated effective time of the fundamental change, as set forth in the Notice of Specified Corporate Transaction, until the close of business on the second scheduled trading day immediately preceding the fundamental change purchase date (as defined under “—Purchase of Notes at Your Option Upon a Fundamental Change”). The holder may also require us to purchase all or a portion of its notes upon the occurrence of a fundamental change as described under “—Purchase of Notes at Your Option Upon a Fundamental Change.”  To the extent practicable, we will give notice to holders of the anticipated effective date for a fundamental change not more than 60 days nor less than 30 days prior to the anticipated effective date.

Holders will also have the right to surrender notes for conversion if we are a party to a combination, merger, binding share exchange or sale or conveyance of all or substantially all of our property and assets that does not also constitute a fundamental change, in each case pursuant to which our Class A common stock would be converted into cash, securities or other property. In such event, holders will have the right to surrender notes for conversion at any time from or after the date that is 30 days prior to the anticipated effective date of such transaction and ending on the 15th day following the effective date of such transaction. We will notify holders at least 30 days prior to the anticipated effective date of such transaction. If the transaction also constitutes a fundamental change, in lieu of the conversion right described in this paragraph, holders will have the conversion right described in the preceding paragraph and will have the right to require us to purchase their notes as set forth below under “— Purchase of Notes at Your Option Upon a Fundamental Change.”

Conversion after April 15, 2014

After April 15, 2014 and on or prior to the close of business on the business day immediately prior to the stated maturity date, holders may surrender their notes for conversion regardless of whether any of the conditions described in “—Conversion Upon Satisfaction of Market Price Condition,” “—Conversion Upon Trading Price of Notes Falling Below Conversion Value of the Notes,” or “—Conversion Upon Specified Corporate Transactions” has been satisfied.

Settlement upon Conversion

In satisfaction of our obligation upon conversion of notes, we may elect to deliver, at our option, cash, shares of our Class A common stock or a combination of cash and shares of our Class A common stock.  We elected to satisfy our conversion obligation with respect to the remaining term of the notes exclusively in cash for 100% of the principal amount of the notes converted, and we elected also to satisfy exclusively in cash any remaining amount with respect to such converted notes.  Except as described under “—Conversion after upon Notice of Redemption” and “—Conversion after April 15, 2014,” if we receive any notice of conversion on or prior to the date that is 25 scheduled trading days immediately preceding the maturity date of the notes (the “final notice date”), the following procedures will apply:

●
If we elect to satisfy all or any portion of our conversion obligation in cash, we will notify holders through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is two business days following the conversion date (the “cash settlement notice period”).  If we timely elect to pay cash for any portion of our conversion obligation, holders may retract the conversion notice at any time during the two business days following the final day of the cash settlement notice period (the “conversion retraction period”). No such retraction can be made (and a conversion notice shall be irrevocable) if we do not elect to deliver cash in lieu of shares (other than cash in lieu of fractional shares). Upon the expiration of a conversion retraction period, a conversion notice shall be irrevocable. If we elect to satisfy all or any portion of the conversion obligation in cash, and the conversion notice has not been retracted, then settlement (in cash or in cash and shares) will occur on the third business day following the conversion settlement averaging period. The “conversion settlement averaging period” with respect to any notes to be converted means the 20-consecutive-trading-day period beginning:

•	on the redemption date if prior to the relevant conversion date we have called the notes that are being converted for redemption;

•	for notes that are converted during the period beginning on the 30th trading day prior to the maturity date of the notes, on the 27th trading day immediately preceding the maturity date; and

•	in all other instances, on the trading day after the final day of the conversion retraction period.

●
If in the future we elect not to satisfy any part of the conversion obligation in cash (other than cash in lieu of any fractional shares), delivery of the shares of our Class A common stock into which the notes are converted (and cash in lieu of any fractional shares) will occur as soon as practicable on or after the conversion date.

●
Notwithstanding the foregoing, if a holder surrenders a note for conversion in connection with a qualifying fundamental change (as described under “—Adjustment to Conversion Rate Upon a Qualifying Fundamental Change”), we will deliver any related additional conversion consideration after the effective date of the qualifying fundamental change it relates to even if the settlement date in respect of the other conversion consideration occurs earlier and conversion consideration may be delivered in two payments rather than one.

      Settlement amounts will be computed as follows:

●
Settlement in Shares.  If we had chosen to satisfy the entire conversion obligation in shares, we would deliver to holders a number of shares equal to (i) the aggregate principal amount of notes to be converted divided by $1,000 multiplied by (ii) the applicable conversion rate on the conversion date.  We have elected to satisfy the entire conversion obligation in cash as set forth below.

●
Settlement in Cash.  As we have elected to satisfy the entire conversion obligation in cash, for each $1,000 principal amount of notes to be converted, we will deliver cash in an amount equal to the sum of the daily conversion values (as defined below) for each trading day during the conversion settlement averaging period.  The “daily conversion value” for each trading day during the conversion settlement averaging period for each $1,000 aggregate principal amount of notes is equal to one-twentieth of the product of the then applicable conversion rate multiplied by the volume weighted average price of our Class A common stock on that day.

●
Settlement in Cash and Shares.  If we had chosen to satisfy a fixed portion (other than 100%) of our conversion obligation in cash, we would deliver to holders, for each $1,000 principal amount of notes surrendered for conversion:

●
cash in any amount we specify (the “specified cash amount”), provided that in no event shall the specified cash amount exceed the conversion value and, if it does, then we will settle our conversion obligation entirely in cash as described above under “—Settlement in Cash”; and

●
a number of shares of our Class A common stock equal to the greater of (i) zero and (ii) the sum of the excess, if any, for each of the 20 trading days in the conversion settlement averaging period of (a) the daily share amount, over (b) the number of shares equal to the quotient of (x) one-twentieth of the specified cash amount divided by (y) the volume weighted average price of our Class A common stock on such trading day.

We have elected to satisfy the entire obligation in cash as set forth above.

The “daily share amount” for each trading day during the conversion settlement averaging period for each $1,000 aggregate principal amount of notes is equal to one-twentieth of the applicable conversion rate on that trading day.

With respect to conversion notices that we receive after the final notice date or after we have issued a notice of redemption and prior to the redemption date, we will not send individual notices of our election to satisfy all or any portion of the conversion obligation in cash.  If we choose to satisfy all or any portion of the conversion obligation with respect to conversion (i) after the final notice date in cash, on or before the final notice date, or (ii) after we issue a notice of redemption and prior to the redemption date, we will send a single notice to holders (which may be included in the notice of redemption, if applicable) indicating the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount).  In the event that we receive a notice of conversion from holders of notes after the final notice date or after a notice of redemption and prior to the redemption date, settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above.  If a conversion notice is received from holders of notes after the final notice date or after a notice of redemption and prior to the redemption date, such holders will not be allowed to retract the conversion notice.

To the extent we would have chosen to settle all or a portion of our conversion obligation in shares of our Class A common stock, no fractional shares would have been issued upon conversion; in lieu thereof, a holder that would otherwise be entitled to fractional shares of our Class A common stock will receive a number of shares of our Class A common stock equal to the aggregate of the fractional shares otherwise deliverable for each trading day during the conversion settlement averaging period (rounding down to the nearest whole number) and cash equal to the remainder multiplied by the volume weighted average price of our Class A common stock on the last trading day of the conversion settlement averaging period.

The cash and any shares of our Class A common stock (including cash in lieu of fractional shares) deliverable upon conversion of the notes will be delivered through the conversion agent.  Unless we have elected to settle our conversion obligation entirely in shares of our Class A common stock, this delivery will generally be made three business days after the last day of the conversion settlement averaging period.  If a holder surrenders a note for conversion in connection with a qualifying fundamental change (as described under “—Adjustment to Conversion Rate Upon a Qualifying Fundamental Change”), however, we will not deliver any related additional conversion consideration until after the effective date of the qualifying fundamental change it relates to even if the settlement date in respect of other conversion consideration occurs earlier and conversion consideration will be delivered in two payments rather than one as a result.

If a holder tenders notes for conversion (and, if applicable, the daily conversion value is being determined) at a time when the notes are convertible into other property in addition to or in lieu of our Class A common stock, the settlement amount will be determined based on the kind and amount of shares of stock, securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our Class A common stock equal to the conversion rate would have owned or been entitled to receive in such transaction (and, if applicable, the value thereof for each applicable trading day during the conversion settlement averaging period, as described below under “— Conversion Price Adjustments.”

Generally, the conversion date for any notes will be the date on which the notes have been delivered as described under “—Conversion Procedures” below and the requirements for conversion have been met, if all requirements for conversion have been satisfied by 11:00 a.m. (New York City time) on that day, or the next succeeding business day if such requirements are satisfied after 11:00 a.m. (New York City time).

Conversion Price Adjustments

The conversion price will be adjusted:

        (1)   upon the issuance of shares of our Class A common stock as a dividend or distribution on shares of our Class A common stock;

        (2)   upon the subdivision or combination of our outstanding our Class A common stock;

        (3)   upon the issuance to all or substantially all holders of our Class A common stock of rights or warrants entitling them for a period of not more than 45 days to subscribe for or purchase shares of our Class A common stock, or securities convertible into our Class A common stock, at a price per share or a conversion price per share less than the current market price per share on the trading day immediately preceding the “ex” date (as defined below) for the issuance, provided that the conversion price will be readjusted to the extent that the rights or warrants are not exercised prior to this expiration or are not distributed;

        (4)   upon the distribution to all or substantially all holders of our Class A common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants, excluding:

•	dividends, distributions and rights or warrants referred to in clause (1) or (3) above;

•	dividends or distributions exclusively in cash referred to in clause (5) below;

•	distributions of securities referred to in clause (6) below; and

•	distribution of rights to all or substantially all holders of Class A common stock pursuant to an adoption of a shareholder rights plan;

        (5)   upon the occurrence of any cash dividends or other cash distributions to all or substantially all holders of our Class A common stock (other than (x) distributions described in clause (6) below, (y) any dividend or distribution in connection with our liquidation, dissolution or winding up or (z) any regular quarterly cash dividend on our Class A common stock to the extent that the aggregate amount of such cash dividend per share of our Class A common stock does not exceed the dividend threshold amount (subject to adjustment, as indicated below)), in which event the conversion price shall be reduced so that it equals the price determined by multiplying the conversion price in effect on the trading day immediately preceding the “ex” date with respect to the cash distribution or dividend by a fraction,

(a)   the numerator of which will be the closing sale price of a share of our Class A common stock as of the trading day immediately preceding the “ex” date with respect to the dividend or distribution less the dividend adjustment amount, and

(b)   the denominator of which will be the closing sale price of a share of our Class A common stock as of the trading day immediately preceding the “ex” date with respect to the dividend or distribution;

        (6)  upon the distribution of shares of capital stock or similar equity interests of any subsidiary or business unit, which we refer to as a “spin-off,” the conversion price in effect immediately before the close of business on the trading day immediately preceding the “ex” date with respect to that distribution will be decreased by multiplying the conversion price by a fraction,

(a) the numerator of which is the average of the closing sale prices of a share of our Class A common stock on each of the 10 consecutive trading days beginning on the “ex” date with respect to the spin-off, and

(b) the denominator of which is the average of the closing sale prices of a share of our Class A common stock on each of the 10 consecutive trading days beginning on the “ex” date with respect to the spin-off plus the average of the closing sale prices of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of our Class A common stock on each of those 10 consecutive trading days; and

        (7)   upon the purchase of our Class A common stock pursuant to a tender offer made by us or any of our subsidiaries at a price per share in excess of the current market price for one share of our Class A common stock on the last date tenders may be made pursuant to the tender offer, which we refer to as the “expiration date,” in which case, immediately prior to the opening of business on the day after the expiration date, the conversion price shall be reduced so that it equals the price determined by multiplying the conversion price in effect immediately prior to the close of business on the expiration date by a fraction,

              (a)  the numerator of which will be the product of the number of shares of our Class A common stock outstanding (including tendered shares but excluding any shares held by us in treasury) immediately before the last time at which tenders may be made pursuant to the tender offer, which we refer to as the “expiration time,” multiplied by the current market price per share of our Class A common stock on the trading day next succeeding the expiration date; and

              (b) the denominator of which will be the sum of (x) the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender offer) of all shares validly tendered and not withdrawn as of the expiration time, which we refer to as the “purchased shares,” and (y) the product of the number of shares of our Class A common stock outstanding (less any purchased shares and excluding any shares held by us in treasury) immediately before the expiration time and the current market price per share of our Class A common stock on the trading day next succeeding the expiration date.

“current market price” means, with respect to any date of determination, the closing sale price of our Class A common stock on the date of determination. For purposes hereof, the term “ex” date, when used with respect to any dividend or distribution, means the first date on which the Class A common stock trades, regular way, on the relevant exchange or in the relevant market from which the sale price was obtained without the right to receive such dividend or distribution.

“dividend adjustment amount” means the full amount of the dividend or distribution to the extent payable in cash applicable to one share of our Class A common stock less the dividend threshold amount.

“dividend threshold amount” means $0.20 per share of Class A common stock per quarter in the case of regular cash dividends, adjusted in a manner proportional to adjustments made to the conversion price other than pursuant to clause (5) or (7) above and to account for any change in the frequency of payment of our regular cash dividend, and $0.00 in all other cases.

To the extent that we have a rights plan in effect upon conversion of the notes into Class A common stock, you will receive, in addition to the Class A common stock, the rights under the rights plan, whether or not the rights have separated from the Class A common stock at the time of conversion, subject to certain limited exceptions.

In the event of:

•	any reclassification of our Class A common stock;

•	a consolidation, merger or combination involving Excel Maritime; or

•	a sale or conveyance to another person of the property and assets of Excel Maritime as an entirety or substantially as an entirety,

the settlement amount in respect of our conversion obligation will be computed as set forth under “— Settlement upon Conversion” above, based on the kind and amount of shares of stock, securities, or other property or assets (including cash or any combination thereof) that holders of our common stock are entitled to receive in respect of each share of our common stock in such transaction (the “reference property”), and reference property will be delivered in lieu of the shares of our common stock that would have otherwise been deliverable upon conversion.  Throughout this section (“—Conversion of Notes”), if our Class A common stock has been replaced by reference property as a result of any transaction described in the preceding sentence, references to our Class A common stock are intended to refer to such reference property.

In the event that holders of our Class A common stock have the opportunity to elect the form of consideration to be received in any transaction described in the preceding paragraph, we will make adequate provision so that the holders of the notes, treated as a single class, have the timely opportunity to determine the composition of the reference property that will replace any Class A common stock that would otherwise be deliverable upon conversion of the notes.  The reference property will be based on the blended, weighted average of elections made by holders of the notes and will be subject to any limitations applicable to all holders of our Class A common stock (such as pro rata reductions made to any portion of the consideration payable).  The determination of the reference property will apply to all of the notes and we will notify the trustee of the composition of the reference property promptly after it is determined.

We are permitted to reduce the conversion price of the notes by any amount for a period of at least 20 business days if our board of directors determines that such reduction would be in our best interest. We are required to give at least 15 days’ prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our Class A common stock in connection with a dividend or distribution of stock or similar event.

You may, in some circumstances, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the non-occurrence  of an adjustment to the conversion price. See “Material U.S. Federal Income Tax Considerations” below for a relevant discussion.

Notwithstanding anything in this section “—Conversion Price Adjustments” to the contrary, we will not be required to adjust the conversion price unless the adjustment would result in a change of at least 1% of the conversion price. However, we will carry forward any adjustments that are less than 1% of the conversion price and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, within one year of the first such adjustment carried forward, upon required purchases of the notes in connection with a fundamental change and five business days prior to the stated maturity of the notes. Except as stated above, the conversion price will not be adjusted for the issuance of our Class A common stock or any securities convertible into or exchangeable for our Class A common stock or carrying the right to purchase our Class A common stock or any such security.  No adjustment to the conversion price need be made for a given transaction if holders of the notes will participate in that transaction without conversion of the notes.

Conversion Procedures

Holders may convert their notes only in denominations of $1,000 principal amount and integral multiples thereof. Delivery of our Class A common stock and cash upon conversion in accordance with the terms of the notes will be deemed to satisfy our obligation to pay the principal amount of the notes.

The right of conversion attaching to any note may be exercised (a) if such note is represented by a global security, by book-entry transfer to the conversion agent through the facilities of DTC or (b) if such note is represented by a certificated security, by delivery of such note at the specified office of the conversion agent, accompanied, in either case, by a duly signed and completed notice of conversion and appropriate endorsements and transfer documents if required by the conversion agent. A holder delivering a note for conversion will be required to pay any taxes or duties payable in respect of the issue or delivery of our Class A common stock upon conversion in a name other than that of the holder.

We will not issue fractional shares of Class A common stock upon conversion of notes.

If you have submitted your notes for purchase upon a fundamental change, you may only convert your notes if you withdraw your purchase notice prior to the fundamental change purchase date, as described below under “—Purchase of Notes at Your Option Upon a Fundamental Change.” If your notes are submitted for purchase following a fundamental change, your right to withdraw your purchase notice and convert the notes that are subject to purchase will terminate at 5:00 p.m. (New York City time) on the business day before such purchase date.

Adjustment to Conversion Rate Upon a Qualifying Fundamental Change

If a qualifying fundamental change occurs prior to maturity, upon the conversion of the notes as described above under “—Conversion of Notes—Conversion Upon Specified Corporate Transactions”, the conversion rate will be increased by an additional number of shares of Class A common stock (these shares being referred to as the “additional shares”) as described below. We will notify holders of the anticipated effective date of such qualifying fundamental change and issue a press release as soon as practicable after we first determine the anticipated effective date of such qualifying fundamental change.

A “qualifying fundamental change” is (i) any “change in control” included in the first or second bullet of the definition of that term below under “—Purchase of Notes at Your Option Upon a Fundamental Change” and (ii) any “termination of trading” as defined below under “—Purchase of Notes at Your Option Upon a Fundamental Change.”  A merger, consolidation, assignment, conveyance, sale, transfer, lease or other disposition otherwise constituting a change in control will not constitute a qualifying fundamental change if at least 90% of the consideration paid for our Class A common stock in that transaction, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, consists of shares of common stock traded on a U.S. national securities exchange, or will be so traded immediately following the merger or consolidation, and, as a result of the merger or consolidation, the notes become convertible into such shares of such common stock.

The number of additional shares by which the conversion rate will be increased for conversions in connection with a qualifying fundamental change will be determined by reference to the table below, based on the date on which the qualifying fundamental change occurs or becomes effective, which we refer to as the effective date, and (1) the price paid per share of our Class A common stock in the change in control in the case of a qualifying fundamental change described in the second bullet of the definition of change in control, or (2) the average of the last reported sale prices of our Class A common stock over the five trading-day period ending on the trading day preceding the effective date of such other qualifying fundamental change, which we refer to as the stock price, in the case of any other qualifying fundamental change. If holders of our Class A common stock receive only cash in the case of a qualifying fundamental change described in the second bullet under the definition of change in control, the stock price shall be the cash amount paid per share.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion price of the notes is adjusted as described under “—Conversion of Notes—Conversion Price Adjustments.” The stock prices in the table will be adjusted by the same adjustment factor applied to the conversion price as described under—Conversion of Notes—Conversion Price Adjustments” above and the number of additional shares will be adjusted by the inverse of that adjustment factor.

The following table sets forth the increase in the conversion rate, expressed as a number of additional shares to be added per $1,000 principal amount of notes.

	Stock Price
Effective Date	$58.90	$60.00	$70.00	$80.00	$90.00	$100.00	$125.00	$150.00	$175.00	$200.00	$250.00	$300.00	$400.00	$500.00
October 10, 2007	6.0200	6.0200	5.9786	5.4599	5.1075	4.3852	3.0404	2.2251	1.6896	1.3180	0.8464	0.5695	0.2772	0.1387
October 15, 2008	6.0200	6.0200	5.9166	5.3560	4.9785	4.2423	2.8874	2.0781	1.5540	1.1943	0.7459	0.4887	0.2253	0.1054
October 15, 2009	6.0200	6.0200	5.8056	5.1977	4.7947	4.0456	2.6864	1.8900	1.3834	1.0419	0.6261	0.3954	0.1686	0.0711
October 15, 2010	6.0200	6.0200	5.6233	4.9641	4.5341	3.7738	2.4203	1.6481	1.1696	0.8551	0.4860	0.2910	0.1102	0.0389
October 15, 2011	6.0200	6.0200	5.3331	4.6143	4.1579	3.3901	2.0608	1.3337	0.9009	0.6288	0.3275	0.1800	0.0555	0.0133
October 15, 2012	6.0200	6.0200	4.8629	4.0707	3.5882	2.8243	1.5611	0.9212	0.5710	0.3682	0.1668	0.0804	0.0172	0.0016
October 15, 2013	5.9102	5.6844	4.1226	3.2012	2.6828	1.9416	0.8441	0.3931	0.1974	0.1074	0.0391	0.0164	0.0018	0.0009
October 15, 2014	6.0200	5.7106	3.3301	1.5448	0.1921	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The stock prices and additional share amounts set forth above are based upon a common share closing sale price of $58.90 on October 3, 2007 and an initial conversion price of $91.30.

Notwithstanding anything in the indenture to the contrary, we may not increase the conversion rate to more than 16.9778 shares per $1,000 principal amount of notes pursuant to the events described in this section, though we will adjust such number of shares for the same events for which we must adjust the conversion price as described under “—Conversion of Notes—Conversion Price Adjustments” above, by the inverse of the adjustment factor applied to the conversion price under that section.

The exact stock prices and effective dates may not be set forth in the table above, in which case if the stock price is:

•
between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	in excess of $500.00 per share (subject to adjustment), no increase in the conversion rate will be made; and

•	less than $58.90 per share (subject to adjustment), no increase in the conversion rate will be made.

Because we cannot calculate and deliver the additional conversion consideration due as a result of an increase in the conversion rate resulting from a given qualifying fundamental change until after the effective date of that qualifying fundamental change has occurred, we will not deliver such additional conversion consideration until after the effective date of the qualifying fundamental change it relates to even if the settlement date in respect of other conversion consideration occurs earlier. As a result, you may receive conversion consideration in two payments rather than one.  We will deliver the portion of the conversion consideration that is payable on account of the increase in the conversion rate as soon as practicable, but in no event after the third business day after the later of:

•	the date the holder surrenders the note for conversion;

•	the last trading day in the applicable conversion period; and

•	the effective date of the qualifying fundamental change.

If you surrender a note for conversion in connection with a qualifying fundamental change we have announced, but the qualifying fundamental change is not consummated, then you will not be entitled to the increased conversion rate referred to above in connection with the conversion.

Purchase of Notes by Us at the Option of the Holder

Holders have the right to require us to purchase the notes on October 15, 2014, October 15, 2017 and October 15, 2022 (each, a “purchase date”). We will be required to purchase any outstanding notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant purchase date until the close of business on the second business day prior to the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related notes.  Also, our ability to satisfy our purchase obligations may be affected by the factors described in “Risk Factors” under the caption “—Risks Related to the Notes and Our Indebtedness—We may not have the ability to raise the funds necessary to settle conversion of the notes or to purchase the notes upon a fundamental change or on other purchase dates, and our future debt may contain, limitations on our ability to pay cash upon conversion or repurchase of the notes.”

The purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest (including any additional interest) to such purchase date. All notes purchased by us will be paid for in cash.

On or before the 20th business day prior to each purchase date, we will provide to the trustee, the paying agent and to all holders of the notes, and to beneficial owners as required by applicable law, a notice (delivered in any manner permitted by the indenture, including through DTC) stating, among other things:

•	the last date on which a holder may exercise the purchase right;

•	the purchase price;

•	the name and address of the paying agent;

•	the procedures the holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

A notice electing to require us to purchase your notes must state:

•	if certificated notes have been issued, the certificate numbers of the notes, or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be purchased, in multiples of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

      No notes may be purchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the purchase price of the notes.

If a holder of notes has given purchase notice, the holder may convert those notes only if that holder withdraws the purchase notice delivered by that holder in accordance with the terms of the indenture and the holder is otherwise entitled to convert.  You may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

You must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the purchase price of the notes on the business day following the purchase date, then:

•
the notes will cease to be outstanding and interest, including any additional interest, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•
all other rights of the holder will terminate (other than the right to receive the purchase price and previously accrued and unpaid interest and additional interest upon delivery on transfer of the notes).

We will be responsible for making all determinations with respect to the adequacy of all notices electing to require us to purchase notes and all notices withdrawing such elections and any such determination shall be binding on the applicable holder.

We will comply with the provisions of Rule 13e-4 and any other rules under the Exchange Act that may be applicable.

Purchase of Notes at Your Option Upon a Fundamental Change

If a fundamental change occurs, you will have the option to require us to purchase for cash all or any part of your notes on the day that is 35 business days after the occurrence of such fundamental change, referred to as the “fundamental change purchase date,” at a purchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, including any additional amounts payable in cash.  Notes submitted for purchase must be in integral multiples of $1,000 principal amount.

We will mail to the trustee and to each holder a written notice of the fundamental change within 10 business days after the occurrence of such fundamental change. This notice shall state certain specified information, including:

information about, and the terms and conditions of, the fundamental change, including the amount of additional shares that are deliverable, if any;

•	information about the holders’ right to convert the notes;

•	information about the holders’ right to require us to purchase the notes;

•	the fundamental change purchase date;

•	the procedures required for exercise of the purchase option upon the fundamental change; and

•	the name and address of the paying and conversion agents.

You must deliver written notice of your exercise of this purchase right to the paying agent during the period between the fundamental change notice and the close of business on the second scheduled trading day prior to the fundamental change purchase date. The written notice must specify the notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the second scheduled trading day prior to the fundamental change purchase date.

“fundamental change” means the occurrence of a change in control or a termination of trading.

A “change in control” will be deemed to have occurred if any of the following occurs:

•
any “person” or “group”, other than any of the permitted holders, is or becomes the “beneficial owner,” directly or indirectly, of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock or has the power, directly or indirectly, to elect a majority of the members of our board of directors;

•
we consolidate with, or merge with or into, another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such transaction “beneficially own,” directly or indirectly, shares of our voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person;

•	a majority of the members of our board of directors are not continuing directors; or

•	the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of Excel Maritime (whether or not otherwise in compliance with the indenture).

However, notwithstanding the foregoing, holders of the notes will not have the right to require us to purchase any notes under the first or second clause above, and we will not be required to deliver the fundamental change notice incidental thereto as a result of any merger, consolidation, assignment, conveyance, sale, transfer, lease or other disposition otherwise constituting a change in control in which at least 90% of the consideration paid for our Class A common stock, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, consists of shares of common stock traded on a U.S. national securities exchange, or will be so traded immediately following the merger or consolidation, and, as a result of the merger or consolidation, the notes become convertible into such shares of such Class A common stock.

For purposes of this change in control definition:

•
“person” or “group” have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

•
a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of our voting stock will be deemed to include, in addition to all outstanding shares of our voting stock and unissued shares deemed to be held by the “person” or “group” or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

•	“continuing directors” means, as of any date of determination, any member of our board of directors who

•	was a member of such board of directors on the date of the original issuance of the notes, or

•
was nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board at the time of such nomination or election, or by a Permitted Holder;

•	“beneficially own” and “beneficially owned” have meanings correlative to that of beneficial owner;

•	“permitted holders” means:

(i)	Mr. Gabriel Panayotides, his estate, guardians, conservators, administrators, committees or personal representatives;

(ii)	immediate family members and lineal descendants of Mr. Gabriel Panayotides and their respective guardians, conservators, administrators, committees or personal representatives;

(iii)	trusts or other entities created for the benefit of any of the persons listed in (i) or (ii) above or for the benefit of a trust covered by this clause (iii);

(iv)
either of Argon S.A. or Boston Industries S.A. and their respective subsidiaries, in each case so long as the persons or entities covered by clauses (i), (ii) and (iii), directly or indirectly, control such entities; and

(v)	entities that are, directly or indirectly, controlled by any of the persons or entities listed in clauses (i), (ii), (iii) and (iv) above.

•
“unissued shares” means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control; and

•
“voting stock” means any class or classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, managers or trustees.

The term “all or substantially all” as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of “all or substantially all” of our assets.

A “termination of trading” means that our Class A common stock or other securities into which the notes are convertible are neither approved for listing on a U.S. national securities exchange nor approved for quotation on an established over-the-counter securities markets in the United States, or cease to be traded or quoted in contemplation of a delisting or withdrawal of approval.

In connection with any purchase of notes in the event of a fundamental change, we will in accordance with the indenture:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act to the extent applicable to us;

•	file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•	otherwise comply with all federal and state securities laws to the extent applicable by us in connection with any offer by us to purchase the notes upon a fundamental change.

     No notes may be purchased by us at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the purchase date for such fundamental change.

This fundamental change purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our Class A common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a standard term contained in other similar convertible debt offerings.

We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt, including senior indebtedness, outstanding, or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

If a fundamental change were to occur, we may not have sufficient funds to pay the fundamental change purchase price for the notes tendered by holders. We may in the future incur debt that may contain provisions prohibiting purchase of the notes under some circumstances or expressly prohibit our purchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders to purchase the notes or attempt to refinance this debt. If we do not obtain any required consent, we would not be permitted to purchase the notes. Our failure to purchase tendered notes would constitute an event of default under the indenture, which could constitute an event of default under our senior indebtedness then outstanding, if any, and might constitute a default under the terms of our other indebtedness then outstanding, if any.

Events of Default

Each of the following will constitute an event of default under the indenture:

        (1)  we fail to pay the principal of any note when due, including any additional amounts, if any;

        (2)   we fail to pay the cash, shares of our Class A common stock or a combination thereof owing upon conversion of any note (including any additional shares) within the time period required by the indenture;

        (3)  we fail to pay any interest amounts, including any additional amounts, if any, on any note when due if such failure continues for 30 days;

        (4)  we fail to perform any other covenant required of us in the indenture if such failure continues for 60 days after notice is given in accordance with the indenture;

        (5)  we fail to pay the purchase price or redemption price of any note when due;

        (6)  we fail to provide timely notice of a fundamental change;

        (7)  any indebtedness for money borrowed by us or one of our significant subsidiaries in an outstanding principal amount in excess of $15.0 million is not paid at final maturity as such final maturity may be extended by waiver or amendment or is accelerated and such indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within 30 days after written notice as provided in the indenture;

        (8)  we fail or any of our significant subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X) fails to pay one or more final and non-appealable judgments entered by a court or courts of competent jurisdiction, the aggregate uninsured or unbonded portion of which is in excess of $15.0 million, if the judgments are not paid, discharged or stayed within 30 days; and

        (9) certain events of bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.

If an event of default, other than an event of default described in clause (9) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in clause (9) above occurs with respect to us, the principal amount of the notes, including any additional amounts, if any, will automatically become immediately due and payable.

After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, including any additional amounts, if any, have been cured or waived.

Notwithstanding the foregoing, the sole remedy under the indenture for an event of default relating to the failure to comply with our reporting obligations to the trustee and the Commission, as set forth in the indenture, and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will, for the 180 days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.50% of the aggregate principal amount of the notes to, but not including, the 181st day thereafter (or, if applicable, the earlier date on which the event of default relating to the reporting obligations is cured or waived).  Any such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes.  If the event of default is continuing on the 181st day after an event of default relating to a failure to comply with the provision of the indenture relating to reporting obligations, as such reporting obligations may be applicable to us as a foreign private issuer, the notes will be subject to acceleration as provided above.  The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other events of default.  References to interest on the notes in this prospectus are, except as otherwise required by the context, intended to refer to any additional interest as well as to regular interest.

Subject to the trustee’s duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders have offered to the trustee reasonable indemnity. Subject to the indenture, applicable law and the trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct in writing the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•
the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

•
the trustee has failed to institute such proceeding within 60 days after such notice, request and offer and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of, interest including any additional amounts, if any, on any note on or after the applicable due date or the right to convert the note in accordance with the indenture.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default unless:

•	we fail to pay the principal of or any interest amounts, including any additional amounts, if any, on any note when due;

•	we fail to pay the cash and deliver the shares of Class A common stock owing upon conversion of any note (including additional shares) within the time period required by the indenture; or

•	we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not Excel Maritime, to the officers’ knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

Modification and Waiver

We and the trustee may amend or supplement the indenture with respect to the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. In addition, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance in any instance with any provision of the indenture without notice to the other holders of notes. However, no amendment, supplement or waiver may be made without the consent of each holder of outstanding notes affected thereby if such amendment, supplement or waiver would:

•	change the stated maturity of the principal of, or any interest amounts on, the notes;

•	reduce the principal amount of or interest amounts on the notes;

•	reduce the amount of principal payable upon acceleration of the maturity of the notes;

•	change the currency of payment of principal of or interest amounts on the notes;

•	impair the right to institute suit for the enforcement of any payment on, or with respect to, the notes;

•
modify the provisions with respect to the purchase rights of the holders as described above under “Optional Redemption,” “Conversion of Notes—Conversion Upon Notice of Redemption” and ‘‘Purchase of Notes at Your Option Upon a Fundamental Change” in a manner adverse to holders of notes;

•	adversely affect the right of holders to convert notes;

•	reduce the percentage in principal amount of outstanding notes required for modification or amendment of the indenture;

•	reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•	change our obligation to pay additional amounts; or

•
modify provisions with respect to modification and waiver (including waiver of events of default), except to increase the percentage required for modification or waiver or to provide for consent of each affected holder of notes.

We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of, the note holders to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect the rights of any note holder.  Any amendment or supplement made solely to conform the provisions of the indenture and notes to the description of the indenture and the notes contained herein will be deemed not to adversely affect the rights of any note holder.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any person in a transaction in which we are not the surviving person or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

•	the successor person, if any, is a corporation organized and existing under a permitted flag jurisdiction and assumes our obligations on the notes and under the indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	other conditions specified in the indenture are met.

A “permitted flag jurisdiction” means the Marshall Islands, the United States of America, any State of the United States or the District of Columbia, the Commonwealth of the Bahamas, the Republic of Liberia, the Republic of Panama, the Commonwealth of Bermuda, Singapore, the British Virgin Islands, the Cayman Islands, the Isle of Man, Cyprus, the Philippines, Norway, Greece, the United Kingdom, Argentina, Malta, Brazil, Chile, Paraguay, India, Bolivia, Spain, Uruguay and any other jurisdiction generally acceptable to institutional lenders in the shipping industry, as determined in good faith by our board of directors.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding notes or, after the notes have become due and payable, depositing with the trustee an amount sufficient to pay and discharge all outstanding notes.

Notwithstanding the foregoing, the Company shall not discharge its obligations with respect to conversion and payment of cash or delivery of shares of our Class A common stock, if any, in connection therewith until such time as all such payment or delivery of shares of our Class A common stock has been made.

Transfer and Exchange

We have initially appointed the trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

•	vary or terminate the appointment of the security registrar, paying agent or conversion agent;

•	appoint additional paying agents or conversion agents; or

•	approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Purchase and Cancellation

All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any notes held by us or one of our subsidiaries shall be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of note holders.

Replacement of Notes

We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Calculations in Respect of the Notes

We will be responsible for making many of the calculations called for under the notes. These calculations include, but are not limited to, determination of the closing sale price of our Class A common stock in the absence of reported or quoted prices, the applicable conversion rate and adjustments to the conversion price. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on the holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely conclusively on the accuracy of our calculations without independent verification.

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

Deutsche Bank Trust Company Americas serves as the trustee under the indenture. The trustee is an affiliate of the initial purchaser and is permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflict or resign.

The holders of a majority in principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

Book-Entry, Delivery and Form

We initially issued the notes in the form of one or more global securities. The global security was deposited with the trustee as custodian for The Depository Trust Company and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive, fully registered, certificated form, referred to as “certificated securities,” will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC, referred to as “participants,” and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies, referred to as the “indirect participants,” that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC has credited, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts credited were designated by the initial purchaser. Ownership of beneficial interests in the global security are limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security are shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests into cash, shares of our Class A common stock or any combination thereof at our election as described under “—Settlement upon Conversion” should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, and any interest amounts, including any additional amounts, if any, on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, and premium, if any, or any interest amounts, including any additional amounts, if any, on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants.  In addition, if any event of default occurs and is continuing, any notes in book-entry form at DTC may, at the holder's option, be exchanged for notes in certificated form registered in the name of the beneficial owner or its nominee.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability, for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Restrictions on Transfer; Legends

Until this registration statement becomes effective, the notes and the Class A common stock issuable upon conversion of the notes are subject to certain restrictions on transfer set forth on the notes and in the indenture, and certificates evidencing the notes or such stock will bear the legend regarding such transfer restrictions set forth under “Notice to Investors; Transfer Restrictions.”

TAXATION

The following discussion summarizes the material U.S. federal income tax and Liberian tax consequences to U.S. Holders and Non-U.S. Holders (both as defined below) of the purchase, ownership and disposition of our notes and any of our Class A common stock received upon their conversion.  This summary does not purport to deal with all aspects of U.S. federal income taxation or Liberian taxation that may be relevant to an investor’s decision to purchase notes, nor any tax consequences arising under the laws of any state, locality or other foreign jurisdiction.  This summary is not intended to be applicable to all categories of investors, such as dealers in securities, banks, thrifts or other financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, U.S. expatriates, persons that hold the notes or Class A common stock as part of a straddle, conversion transaction or hedge, persons who own 10% or more of our outstanding stock, persons deemed to sell the notes or the Class A common stock under the constructive sale provisions of the U.S. Internal Revenue Code of 1986, as amended, or the Code, U.S. Holders (as defined below) whose “functional currency” is other than the U.S. dollar, partnerships or other pass-through entities, or persons who acquire or are deemed to have acquired the notes in an exchange or for property other than cash, or holders subject to the alternative minimum tax, each of which may be subject to special rules.  In addition, this discussion is limited to persons who hold the notes and Class A common stock as “capital assets” (generally, property held for investment) within the meaning of Code Section 1221.

U.S. Federal Income Tax Considerations

In the opinion of Seward & Kissel LLP, our U.S. counsel, the following are the material U.S. federal income tax consequences to us of our activities and to U.S. Holders and Non-U.S. Holders (both as defined below) of the notes and any of our Class A common stock received upon their conversion.  The following discussion of U.S. federal income tax matters is based on the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the U.S. Department of the Treasury, all of which are subject to change, possibly with retroactive effect.  Except as otherwise noted, this discussion is based on the assumption that we will not maintain an office or other fixed place of business within the United States.  References in the following discussion to “we” and “us” are to Excel Maritime Carriers Ltd. and its subsidiaries on a consolidated basis.

U.S. Federal Income Taxation of U.S. Holders

As used in this section, a “U.S. Holder” is a beneficial owner of notes or Class A common stock that is: (1) an individual citizen or resident alien of the United States, (2) a corporation or other entity that is taxable as a corporation, created or organized under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, and (4) a trust, if a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons has the authority to control all substantial decisions of the trust.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds the notes or the Class A common stock, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership.  Partners of partnerships holding the notes or the Class A common stock are encouraged to consult their own tax advisors.

Payment of Interest

Interest on a note generally will be includable in the income of a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such holder's regular method of accounting for U.S. federal income tax purposes.  Interest on a note will be income from sources outside the United States and will generally constitute “passive category income” or, in the case of certain U.S. Holders, “general category income” for U.S. foreign tax credit limitation purposes.

Sale, Exchange or Redemption of a Note or Conversion of a Note Solely in Exchange for Cash

Upon the sale, exchange or redemption of a note or conversion of a note solely in exchange for cash, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption, except to the extent such amount is attributable to accrued interest not previously included in income, which is taxable as ordinary income, and (2) such U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note to such U.S. Holder plus the amount, if any, included in income on an adjustment to the conversion rate of the notes, as described in "—Adjustments to Conversion Rate" below.  U.S. Holders are encouraged to consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for U.S. Holders who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitations).  Such gain or loss will generally be treated as gain or loss from sources within the United States for U.S. foreign tax credit limitation purposes.

Adjustments to Conversion Rate

The conversion rate of the notes is subject to adjustment under certain circumstances, as described under "Description of Notes—Conversion of Notes—Conversion Price Adjustments." Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the notes as having received a constructive distribution, resulting in dividend treatment (as described below) to the extent of the Company's current and/or accumulated earnings and profits as determined under U.S. federal income tax principles, if, and to the extent that, certain adjustments in the conversion rate (or certain other corporate transactions) increase the proportionate interest of a holder of notes in the fully diluted Class A common stock (particularly an adjustment to reflect a taxable dividend to holders of Class A common stock), whether or not such holder ever exercises its conversion privilege. Moreover, if there is not a full adjustment to the conversion rate of the notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding Class A common stock in the assets or earnings and profits of the Company, then such increase in the proportionate interest of the holders of the Class A common stock may be treated as a distribution to such holders, taxable as a dividend (as described below) to the extent of the Company's current and/or accumulated earnings and profits.

Conversion of the Notes Into Class A Common Stock

If a U.S. Holder receives a combination of shares of our Class A common stock and cash upon conversion of a note, and such cash is not merely received in lieu of a fractional share, the U.S federal income tax treatment to the U.S. Holder is uncertain.  For U.S. federal income tax purposes, the transaction will be treated as an exchange of the note for a combination of cash and shares of our common stock.  Assuming the note is a “security” for U.S. federal income tax purposes, which is likely, a U.S. Holder will be required to recognize gain (but not loss) realized on this exchange in an amount equal to the lesser of (i) the gain realized (being the excess, if any, of the fair market value of the shares received plus the cash received over the adjusted tax basis of the note exchanged therefor) and (ii) the cash received.  Such gain generally will be capital gain, and will be long-term capital gain if the U.S. Holder’s holding period for the note is more than one year at the time of the exchange.  The U.S. Holder’s adjusted tax basis in the shares of our Class A common stock received generally will equal the adjusted tax basis in the note exchanged, decreased by the cash received and increased by the amount of gain recognized.  The U.S. Holder’s holding period in the shares of our Class A common stock received upon exchange of the note will include the holding period of the note so exchanged.

Alternatively, the cash payment might be treated as the proceeds from the redemption of a portion of the note and taxed in the manner described above under “Sale, Exchange or Redemption of a Note or Conversion of a Note Solely in Exchange for Cash.”  In such case, the U.S. Holder’s adjusted tax basis in the note would be allocated pro rata between the shares of our common stock received and the portion of the note that is treated as redeemed for cash.  The holding period for the shares of our Class A common stock received in the conversion would include the holding period for the note.

In either case, a U.S. Holder should be entitled to treat any cash received in the exchange as applied first to the satisfaction of any accrued but unpaid interest on the note.  U.S. Holders are encouraged to consult their tax advisors regarding the proper treatment to them of the receipt of a combination of cash and shares of our Class A common stock upon a conversion.

Cash received in lieu of a fractional share of Class A common stock upon conversion will be treated as a payment in exchange for the fractional share of Class A common stock. Accordingly, the receipt of cash in lieu of a fractional share of Class A common stock generally will result in capital gain or loss, measured by the difference between the cash received for the fractional share and the U.S. Holder's adjusted tax basis in the fractional share, and will be taxable as described below under "—Tax Consequences of Ownership of the Common Stock—Sale, Exchange or Other Disposition of Common Stock."

Taxation of Distributions on Class A Common Stock

Subject to the discussion below under “Passive Foreign Investment Company Status and Significant Tax Consequences,” distributions, if any, paid on our Class A common stock generally will be includable in a U.S. Holder’s income as dividend income to the extent made from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.  Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in his common stock on a dollar for dollar basis and thereafter as capital gain.  Such distributions will not be eligible for the dividends-received deduction, but may qualify for taxation at preferential rates (for taxable years beginning on or before December 31, 2010) in the case of a U.S. Holder which is an individual, trust or estate, provided that the Class A common stock is traded on an established securities market in the United States (such as the New York Stock Exchange on which our Class A common stock is currently traded) and such holder meets certain holding period and other requirements, and provided further that we do not constitute a passive foreign investment company, as described below.  Legislation has been recently introduced in the U.S. Congress which, if enacted in its present form, would preclude our dividends from qualifying for such preferential rates prospectively from the date of the enactment.  Dividends paid on our Class A common stock will be income from sources outside the United States and will generally constitute “passive category income” or, in the case of certain U.S. Holders, “general category income” for U.S. foreign tax credit limitation purposes.

Sale, Exchange or Other Disposition of Class A common stock

Subject to the discussion below under “Passive Foreign Investment Company Status and Significant Tax Consequences,” upon the sale, exchange or other disposition of Class A common stock, a U.S. Holder generally will recognize capital gain or capital loss equal to the difference between the amount realized on such sale or exchange and such holder’s adjusted tax basis in such Class A common stock.  U.S. Holders are encouraged to consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for U.S. Holders who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitations).  A U.S. Holder's gain or loss will generally be treated (subject to certain exceptions) as gain or loss from sources within the United States for U.S. foreign tax credit limitation purposes.

Passive Foreign Investment Company Status and Significant Tax Consequences

Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a passive foreign investment company for U.S. federal income tax purposes.  In general, we will be treated as a passive foreign investment company with respect to a U.S. Holder of our Class A common stock if, for any taxable year in which such holder held our Class A common stock, either:

•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or

•	at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income.

Based on our current operations and future projections, we do not believe that we are, nor do we expect to become, a passive foreign investment company with respect to any taxable year.  Although there is no legal authority directly on point, our belief is based principally on the position that, for purposes of determining whether we are a passive foreign investment company, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute active income from the performance of services rather than passive, rental income.  Correspondingly, such income should not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, should not constitute passive assets for purposes of determining whether we were a passive foreign investment company.  Although we believe there is substantial legal authority supporting our position consisting of case law and Internal Revenue Service, or IRS, pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes, the IRS or a court could disagree with our position.  In addition, although we intend to conduct our affairs in a manner to avoid being classified as a passive foreign investment company with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future.

If we were to be treated as a passive foreign investment company for any taxable year, a U.S. Holder of our Class A common stock would be subject to a disadvantageous tax regime.  Among other things, upon certain distributions by us or the disposition of the Class A common stock, a U.S. Holder would be required to treat such income as ordinary income and pay an interest charge on the amount of taxes deferred during the U.S. Holder’s holding period of the Class A common stock.

A U.S. Holder is encouraged to consult its tax advisor regarding the potential tax consequences of owning the Class A common stock if we were to be treated as a passive foreign investment company.

U.S. Federal Income Taxation of Non-U.S. Holders

A “Non-U.S. Holder” is a beneficial owner of the notes or Class A common stock that is neither a “U.S. Holder,” as defined above, nor a partnership or other entity treated as a partnership for U.S. federal income tax purposes.  In general, payments on the notes or the Class A common stock to a Non-U.S. Holder and gain realized by a Non-U.S. Holder on the sale, exchange, redemption or conversion of the notes or the Class A common stock will not be subject to U.S. federal income or withholding tax, unless:

(1)
such income is effectively connected with a trade or business conducted by such Non-U.S. Holder in the United States (or, in the case of an applicable tax treaty, is attributable to the Non-U.S. Holder's permanent establishment in the United States),

(2)
in the case of gain, such Non-U.S. Holder is a nonresident alien individual who is present in the United States for more than 182 days in the taxable year of the sale of the notes and certain other requirements are met, or

(3)	the certification described below (see "Information Reporting and Backup Withholding") has not been fulfilled with respect to such Non-U.S. Holder.

Except as may otherwise be provided in an applicable income tax treaty between the United States and a foreign country, a Non-U.S. Holder will generally be subject to tax in the same manner as a U.S. Holder with respect to payments of interest if such payments are effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States. Such a Non-U.S. Holder will be required to provide the withholding agent with a properly executed IRS Form W-8ECI. In addition, if the Non-U.S. Holder is a corporation, such holder may be subject to a branch profits tax at a 30% rate (or such lower rate provided by an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. A Non-U.S. Holder will not be considered to be engaged in a trade or business within the United States for U.S. federal income tax purposes solely by reason of holding the notes or the Class A common stock.

Information Reporting and Backup Withholding

Under certain circumstances, the Code requires "information reporting" annually to the IRS and to each U.S. Holder and Non-U.S. Holder (collectively, a "Holder"), and "backup withholding" with respect to certain payments made on or with respect to the notes or the Class A common stock.  Certain Holders are exempt from backup withholding, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts, and individual retirement accounts that provide a properly completed IRS Form W-9. Backup withholding will apply to a non-exempt U.S. Holder if such U.S. Holder (1) fails to furnish its Taxpayer Identification Number, or TIN, which, for an individual would be his or her Social Security Number, (2) furnishes an incorrect TIN, (3) is notified by the IRS that it has failed to properly report payments of interest and dividends, or (4) under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments.

A Non-U.S. Holder which receives payments made on or with respect to the notes or the Class A common stock through the U.S. office of a broker, will be not be subject to either IRS reporting requirements or backup withholding if such Non-U.S. Holder provides to the withholding agent either IRS Form W-8BEN or W-8IMY, as applicable, together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating that the Non-U.S. Holder is not a U.S. person.

The payment of the proceeds on the disposition of the notes or the Class A common stock to or through the U.S. office of a broker generally will be subject to information reporting and backup withholding unless the Holder provides the certification described above or otherwise establishes an exemption from such reporting and withholding requirements.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be offset by the amount of tax withheld. If backup withholding results in an overpayment of U.S. federal income tax, a refund or credit may be obtained from the IRS, provided that certain required information is furnished. Copies of the information returns reporting such interest and withholding may be made available to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

Taxation of the Company’s Operating Income

In General

Unless exempt from U.S. federal income taxation under the rules discussed below, a foreign corporation is subject to U.S. federal income taxation in respect of any income that is derived from the use of vessels (e.g., through a contract of affreightment), from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangements or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as "shipping income," to the extent that the shipping income is derived from sources within the United States.  Shipping income includes income derived both from vessels which are owned by a foreign corporation as well as those vessels that are chartered in by a foreign corporation.  For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States constitutes income from sources within the United States, which we refer to as "U.S.-source shipping income."

Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States.  We are not permitted by law to engage in transportation that produces income which is considered to be 100% from sources within the United States.

Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any U.S. federal income tax.

In the absence of exemption from tax under Code Section 883, our gross U.S. source shipping income would be subject to a 4% tax imposed without allowance for deductions as described below.

Exemption of Operating Income from U.S. Federal Income Taxation

Under Code Section 883 and the regulations thereunder, we will be exempt from U.S. federal income taxation on our U.S.-source shipping income if:

(1)	we are organized in a foreign country (our "country of organization") that grants an "equivalent exemption" to corporations organized in the United States; and

(2)           either

(A)
more than 50% of the value of our stock is owned, directly or indirectly, by individuals who are "residents" of our country of organization or of another foreign country that grants an "equivalent exemption" to corporations organized in the United States, which we refer to as the "50% Ownership Test," or

(B)
our stock is "primarily and regularly traded on an established securities market" in our country of organization, in another country that grants an "equivalent exemption" to United States corporations, or in the United States, which we refer to as the "Publicly-Traded Test."

Liberia, the Marshall Islands and Cyprus, the jurisdictions where we and our ship-owning subsidiaries are incorporated, each has been formally recognized by the IRS as a foreign country that grants an “equivalent exemption” to United States corporations.  Liberia was so recognized based on a Diplomatic Exchange of Notes entered into with the United States in 1988. It is not clear whether the IRS will still recognize Liberia as an "equivalent exemption" jurisdiction as a result of the New Act, discussed below, which on its face does not grant the requisite equivalent exemption to United States corporations. If the IRS does not so recognize Liberia as an "equivalent exemption" jurisdiction, we and our Liberian subsidiaries will not qualify for exemption under Code section 883 and would not have so qualified for 2002 and subsequent years. Assuming, however, that the New Act does not nullify the effectiveness of the Diplomatic Exchange of Notes, the IRS will continue to recognize Liberia as an equivalent exemption jurisdiction and we will be exempt from United States federal income taxation with respect to our U.S. source shipping income if either the 50% Ownership Test or the Publicly Traded Test is met.  As discussed below, because our Class A common shares are publicly traded, it may be difficult for us to establish that we satisfy the 50% Ownership Test.

Treasury regulations issued under Code section 883 provide, in pertinent part, that stock of a foreign corporation will be considered to be “primarily traded” on an established securities market if the number of shares that are traded during any taxable year on that market exceeds the number of shares traded, during that year on any other established securities market. Our Class A common shares are “primarily traded” on the New York Stock Exchange.

Under the regulations, stock of a foreign corporation is considered to be “regularly traded” on an established securities market if (i) one or more classes of its stock representing 50 percent or more of its outstanding shares, by voting power and value, is listed on the market and is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year; and (ii) the aggregate number of shares of its stock traded during the taxable year is at least 10% of the average number of shares of the stock outstanding during the taxable year.  Our shares are not “regularly traded” within the meaning of the regulations because of the voting power held by our Class B common shares.  As a result, we do not satisfy the Publicly-Traded Test.

Under the regulations, if we do not satisfy the Publicly-Traded Test and therefore are subject to the 50% Ownership Test, we would have to satisfy certain substantiation requirements regarding the identity of our shareholders in order to qualify for the Code section 883 exemption.  These requirements are onerous and due to the publicly-traded nature of our stock, we do not believe that we will be able to satisfy them. Since we do not satisfy the Publicly-Traded Test or the 50% Ownership Test, we will not qualify for the section 883 exemption.

Section 887

Since we do not qualify for exemption under section 883 of the Code, our U.S. source shipping income, to the extent not considered to be “effectively connected” with the conduct of a U.S. trade or business, as discussed below, is subject to a 4% tax imposed by section 887 of the Code on a gross basis, without the benefit of deductions. Since under the sourcing rules described above, no more than 50% of our shipping income is treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on our shipping income will never exceed 2% under the 4% gross basis tax regime.  This tax was $0.4 million for the tax year 2006.

Effectively Connected Income

To the extent our U.S. source shipping income is considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, any such “effectively connected” U.S. source shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at rates of up to 35%. In addition, we may be subject to the 30% “branch profits” tax on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of its U.S. trade or business.

Our U.S. source shipping income would be considered “effectively connected” with the conduct of a U.S. trade or business only if:

•	we have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and

•
substantially all of our U.S. source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not intend to have, or permit circumstances that would result in having any vessel operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S. source shipping income will be “effectively connected” with the conduct of a U.S. trade or business.

United States Taxation of Gain on Sale of Vessels

We will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles.  In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States.  It is expected that any sale of a vessel by us will be considered to occur outside of the United States.

Liberian Tax Considerations

The Company and certain of its subsidiaries are incorporated in the Republic of Liberia.  The Republic of Liberia enacted a new income tax act generally effective as of January 1, 2001 (“New Act”).  In contrast to the income tax law previously in effect since 1977 (“Prior Law”), which the New Act repealed in its entirety, the New Act does not distinguish between the taxation of non-resident Liberian corporations, such as ourselves and our Liberian subsidiaries, who conduct no business in Liberia and were wholly exempted from tax under Prior Law, and the taxation of ordinary resident Liberian corporations.

In 2004, the Liberian Ministry of Finance issued regulations pursuant to which a non-resident domestic corporation engaged in international shipping such as ourselves will not be subject to tax under the new act retroactive to January 1, 2001 (the “New Regulations”).  In addition, the Liberian Ministry of Justice issued an opinion that the new regulations were a valid exercise of the regulatory authority of the Ministry of Finance.  Therefore, assuming that the New Regulations are valid, we and our Liberian subsidiaries will be wholly exempt from Liberian income tax as under Prior Law.

If we were subject to Liberian income tax under the New Act, we and our Liberian subsidiaries would be subject to tax at a rate of 35% on our worldwide income.  As a result, our net income and cash flow would be materially reduced by the amount of the applicable tax.

If we were subject to Liberian income tax under the New Act, then interest paid on the notes would be subject to Liberian withholding tax.  In addition, upon a conversion of the notes into Class A common stock, such shareholder would be subject to Liberian withholding tax on dividends paid by us at rates ranging from 15% to 20%.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL AND LIBERIAN INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.  YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF ACQUIRING, HOLDING, CONVERTING OR OTHERWISE DISPOSING OF THE NOTES AND SHARES OF OUR CLASS A COMMON STOCK, INCLUDING THE EFFECT AND APPLICABILITY OF LIBERIAN AND OTHER FOREIGN TAX LAWS.

DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

Under our Amended and Restated Articles of Incorporation (the “Articles”), our authorized capital stock consists of 100,000,000 Class A common shares, par value $0.01 per share, and 1,000,000 Class B common shares, par value $0.01 per share, of which, as of June 9, 2008, 43,525,206 are issued and outstanding in the aggregate in Class A and Class B, consisting of 43,389,880 and 135,326 outstanding shares, respectively, and 5,000,000 preferred shares, par value $0.1 per share, of which none are issued and outstanding.  All of our shares are in registered form.  The following summary description of the terms of our capital stock is not complete and is qualified by reference to our Articles and By-Laws, copies of which we have filed as exhibits to periodic filings made by us with the Commission, the certificate of designations which we will file with the Commission at the time of any offering of our preferred stock, and information contained in our filings with the Commission to the extent these filings are incorporated by reference herein as set forth in “Where You Can Find Additional Information.”

We granted an option to purchase Class A common stock, as described in “Description of Capital Stock — Share History.”  We have not granted any other options or warrants, but may do so in the future.

Share History

In October 1997, certain of our shareholders purchased approximately 65% of the common shares of B+H Maritime Carriers Ltd., a Liberian corporation formed in November 1988 that had disposed of its assets and ceased operations.  We changed our name to Excel Maritime Carriers Ltd. on April 28, 1998.  We effected a 1–for–20 reverse stock split on May 8, 1998, resulting in 221,806 common shares outstanding.  Thereafter, our common shares were approved for listing and commenced trading on the American Stock Exchange under the symbol “EXM.”  On May 22, 1998, we issued 6,350,000 common shares resulting in 6,571,806 common shares outstanding.

On August 31, 1999, our shareholders approved amendments to our Articles increasing the number of shares we may issue to an aggregate of 55,000,000 shares as follows: 5,000,000 shares of Preferred Stock (par value $0.1 per share), 49,000,000 Class A common shares (par value $0.01 per share), and 1,000,000 Class B common shares (par value $0.01 per share).

During September and October 1999, we issued a total of 4,924,347 Class A common shares as consideration for the acquisition of the shares of four holding companies that each owned one vessel.  On December 27, 1999, we issued to our existing shareholders a share dividend of one Class B common share for every 100 Class A common shares held by the existing shareholders.  Class B common shares entitle the shareholder to 1,000 votes per share and do not have an active trading market.  The Class B common shares are not listed on any exchange or quotation system.

On March 21, 2002, we paid a one-time cash dividend of $2.15 per share. During that year, we sold 51,028 of our treasury shares. During 2003, we acquired 1,300 of our Class A common shares and 14 of our Class B common shares for an average price of $1.15.

On October 4, 2004, we granted Mr. Georgakis, then our Chief Executive Officer, President and a Director, the option to purchase 100,000 shares of Class A common stock. Following his resignation, all 100,000 options were forfeited,  and all the options were subsequently cancelled.

On December 13, 2004, we issued 2,200,000 shares of Class A common stock at $25.00 per share, and on March 21, 2005, we issued 5,899,000 shares of our Class A common stock at $21.00 per share in transactions registered pursuant to the Securities Act.

On March 2, 2005, we agreed to issue 205,442 shares of our Class A common stock to Excel Management and to issue to Excel Management additional shares at any time before January 1, 2009 if we issue additional shares of Class A common stock to any other party for any reason, such that the number of additional Class A common stock to be issued to Excel Management together with the 205,442 shares of our Class A common stock to be issued to Excel Management, in the aggregate, equals 1.5% of our total outstanding Class A common stock after taking into account the third party issuance and the shares to be issued to Excel Management under the anti-dilution provisions of the termination agreement, in exchange for terminating the management agreement mentioned above and in exchange for a one-time cash payment of $2,023,846.  On March 2, 2007, Excel Management informed us of its intention to consummate the transaction regarding the Management Termination agreement mentioned above. On June 19, 2007, we received payment in an amount of approximately $2.0 million upon issuance of the initial 205,442 shares and the 92,961 anti-dilution shares required to be issued as a result of the March 21, 2005 share issuance to other third parties, total 298,403 shares.

As of September 15, 2005, our Class A common shares have been listed on the NYSE under the symbol “EXM.”

On February 9, 2006, we granted Mr. Panayotides, the Chairman of our Board of Directors, 20,380 Class A or Class B shares at his option. On July 28, 2006, upon exercise of his option, we issued 20,380 shares of our Class B common stock to Mr. Panayotides.

On May 22, 2007, we declared a quarterly cash dividend of $0.20 per share for the first quarter 2007, payable on June 15, 2007 to shareholders of record on June 1, 2007.

On June 19, 2007, we issued 298,403 shares of Class A common stock to Excel Management pursuant to an existing contractual obligation in connection with the termination of our management agreement with Excel Management.  We received approximately $2.0 million from Excel Management for these shares.  Until December 1, 2008, we are obligated to issue additional shares to Excel Management if we issue Class A common stock, as described in “Related Party Transactions—Technical Management of Our Fleet by Maryville.”

        On August 13, 2007, we declared a quarterly cash dividend of $0.20 per share for the second quarter 2007, payable on September 10, 2007 to shareholders of record as of August 31, 2007.

On October 16, 2007, our shareholders approved amendments to our Articles increasing the number of shares we may issue to an aggregate of 106,000,000 shares as follows: 5,000,000 shares of Preferred Stock (par value $0.1 per share), 100,000,000 Class A common shares (par value $0.01 per share), and 1,000,000 Class B common shares (par value $0.01 per share).

On November 13, 2007, we declared a quarterly cash dividend of $0.20 per share for the third quarter 2007, payable on December 11, 2007 to shareholders of record on November 30, 2007.

In February and March 2008, based on proposals of the Compensation committee and following the approval of the Company’s Board of Directors, a cash bonus of $0.9 million was granted to the Company’s executive officers and the chairman of the Board of Directors which was accrued and is included in General and administrative expenses in the accompanying 2007 consolidated statement of income. In addition, 10,996 shares were also granted to the executive officers in the form of restricted stock and 10,420 restricted shares were granted to the chairman of the Board of Directors. Half of the shares will vest on the first anniversary of the grant date and the remainder on the second anniversary of the grant date. The Chairman has the option to take the restricted stock in either Class A or Class B shares.

On March 17, 2008, we declared a quarterly cash dividend of $0.20 per share for the fourth quarter 2007, payable on April 11, 2008 to shareholders of record on March 31, 2008. This dividend was paid on April 11, 2008.

On 10 April, 2008, the Compensation Committee proposed and agreed that 500,000 of restricted stock were to be granted to the Chairman of Excel, Mr. Gabriel Panayotides in recognition of his initiatives and efforts deemed to be outstanding and crucial to the success of the Company during 2007. 50% of the shares will be vested on December 31, 2008 and the remaining 50% will vest on December 31, 2009, provided that Mr. Panayotides continues to serve as a director of the Company. All stock awarded will be in Class A shares. The Board of Directors approved the grant on April 11, 2008.

On April 15, 2008, we completed our acquisition of Quintana, and, pursuant to the Merger Agreement, each issued and outstanding share of Quintana common stock was converted into the right to receive (i) $13.00 in cash and (ii) 0.3979 shares of our Class A common stock. Total compensation paid by us for the acquisition of Quintana was $768 in cash and 23,496,308 million shares of our Class A common stock.

On May 19, 2008, we declared a quarterly cash dividend of $0.20 per share for the first quarter 2008, payable on June 16, 2008 to shareholders of record on June 2, 2008.

We have elected to satisfy our conversion obligation with respect to the remaining term of the notes exclusively in cash for 100% of the principal amount of the notes converted, and we have elected also to satisfy exclusively in cash any remaining amount with respect to such converted notes.

We have not granted any options or warrants to acquire any of our capital stock other than those described above, but may do so in the future.

Common Shares

We have both Class A common shares and Class B common shares.  As of the date of this prospectus, we have 43,525,206  common shares outstanding in the aggregate, in two separate classes, 43,389,880 Class A common shares and 135,326 Class B common shares.  The holders of the Class A shares are entitled to one vote per share on each matter requiring the approval of the holders of our common shares, whether pursuant to our Articles, our Bylaws, the Liberian Business Corporation Act or otherwise.  The holders of Class B shares are entitled to 1,000 votes per Class B share.  Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by the board of directors out of funds legally available for dividends.  Holders of common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities.  All outstanding common shares are fully paid and nonassessable.  The rights, preferences and privileges of holders of common shares are subject to the rights of the holders of any preferred shares which we may issue in the future.  Our Class A common shares are listed on the NYSE under the symbol “EXM.”

SELLING SECURITYHOLDERS

We originally issued the notes in a private placement in October 2007 to Deutsche Bank Securities Inc. (the “Initial Purchaser”). The Initial Purchaser resold the notes to purchasers it reasonably believed to be “qualified institutional buyers” in transactions exempt from registration pursuant to Rule 144A under the Securities Act. The selling securityholders listed below and, to the extent permitted, their transferees, pledgees, donees, assignees, successors, partnership distributees and others who later hold any of the selling securityholders’ interests, to which we collectively refer as the selling securityholders, may from time to time offer and sell any and all of the notes and the Class A common shares issuable upon conversion of the notes, including the ordinary shares represented by the Class A common shares, pursuant to this prospectus.

The following table and related footnotes shows information received by us on or prior to June 1, 2008, with respect to the selling securityholders and the principal amounts of notes and the Class A common shares issuable upon conversion of the notes. We prepared this table based on the information supplied to us by or on behalf of the selling securityholders named in the table.  In addition, we may in the future file prospectus supplements listing additional selling securityholders for the notes and the Class A common shares into which notes held by such selling securityholders may be converted.

The selling securityholders may offer all, some or none of the notes or the Class A common shares issuable upon conversion of the notes, including the ordinary shares represented by the Class A common shares. Thus, we cannot estimate the amount of the notes or ordinary shares that will be held by the selling securityholders upon consummation of any sales. The column showing ownership after completion of the offering assumes that the selling securityholders will sell all of the securities offered by this prospectus. Unless set forth below, none of the selling securityholders has held any position or office or had any material relationship with us or our affiliates within the past three years. All of the notes were “restricted securities” under the Securities Act prior to this registration. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information about their notes in transactions exempt from the registration requirements of the Securities Act.

Name	Aggregate Principal Amount of Notes at Maturity that May Be Sold	Ordinary Shares Registered Hereby(1)	Ordinary Shares Owned After Completion of the Offering

S.A.C. Arbitrage Fund, LLC (2)	$6,500,000	71,193	—
JMG Capital Partners, LP(3)	$13,000,000	142,387	—
Peoples Benefit Life Insurance Company Teamsters(4)	$5,250,000	57,502	—
Bank of America Pension Plan(5)	$3,000,000	32,858	—
Retail Clerk Pension Trust #2(6)	$1,000,000	10,952	—
DeepRock & Co.(7)	$1,000,000	10,952	—
John Deere Pension Trust(8)	$1,000,000	10,952	—
Equity Overlay Fund, LLC(9)	$1,000,000	10,952	—
Retail Clerk Pension Trust #1(10)	$1,250,000	13,691	—
Institutional Benchmark Series (Master Feeder) Ltd., in respect of Camden Convertible Arbitrage Series(11)	$1,250,000	13,691	—
Redbourn Partners Ltd. (12)	$4,250,000	46,549	—
Vicis Capital Master Fund (13)	$9,000,000	98,576	—
MAN MAL I Limited (14)	$806,000	8,828	—
Citadel Equity Fund, Ltd.(15)	$9,500,000	104,052	—
Polygon Global Opportunities Master Fund(16)	$6,500,000	71,993	—
Morgan Stanley & Co. Incorporated(17)	$3,000,000	32,858	98,111
Wachovia Securities International Ltd.(18)	$7,300,000	79,956	—
Fore Convertible Master Fund, Ltd. (19)	$1,804,000	19,759	—
Fore Multi Strategy Master Fund Ltd. (20)	$514,000	5,629	—
Fore ERISA Fund, Ltd. (21)	$236,000	2,584	—
AVK (Avent Claymore) Fund (22)	$2,000,000	21,905	—

(1)   Assumes conversion of all of the holder’s notes at the initial conversion rate of 10.9529 of our Class A common shares per $1,000 principal amount of notes. However, this conversion price will be subject to adjustment as described under the sections titled “Description of the Notes—Conversion Rights” and “Description of the Notes—Make Whole Premium Upon a Fundamental Change.” As a result, the amount of ordinary shares underlying the Class A common shares issuable upon conversion of the notes may increase or decrease in the future.

(2) The mailing address for S.A.C Arbitrage Fund, LLC is 72 Cummings Point Rd, Stamford, CT 06902.
(3) The mailing address for JMG Capital Partners, LP is 11601 Wilshire Blvd, #2180, Los Angeles, CA 90025.
(4) The mailing address for Peoples Benefit Life Insurance Company Teamsters is 2049 Century Park East, Suite 330, Los Angeles, CA 90067.
(5) The mailing address for Bank of America Pension Plan is 2049 Century Park East, Suite 330, Los Angeles, CA 90067.
(6) The mailing address for Retail Clerk Pension Trust #2 is 2049 Century Park East, Suite 330, Los Angeles, CA 90067.
(7) The mailing address for DeepRock & Co. is 2049 Century Park East, Suite 330, Los Angeles, CA 90067.
(8) The mailing address for John Deere Pension Trust is 2049 Century Park East, Suite 330, Los Angeles, CA 90067.
(9) The mailing address for Equity Overlay Fund, LLC is 2049 Century Park East, Suite 330, Los Angeles, CA 90067.
(10) The mailing address for Retail Clerk Pension Trust #1 is 2049 Century Park East, Suite 330, Los Angeles, CA 90067.
(11) The mailing address for Institutional Benchmark Series (Master Feeder) Ltd., in respect of Camden Convertible Arbitrage Series is 2049 Century Park East, Suite 330, Los Angeles, CA 90067.
(12) The mailing address for Redbourn Partners Ltd. is 2049 Century Park East, Suite 330, Los Angeles, CA 90067.
(13) The mailing address for Vicis Capital Master Fund is 126 East 56th Street, Suite 700, New York, NY 10022.
(14) The mailing address for MAN MAL I Limited is 280 Park Ave. 43rd Floor New York, NY 10017.
(15) The mailing address for Citadel Equity Fund, Ltd. is 131 South Dearborn Street, Chicago, IL 60603.
(16) The mailing address for Polygon Global Opportunities Master Fund is 399 Park Avenue, 22nd FL, New York, NY 10022.
(17) The mailing address for Morgan Stanley & Co. Incorporated is 1221 Avenue of the Americas, 40th Floor, New York, NY 10017.
(18) The mailing address for Wachovia Securities International Ltd. is 1525 W Wt Harris Blvd, Charlotte, NC 28262.
(19) The mailing address for Fore Convertible Master Fund, Ltd. is 280 Park Ave. 43rd Floor New York, NY 10017.
(20) The mailing address for Fore Multi Strategy Master Fund Ltd. is 280 Park Ave. 43rd Floor New York, NY 10017.
(21) The mailing address for Fore ERISA Fund, Ltd. is 280 Park Ave. 43rd Floor New York, NY 10017.
(22) The mailing address for AVK (Advent Claymore) Fund is 1065 Ave. of the Americas, 31st Floor, New York, NY 10018.

PLAN OF DISTRIBUTION

Sales of Securities by the Selling Securityholders

           We will not receive any of the proceeds of the sale of the notes or the Class A common shares issuable upon conversion of the notes offered by the selling securityholders pursuant to this prospectus. The notes and Class A common shares offered by the selling securityholders pursuant to this prospectus may be sold from time to time to purchasers:

•	directly by the selling securityholders, or

•
through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes or the Class A common shares offered by the selling securityholders pursuant to this prospectus.

           The aggregate proceeds to the selling securityholders from the sale of the notes or Class A common shares issuable upon conversion of the notes offered by the selling securityholders pursuant to this prospectus will be the purchase price paid for such securities, less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, reject, in whole or in part any proposed purchase of notes or Class A common shares issuable upon conversion of the notes to be made directly or through agents.

           The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes or Class A common shares issuable upon conversion of the notes offered by this prospectus may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. As a result, any profits on the sale of such securities by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be underwriters may be subject to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling securityholders who are deemed to be underwriters will also be subject to the prospectus delivery requirements of the Securities Act.

           If the notes or Class A common shares issuable upon conversion of the notes are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

           The notes and the Class A common shares issuable upon conversion of the notes may be sold in one or more transactions at:

	•	fixed prices,

	•	prevailing market prices at the time of sale or prices related to prevailing market prices at the time of sale,

	•	varying prices determined at the time of sale, or

	•	negotiated prices.

These sales may be effected in transactions:	•
on any national securities exchange or quotation service on which the Class A common shares issuable upon conversion of the notes may be listed or quoted at the time of the sale, including the Nasdaq Global Select Market,

	•	in the over-the-counter market,

	•	in transactions otherwise than on such exchanges or services or in the over-the-counter market, or

	•	through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade. If any such method of distribution takes the form of an underwritten offering, the selection of the underwriter by the relevant selling securityholders’ shall be subject to our consent, which consent shall not be unreasonably withheld.

In connection with sales of the notes and Class A common shares issuable upon conversion of the notes offered by this prospectus or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and Class A common shares in the course of hedging their positions. The selling securityholders may also sell the notes and Class A common shares short and deliver notes and Class A common shares to close out short positions, or loan or pledge notes and Class A common shares to broker-dealers that in turn may sell the notes and Class A common shares.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes or Class A common shares issuable upon conversion of the notes offered hereby. Selling securityholders might not sell any or all of the notes or the Class A common shares issuable upon conversion of the notes offered by them using this prospectus. Any selling securityholder might instead transfer, devise or gift any such securities by other means not described in this prospectus. In addition, any such securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

The notes are currently designated for trading in the PORTAL system. Notes sold by means of this prospectus will not be eligible for trading in the PORTAL system. We do not intend to list the notes on any national or other securities exchange.

The selling securityholders and any other person participating in a distribution of securities offered by this prospectus will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and Class A common shares issuable upon conversion of the notes by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and Class A common shares issuable upon conversion of the notes to engage in market-making activities with respect to the particular notes and Class A common shares issuable upon conversion of the notes being distributed for a period of time prior to the commencement of such distribution. This may affect the marketability of the notes and Class A common shares issuable upon conversion of the notes and the ability of any person or entity to engage in market-making activities with respect to the notes and Class A common shares issuable upon conversion of the notes.

To the extent required, the specific notes or Class A common shares issuable upon conversion of the notes to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment, to the shelf registration statement of which this prospectus forms a part.

Pursuant to the registration rights agreement we have entered into with the holders of the notes, each of the Company and the selling securityholders selling notes or Class A common shares issuable upon conversion of the notes will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

We may suspend the use of this prospectus for any period and at any time, including, without limitation, in the event of pending corporate developments, public filings with the Commission, and similar events.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee		$5,895
Blue sky fees and expenses	$		*
Printing and engraving expenses	$		*
Legal fees and expenses	$		*
NYSE Supplemental Listing Fee	$		*
Rating agency fees	$		*
Accounting fees and expenses	$		*
Indenture Trustee fees and expenses	$		*
Transfer Agent fees	$		*
Miscellaneous	$		*
Total	$		*

*	To be provided by amendment or as an exhibit to Report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of U.S. and Liberian law.

EXPERTS

  The consolidated financial statements of Excel Maritime Carriers Ltd. appearing in Excel Maritime Carriers Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2007 and the effectiveness of Excel Maritime Carriers Ltd.’s internal control over financial reporting as of December 31, 2007, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements as of December 31, 2007 and 2006 and for each of the two years in the period ended December 31, 2007 and the period from January 13, 2005 (inception) through December 31, 2005 of Quintana Maritime Limited, incorporated in this Prospectus by reference from Excel Maritime Carriers Ltd’s Current Report on Form 6-K, have been audited by Deloitte, Hadjipavlou, Sofianos & Cambanis, S.A., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference.  Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus with the Commission.  This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission.  You may read and copy any document that we file at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549.  The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.  In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•
our Annual Report on Form 20-F for the year ended December 31, 2007, filed with the Commission on May 27, 2008, as amended on June 6, 2008, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

•
our current reports on Form 6-K submitted on October 2, 2007, January 31, 2008, May 15, 2008, June 6, 2008 (financial statements of Quintana for the year ended December 31, 2007 and unaudited pro forma condensed combined financial statements as of and for the year ended December 31, 2007 ) and June 6, 2008 (financial statements of Quintana for the first quarter of 2008).

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain Reports on Form 6-K that we submit to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only.  Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

17th km National Road Athens
Lamia & Finikos Street,
145-64 Nea Kifisia
Athens, Greece
(011)(30) (210) 620-9520

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent public accountants, and intend to furnish semi-annual reports containing selected unaudited financial data for the first six months of each fiscal year.  The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section for the relevant periods.  As a “foreign private issuer”, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders.  While we intend to furnish proxy statements to any shareholder in accordance with the rules of the NYSE, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act.  In addition, as a “foreign private issuer”, we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8.  Indemnification of Directors and Officers.

Section 7.01 of the By-Laws of the Company provides that:

The corporation shall indemnify any director or officer of the corporation who was or is an “authorized representative” of the corporation (which shall mean for the purposes of this Article a director or officer of the corporation, or a person serving at the request of the corporation as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise) and who was or is a “party” (which shall include for purposes of this Article the giving of testimony or similar involvement) or is threatened to be made a party to any “third party proceeding” (which shall mean for purposes of this Article any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation) by reason of the fact that such person was or is an authorized representative of the corporation, against expenses (which shall include for purposes of this Article attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal third party proceeding (which shall include for purposes of this Article any investigation which could or does lead to a criminal third party proceeding) had no reasonable cause to believe such conduct was unlawful.  The termination of any third party proceeding by judgment, order, settlement, indictment, conviction or upon a plea of no contest of its equivalent, shall not, of itself, create a presumption that the authorized representative did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal third party proceeding, had reasonable cause to believe that such conduct was unlawful.

Section 7.02 of the By-laws of the Company provides that:

The corporation shall indemnify any director or officer of the corporation who was or is an authorized representative of the corporation and who was or is a party or is threatened to be made a party to any “corporate proceeding” (which shall mean for purposes of this Article any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor or any investigative proceeding by or on behalf of the corporation) by reason of the fact that such person was or is an authorized representative of the corporation, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such corporate proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person’s duty to the corporation unless and only to the extent that the court in which such corporate proceedings was pending shall determine upon applications that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 7.03 of the By-laws of the Company provides that:

To the extent that an authorized representative of the corporation who neither was nor is a director or officer of the corporation has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith.  Such an authorized representative may, at the discretion of the corporation, be indemnified by the corporation in any other circumstances to any extent if the corporation would be required by Section 7.01 or 7.02 of this Article to indemnify such person in such circumstances to such extent if such person were or had been a director or officer of the corporation.

Section 7.04 of the By-laws of Excel provides that:

Any indemnification under Section 7.01, 7.02 or 7.03 of this Article (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the authorized representative is proper in the circumstances because such person has either met the applicable standard of conduct set forth in Section 7.01 or Section 7.02 or has been successful on the merits or otherwise as set forth in Section 7.03 and that the amount requested has been actually and reasonably incurred. Such determination shall be made:

(1)           by the board of directors by a majority of a quorum consisting of directors who were not parties to such third party or corporate proceeding, or

(2)           if such a disinterested quorum is not obtainable, by a majority of the entire board, including as voting members those directors who are or were parties to such third party or corporate proceeding, or

(3)           if such a disinterested quorum is not obtainable, or, even if obtainable, a majority vote of such a quorum so directs, by independent legal counsel in a written opinion upon reference by the board of directors, or

(4)           by the shareholders upon reference by the board of directors.

Section 7.05 of the By-laws of Excel provides that:

Expenses actually and reasonably incurred in defending a third party or corporate proceeding shall be paid on behalf of a director or officer of the corporation by the corporation in advance of the final disposition of such third party or corporate proceeding as authorized in the manner provided in Section 7.04 of this Article upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the corporation as authorized in this Article and may be paid by the corporation in advance on behalf of any other authorized representative when authorized by the board of directors on receipt of a similar undertaking. The financial ability of such authorized representative to make such repayment shall not be a prerequisite to the making of an advance.

Section 7.06 of the By-laws of Excel provides that:

The indemnification of authorized representatives, as authorized by this Article shall:

(1)           not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity.

(2)           continue as to a person who has ceased to be an authorized representative, and

(3)           inure to the benefit of the heirs, executors and administrators of such a person.

Section 7.07 of the By-laws of Excel provides that:

Each person who shall act as an authorized representative of the corporation shall be deemed to be doing so in reliance upon the rights of indemnification provided by this Article.

Section 7.08 of the By-laws of Excel provides that:

The corporation may purchase and maintain insurance on behalf of any person specified in the Business Corporation Act against liability asserted against him and incurred by him, whether or not the corporation would have power to indemnify him against such liability under the provisions of the Business Corporation Act.

Article Eleventh to the Articles of Incorporation of Excel provides that:

No Director or officer of the Corporation shall be personally liable to the Corporation or to any shareholder of the Corporation for monetary damages for breach of fiduciary duty as a Director or officer, provided that this provision shall not limit the liability of a Director or officer (i) for any breach of the Director’s or the officer’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the Director or officer derived an improper personal benefit.

Section 6.13 of the Liberian Business Corporation Act provides as follows:

Indemnification of directors and officers.

(1)
Actions not by or in right of the corporation.  A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonable believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2)
Actions by or in right of the corporation.  A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or nor opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)
When director or officer successful.  To the extent that director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs 1 or 2, or in the defense of a claim, issued or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4)
Payment of expenses in advance.  Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final deposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)
Insurance.  A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

(6)
Other rights of indemnification unaffected.  The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(7)
Continuation of indemnification.  The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administration of such persons.

Item 9.  Exhibits
Exhibit Number	Description
1.1	Form of Underwriting Agreement (for equity securities)*
1.2	Form of Underwriting Agreement (for debt securities)*
4.1
Specimen Class A Common Share Certificate (Incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form F-1 filed with the Commission on May 6, 1998 (Registration No. 333-8712))

4.2	Debt Securities Indenture (Incorporated by reference to Exhibit 2.4 to the Company’s Annual Report on Form 20-F filed with the Commission on May 27, 2008)
4.3	Form of Convertible Senior Notes
4.4	Registration Rights Agreement
5.1	Opinion of Seward & Kissel LLP, United States and Liberian counsel to Excel Maritime Carriers, Ltd.
23.1	Consent of Seward & Kissel LLP (included in Exhibit 5.1)
23.2	Consent of independent registered public accounting firm (Ernst & Young (Hellas) Certified Auditors Accountants S.A.)
23.3	Consent of independent registered public accounting firm (Deloitte. Hadjipavlou, Sofianos & Cambanis S.A.)
24	Power of Attorney (contained in signature page)
25.1	T-1 Statement of Eligibility (senior indenture)
__________________
*	To be filed either as an amendment or as an exhibit to a report filed pursuant to the Exchange Act of the Registrant and incorporated by reference into this Registration Statement.

Item 10.  Undertakings.

The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, unless the information required to be included is to contained in reports filed with or furnished to the Commission that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) under the Securities Act that is part of this Registration Statement,

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement.

(6)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this Registration Statement for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(7)
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(8)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(10)
The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules an regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Athens, country of Greece on June 10, 2008.

EXCEL MARITIME CARRIERS LTD.

By:	/s/ Stamatis Molaris
Name:	Stamatis Molaris
Title:	Chief Executive Officer[ and President]

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Gary J. Wolfe, Robert E. Lustrin and Anthony Tu-Sekine his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on June 10,  2008 in the capacities indicated.

Signature	Title
/s/ Gabriel Panayotides Gabriel Panayotides	Chairman of the Board of Directors
/s/ Stamatis Molaris Stamatis Molaris	President, Chief Executive Officer and Director
/s/ Frithjof Platou Frithjof Platou	Director
/s/ Evangelos Macris Evangelos Macris	Director
/s/ Apostolos Kontoyannis Apostolos Kontoyannis	Director
/s/ Paul J. Cornell Paul J. Cornell	Director
/s/ Corbin J. Robertson, III Corbin J. Robertson, III	Director
/s/ Hans J. Mende Hans J. Mende	Director
/s/ Elefteris Papatrifon Elefteris Papatrifon	Chief Financial Officer
/s/ Christina Zitouni Christina Zitouni	Chief Accounting Officer

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, as amended, the undersigned, the duly undersigned representative in the United States of Excel Maritime Carriers Ltd., has signed this registration statement in Delaware, on June 10, 2008.

PUGLISI & ASSOCIATES

By: /s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title:

Exhibits Filed Herewith	DESCRIPTION

4.3	Form of Convertible Senior Notes
4.4	Registration Rights Agreement
5.1	Opinion of Seward & Kissel LLP, United States and Liberian counsel to Excel Maritime Carriers Ltd.
23.1	Consent of Seward & Kissel LLP (included in Exhibit 5.1)
23.2	Consent of independent registered public accounting firm (Ernst & Young (Hellas) Certified Auditors Accountants S.A.)
23.3	Consent of independent registered public accounting firm (Deloitte. Hadjipavlou, Sofianos & Cambanis S.A.)
24	Power of Attorney (contained on signature pages)
25.1	Form T-1 statement of eligibility (senior indenture)

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